UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Dominion Energy, Inc.

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2021 PROXY STATEMENT

CV
A02

Dominion Energy®

Actions Speak Louder

Notice of 2021 Annual

Meeting of Shareholders

Items of Business

•	Election of the 12 director nominees named in this Proxy Statement;

•	Advisory vote on approval of executive compensation (Say on Pay);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2021; and

•	Three shareholder proposals, if properly presented.

Shareholders will also consider any other business properly presented at the meeting.

Voting

Each share of Dominion Energy, Inc. (Dominion Energy) common stock is entitled to one vote on each matter properly brought before the meeting. Please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

Attending the Virtual Annual Meeting

The 2021 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, vote and submit questions during the meeting, visit www.virtualshareholdermeeting.com/D2021 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials (Notice), proxy card or voting instruction form. The meeting webcast will begin promptly at 9:30 a.m., Eastern Time, and online access to the webcast will open approximately 15 minutes prior to the start of the meeting. To submit questions in advance of the 2021 Annual Meeting, visit www.proxyvote.com/dominion and enter the 16-digit control number.

This Notice and accompanying proxy materials are being made available to shareholders electronically on or around March 24, 2021, or mailed on or around the same date to those shareholders who have previously requested printed materials.

By Order of the Board of Directors,

Carter M. Reid Executive Vice President, Chief of Staff and Corporate Secretary March 24, 2021

Date and Time Wednesday, May 5, 2021, 9:30 a.m., Eastern Time Location Exclusively online via webcast at www.virtualshareholdermeeting.com/D2021 Record Date March 5, 2021
How to Vote

By Internet

www.proxyvote.com/dominion

By Telephone

Call toll-free, 1-800-690-6903, if you are a registered shareholder or an employee savings plan participant. If you are a beneficial owner, call the number provided by the bank or broker holding your shares.

By Mail

You can vote by mail by marking,
dating and signing your proxy card or
voting instruction form and returning it
in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the
2021 Annual Meeting of Shareholders to be held on May 5, 2021:

Dominion Energy’s Notice of Annual Meeting, 2021 Proxy Statement, 2020 Summary Annual Report and
2020 Annual Report on Form 10-K are available on our website at investors.dominionenergy.com/proxy.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act. All statements other than statements of historical or current facts, including statements regarding our environmental and other sustainability plans and goals, goals regarding our diverse hiring, statements regarding ongoing and future projects and the expected availability and benefits of such projects, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. Our statements about the future are subject to various risks and uncertainties. For factors that could cause actual results to differ from expected results, see the risk and uncertainties described throughout our 2020 Annual Report on Form 10-K and particularly in Item 1A. Risk Factors and Forward-Looking Statements in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements speak only as of the date of this Proxy Statement. Dominion Energy, Inc. assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained herein.

Proxy Statement Summary

This summary highlights information contained elsewhere in this 2021 Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire 2021 Proxy Statement carefully before voting. Questions and Answers About the 2021 Annual Meeting and Voting can be found beginning on page 85.

Our Five Core Values

Safety	Ethics	Excellence

Safety is our highest priority – in the workplace and in the community. The work we do can be dangerous. So our first and fundamental goal is to send every employee home safe and sound, every day. That is the only acceptable standard of performance.	Integrity, individual responsibility and accountability go hand-in-hand with bottom-line results. We cannot and will not take shortcuts to achieve our goals and fulfill our obligations to stakeholders. Ethical behavior matters, and our reputation depends on it.	We set high performance
standards and are committed
to continuous improvement in
all areas of our business. The
odds of long-term success
improve when we go beyond
“good” and strive for “great.”
Our aim is not to be the biggest
energy company, just the best.

Embrace Change	One Dominion Energy

Transformation and growth are the keys to long-term prosperity. A culture of receptivity to change and ardor for innovation propels our company forward, ensuring that our stakeholders will continue to flourish and that our best days still lie ahead.	It’s about teamwork. It is a unifying outlook that transcends organizational boundaries and focuses on our shared mission and purpose. We know that strong, sustainable performance depends on how well we support one another in executing our business plan.

ABOUT

DOMINION

ENERGY

Actions speak louderSM. By embracing change and leaning into innovation, we are transforming the way we do business to build a more sustainable future for the planet and for our shareholders, employees, customers and the communities we serve.

More than 7 million customers in 16 states energize their homes and businesses with electricity or natural gas from Dominion Energy, headquartered in Richmond, Virginia. The company is committed to sustainable, safe, clean, reliable and affordable energy and to achieving net zero carbon and methane emissions from our electric generation and natural gas infrastructure operations by 2050.

Items of Business
Item 1	Item 2	Item 3	Items 4-6
Election of Directors	Advisory Vote on Approval of Executive Compensation (Say on Pay)	Ratification of Appointment of Independent Auditor	Three shareholder proposals, if properly presented
Board Vote Recommendation: FOR each director nominee Page Reference: 8	Board Vote Recommendation: FOR Page Reference: 70	Board Vote Recommendation: FOR Page Reference: 78	Board Vote Recommendation: AGAINST Page Reference: 79

2021 PROXY STATEMENT DOMINION ENERGY 1

PROXY STATEMENT SUMMARY

2020 Leadership Transitions	2020 Business Highlights

As described in this Proxy Statement, we have an ongoing, robust and effective board and senior executive succession planning process. The Dominion Energy, Inc. Board of Directors (the Board) is keenly aware of the importance of smooth leadership transitions for our shareholders, customers, employees, and other stakeholders. This multi-year succession planning process resulted in the following successful leadership transitions in 2020:

•	Thomas F. Farrell, II was elected Executive Chairman, effective October 1, 2020.

•	Robert M. Blue succeeded Mr. Farrell as President and Chief Executive Officer (CEO), effective October 1, 2020.

•	Robert H. Spilman, Jr. was elected as independent Lead Director, effective November 5, 2020, succeeding Mr. John W. Harris, who retired from the Board effective that same date.

Safety ranks first among Dominion Energy’s five core values. Our foremost workplace goal is to make sure every employee returns home each day healthy and unharmed. In 2020, we set a new record-low corporate Occupational Safety and Health Administration (OSHA) recordable incident rate of 0.41, which is significantly safer than the 2019 industry average of 2.05.

From the earliest days of the coronavirus pandemic, we took swift and comprehensive action to protect the health and safety of our customers, our communities, and our employees, while continuing to focus on our core mission of delivering safe, clean, reliable, and affordable energy around the clock. We voluntarily suspended service disconnections and late fees, and took other steps to ease economic distress among our customers, including donating more than $4 million to relief efforts. We also enacted extensive measures to protect our employees’ health and enhanced employee benefits.

We committed $5 million to support community reconciliation and rebuilding across the company’s 16-state footprint by supporting non-profit organizations that advocate for social justice and equality and providing grants to help minority-owned and small businesses recover from recent disruptions to their business. We also announced support for 11 historically black colleges and universities (HBCUs) in Virginia, Ohio, North Carolina and South Carolina through an initiative aimed at promoting higher education equity. This six-year HBCU PromiseSM program will provide $25 million in funding to select institutions. Additionally, a $10 million scholarship fund will support underrepresented minority students across the company’s service territory.

*

Reflects Scope I carbon and methane emissions measured in millions of metric tons, through 2019; the baseline for electric generation is 2005; the baseline for gas operations is 2010. The baselines have been adjusted to include recent acquisitions, and actual and projected emissions reductions are inclusive of reductions related to asset divestitures.

Lowest-ever COMPANYWIDE OSHA recordable incident rate	Net Zero CARBON AND METHANE EMISSIONS by 2050
$25M HBCU PromiseSM	55%* REDUCTION in enterprise-wide CO2e emissions

2 DOMINION ENERGY 2021 PROXY STATEMENT

PROXY STATEMENT SUMMARY

In 2020, we announced our commitment to achieve net zero carbon and methane emissions from our electric generation and natural gas infrastructure operations by 2050. We are well on our way – having already reduced enterprise-wide carbon-equivalent (CO2e) emissions by approximately 55%*. Through 2019, we have cut carbon emissions from our electric generation facilities by 57%* since 2005 and methane emissions from our gas operations by nearly 25% since 2010. By 2035, we expect to decrease emissions associated with our electric generation operations by an additional 35-45% and emissions associated with our gas operations by between 60% and 70%. This would result in enterprise-wide CO2e emissions reductions of 70-80% by 2035.

In late 2020, we energized our two turbine, 12-megawatt Coastal Virginia Offshore Wind pilot project. We will apply the valuable permitting, design, installation and operations experience from the pilot project to our planned 2.6 gigawatt Coastal Virginia Offshore Wind commercial project, which is the largest announced offshore wind project in the Western Hemisphere. Upon completion, this project is expected to provide enough renewable electricity to power up to 650,000 homes and businesses.

Since we began investing in and developing solar in 2013, we have grown our solar portfolio to the third-largest among utility holding companies in the United States – and we plan to develop more capacity. In Virginia alone, we plan to add or contract (under long-term purchase agreements) for over 16 gigawatts of solar by the end of 2035.

In 2020, our first renewable natural gas project entered service in Milford, Utah. This project captures methane from farms and converts it into pipeline-ready gas that can serve about 3,500 homes. We plan to spend up to $2 billion over the next 15 years — including $600 million over the next five — to expand our renewable natural gas program, which captures methane from swine and dairy farms.

We continue to evolve our strategic focus to reflect the value of our industry-leading clean energy profile. In July 2020, we announced the sale of substantially all of our gas transmission and storage assets to Berkshire Hathaway Energy (BHE) in a transaction valued at approximately $10 billion, strategically repositioning the company toward “pure-play” state-regulated, sustainability-focused utility operations. At the same time, in the face of continued legal and regulatory uncertainty, we and our partner, Duke Energy, cancelled development of the Atlantic Coast Pipeline.

We paid dividends of $3.45 per share to our shareholders in 2020, marking 371 consecutive quarters of dividend payments. We have targeted a long-term dividend growth rate of 6% annually after 2021 through 2025, subject to quarterly determination and declaration by the Board.

*

Reflects Scope I carbon and methane emissions measured in millions of metric tons, through 2019; the baseline for electric generation is 2005; the baseline for gas operations is 2010. The baselines have been adjusted to include recent acquisitions, and actual and projected emissions reductions are inclusive of reductions related to asset divestitures.

$2B RENEWABLE NATURAL GAS PROGRAM expansion over the next 15 years	3rd Largest SOLAR PORTFOLIO in operation or development among U.S. utility holding companies
Largest OFFSHORE WIND FARM under development in the United States	371 CONSECUTIVE QUARTERS of dividends paid

2021 PROXY STATEMENT DOMINION ENERGY 3

PROXY STATEMENT SUMMARY

ITEM 1	Election of Directors

You are being asked to vote on the election of the following 12 director nominees. Additional information about each director’s background, business experience and other matters, as well as a description of how each individual’s experience qualifies him or her to serve as a director of the company is provided under the heading Item 1 – Election of Directors beginning on page 8.

CGN = Compensation, Governance and Nominating Committee FROC = Finance and Risk Oversight Committee SCR = Sustainability and Corporate Responsibility Committee * Not Independent

JAMES A. BENNETT Age: 60 Director Since: 2019 Principal Occupation: South Carolina Mid-South Area Executive of First-Citizens Bank & Trust Company Committees: SCR; FROC	ROBERT M. BLUE* Age: 53 Director Since: 2020 Principal Occupation: President and CEO of Dominion Energy	HELEN E. DRAGAS Age: 59 Director Since: 2010 Principal Occupation: President and CEO of The Dragas Companies Committees: CGN; SCR (Chair)	JAMES O. ELLIS, JR. Age: 73 Director Since: 2013 Principal Occupation: Retired President and CEO of the Institute of Nuclear Power Operations Committees: Audit; FROC

D. MAYBANK HAGOOD Age: 59 Director Since: 2019 Principal Occupation: Chairman and CEO of Southern Diversified Distributors, Inc. Committees: Audit; SCR	RONALD W. JIBSON Age: 67 Director Since: 2016 Principal Occupation: Retired Chairman, President and CEO of Questar Corporation Committees: FROC; SCR	MARK J. KINGTON Age: 61 Director Since: 2005 Principal Occupation: Managing Director of Kington Management, LP Committees: CGN; FROC (Chair)	JOSEPH M. RIGBY Age: 64 Director Since: 2017 Principal Occupation: Retired Chairman, President and CEO of Pepco Holdings, Inc. Committees: Audit; SCR

PAMELA J. ROYAL, M.D. Age: 58 Director Since: 2013 Principal Occupation: President of Royal Dermatology and Aesthetic Skin Care, Inc. Committees: Audit; SCR

ROBERT H. SPILMAN, JR.

Independent
Lead Director

Age: 64

Director Since: 2009

Principal Occupation:

Chairman, President and CEO of Bassett Furniture Industries, Incorporated

Committees:

Audit (Chair); CGN

	SUSAN N. STORY Age: 61 Director Since: 2017 Principal Occupation: Retired President and CEO of American Water Works Company, Inc. Committees: Audit; FROC	MICHAEL E. SZYMANCZYK Age: 72 Director Since: 2012 Principal Occupation: Retired Chairman and CEO of Altria Group, Inc. Committees: CGN (Chair); FROC

4 DOMINION ENERGY 2021 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Our directors have a diversity of experience and a variety of skills, education, qualifications and viewpoints that are vital to the Board’s effectiveness and strengthen the Board’s ability to carry out its oversight role of the company.

The table below provides an overview of the collective experience, qualifications and attributes of the Board. See Item 1 — Election of Directors beginning on page 8 for additional information.

2021 PROXY STATEMENT DOMINION ENERGY 5

PROXY STATEMENT SUMMARY

ITEM 2	Advisory Vote on Approval of Executive Compensation (Say on Pay)

You are being asked to vote on an advisory basis on the compensation paid to the company’s named executive officers (NEOs) as described in this Proxy Statement, including the Compensation Discussion and Analysis (CD&A), compensation tables and narrative discussion beginning on page 32.

Our executive compensation program is designed to:

•  Link pay to performance

•  Attract, develop and retain an experienced and highly qualified executive officer team

•  Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company

•  Align the interests of executive officers with those of our shareholders, customers, communities and other stakeholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return (TSR), enhance customer service and foster community well-being

•  Promote internal pay equity

•  Reinforce our five core values of safety, ethics, excellence, embrace change and teamwork

We meet these objectives through the appropriate mix of compensation, including base salary, short-term incentives and long-term incentives.

The charts below illustrate the components of the annualized target total direct compensation opportunities provided to Mr. Blue after he became CEO and target direct compensation opportunities of the other NEOs (excluding Mr. Farrell).

APPROXIMATELY 87% OF OUR CEO’S PAY IS INCENTIVE AND/OR STOCK-BASED (BOTH SHORT-TERM AND LONG-TERM), WHICH CREATES STRONG ALIGNMENT WITH OUR SHAREHOLDERS AND REINFORCES OUR PAY FOR PERFORMANCE CULTURE.

6 DOMINION ENERGY 2021 PROXY STATEMENT

PROXY STATEMENT SUMMARY

ITEM 3	Ratification of Appointment of Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte & Touche LLP (Deloitte) as the company’s independent external auditor for the fiscal year 2021. The members of the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the company’s independent external auditor is in the best interests of Dominion Energy and its shareholders.

The Board has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment of Deloitte. If the shareholders do not ratify the selection of Deloitte, the selection of the independent external auditor will be reconsidered by the Audit Committee. Additional detail about the Audit Committee’s appointment of Deloitte as the company’s independent external auditor for the fiscal year 2021, as well as the fees paid to Deloitte in 2019 and 2020, can be found beginning on page 77.

ITEMS 4 – 6	Shareholder Proposals

Dominion Energy has been notified that shareholders or their representatives intend to present certain proposals for consideration at the 2021 Annual Meeting. Details of each proposal, as well as the company’s opposing statement to each, can be found beginning on page 79. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of the proponents of each proposal will be furnished to any shareholder upon oral or written request. We recommend a vote against each of the proposals for the reasons set forth in the opposing statements.

	Voting Matter	Board Vote Recommendation	Page Reference
Item 4 –	Shareholder Proposal Regarding a Report on Lobbying	AGAINST	79
Item 5 –	Shareholder Proposal Regarding a Policy to Require an Independent Chair	AGAINST	81
Item 6 –	Shareholder Proposal Regarding Proxy Access Shareholder Aggregation	AGAINST	83

2021 PROXY STATEMENT DOMINION ENERGY 7

Item 1 – Election of Directors

Our Board of Directors has nominated 12 directors for election at the 2021 Annual Meeting to hold office until the next annual meeting or until their respective successors have been duly elected or appointed and qualified. All nominees are currently directors, and all but Mr. Blue were elected by shareholders at the 2020 Annual Meeting. Mr. Blue, our President and CEO, was elected by the Board to serve as a director in November 2020. Each nominee has agreed to be named in this Proxy Statement and to serve as director for another term, if elected. For additional information regarding the voting requirements to elect directors, see What are the voting requirements to elect the directors and to approve each of the proposals in the Proxy Statement? on page 86.

Our Board selected the 12 nominees based on their diverse mix of skills, experiences and perspectives. They provide quality advice and counsel to Dominion Energy’s management and effectively oversee the business and long-term interests of shareholders. These nominees bring to the Board a wide array of business and professional skills, as well as industry expertise. They are collegial, thoughtful, responsible and intelligent leaders who are also diverse in terms of age, gender, ethnicity, professional experience and geographic location. Many of the nominees serve or have served on other public company boards, enabling our Board to stay apprised of best practices implemented at other companies and promoting informed and effective governance. Since 2016, the Board has added six new directors, bringing fresh insights and perspectives, additional industry experience, and additional ethnic and gender diversity to the Board.

8 DOMINION ENERGY 2021 PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

The table below is a summary of the range of qualifications, attributes and experiences that each director nominee brings to our Board. Because it is a summary, it is not intended to be a complete description of all the qualifications, attributes and experience of each director.

Gender	M	M	F	M	M	M	M	M	F	M	F	M

Age	60	53	59	73	59	67	61	64	58	64	61	72

Tenure	2	1	11	8	2	5	16	4	8	12	4	9

Leadership experience is valuable in overseeing management’s performance. Directors with leadership experience also tend to demonstrate a practical understanding of organizations, strategy, risk management and corporate governance.

	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Industry experience is important given the complexity of the utility industry and nuclear power operations. Directors with industry experience also assist the Board with effective oversight of the company’s business and long-term strategy.

	∎	∎		∎	∎	∎		∎			∎

Financial or Accounting experience is important in understanding and overseeing the financial reporting and internal controls of the company.	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Corporate Governance experience supports our goals of transparency, accountability and Board effectiveness.	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Risk Oversight and Management experience is relevant in overseeing the challenges and potential disruptors facing the company. Risk management experience can be acquired in many ways, including through formal risk management training as well as through years of first-hand experience gained from service in a variety of leadership roles.

	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Government, Public Policy or Legal experience is valuable as the company’s operations are subject to regulation by multiple state and federal regulatory authorities. Directors with experience in law, government and public policy can provide insight and understanding of effective strategies in these areas.

	∎	∎	∎	∎		∎	∎	∎			∎	∎

Human Capital/Talent Management experience is important in order to attract, develop, motivate and retain high-quality personnel.	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

Innovation and Technology experience is valuable in developing the best tools to advance operations, addressing physical and cybersecurity concerns, and identifying new business opportunities.		∎		∎		∎	∎		∎		∎	∎

Environmental experience is important in understanding and assessing complex regulatory requirements and the company’s environmental compliance obligations.		∎	∎	∎		∎		∎		∎	∎	∎

Customer Satisfaction and/or Service experience is valuable as the company seeks to provide customers reliable service at reasonable rates.	∎	∎	∎		∎	∎		∎	∎	∎	∎	∎

Information about each director nominee is presented on the following pages, including specific key experience and qualifications that led the Compensation, Governance and Nominating (CGN) Committee and our Board to nominate him or her to serve as a director.

2021 PROXY STATEMENT DOMINION ENERGY 9

ITEM 1 — ELECTION OF DIRECTORS

JAMES A. BENNETT

Director Since: 2019 Age: 60 Committee Membership: • Finance and Risk Oversight • Sustainability and Corporate Responsibility

Mr. Bennett has been South Carolina Mid-South Area Executive for First-Citizens Bank & Trust Company (First Citizens) in Columbia, South Carolina since January 2015. Prior to that, he served as Executive Vice President, Director of Public Affairs and Chief Diversity Officer. Before joining First Citizens, Mr. Bennett became the youngest bank president in South Carolina when he was named President of Victory Savings Bank in 1989.

Experience, Qualifications and Attributes

With his extensive background in the banking industry, including operating responsibilities and management experience, Mr. Bennett provides financial and risk management expertise from a regulated industry perspective. He is also familiar with human resources and customer service concerns associated with the financial services sector. From his tenure on the Board of Directors of SCANA Corporation (SCANA), Mr. Bennett also brings industry, corporate governance and public company board experience.

Other Public Company Directorships

Previous (During Past Five Years): SCANA Corporation (1997-2018)

ROBERT M. BLUE

Director Since: 2020 Age: 53

Mr. Blue has served as President and Chief Executive Officer of Dominion Energy since October 2020, having previously served as Executive Vice President and Co-Chief Operating Officer from December 2019 to September 2020. He also previously served as Executive Vice President and President & Chief Executive Officer – Power Delivery Group from May 2017 to November 2019, and in various Senior Vice President roles since 2008. Prior to joining Dominion Energy in 2005, Mr. Blue served as Counselor and Director of Policy for the Governor of Virginia. He is a member of the University of Virginia Board of Visitors and the board of Communities in Schools of Virginia.

Experience, Qualifications and Attributes

As President and CEO and, as a result of more than 16 years of experience at Dominion Energy, Mr. Blue has in-depth knowledge of the company’s business and operations. He has demonstrated the leadership skills needed to oversee the company’s strategic focus on its state-regulated, sustainability-focused utilities, as evidenced by the Co-Chief Operating Officer and other senior executive roles he has held at Dominion Energy, including his current service as CEO and his prior service as President of Virginia Electric and Power Company. Mr. Blue’s experience in these roles also provided him with an intimate understanding of the environmental, regulatory and public policy issues central to our core utility businesses.

10 DOMINION ENERGY 2021 PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

HELEN E. DRAGAS

Director Since: 2010 Age: 59 Committee Membership: • Compensation, Governance and Nominating • Sustainability and Corporate Responsibility (Chair)

Ms. Dragas has been President and Chief Executive Officer of The Dragas Companies, a diversified real estate concern, since 1996. She is the former rector of the University of Virginia Board of Visitors. Ms. Dragas previously served on the State Council for Higher Education in Virginia, the Commonwealth Transportation Board and the Governor’s Economic Development and Jobs Creation Commission. Ms. Dragas has served on the University of Virginia Board of Visitors’ audit committee and has chaired its finance committee.

Experience, Qualifications and Attributes

Ms. Dragas’s experience as the leader of a successful Virginia-based development planning and construction firm enables her to provide critical insight on Board discussions as Dominion Energy continues to make significant investments in infrastructure within its service territory. From her tenure as rector of a nationally recognized university and as a community and public service leader, she provides valuable perspective on consumer engagement, governmental, public policy, diversity and social responsibility matters, all of which are important issues to our stakeholders. Ms. Dragas also brings finance, strategic planning, environmental, risk management, and analytical skills from her experience as a chief executive officer.

ADMIRAL JAMES O. ELLIS, JR.

Director Since: 2013 Age: 73 Committee Membership: • Audit • Finance and Risk Oversight

Admiral Ellis has served as an Annenberg Distinguished Fellow at the Hoover Institution at Stanford University, Stanford, California since 2014. He served as President and Chief Executive Officer of the Institute of Nuclear Power Operations (INPO) from May 2005 to May 2012. Prior to retiring from active duty in July 2004 as a U.S. Navy Admiral, he served as Commander, U.S. Strategic Command, Offutt Air Force Base, Omaha, Nebraska.

Experience, Qualifications and Attributes

Having served as Chief Executive Officer of INPO, a non-profit corporation established to promote the highest levels of safety and reliability in the operation of commercial nuclear power plants, Admiral Ellis is a recognized expert in the nuclear energy industry with experience in risk management, strategic planning, public policy, regulatory and environmental matters. He has expertise in managing and leading large and complex technology-based organizations focused on safety and cybersecurity, including 39 years of service with the U.S. Navy. Admiral Ellis also brings corporate governance experience through his service as a public company director.

Other Public Company Directorships

Current: Lockheed Martin Corporation

Previous (During Past Five Years): Level 3 Communications, Inc. (2005-2017)

2021 PROXY STATEMENT DOMINION ENERGY 11

ITEM 1 — ELECTION OF DIRECTORS

D. MAYBANK HAGOOD

Director Since: 2019 Age: 59 Committee Membership: • Audit • Sustainability and Corporate Responsibility

Mr. Hagood has served as Chief Executive Officer of Southern Diversified Distributors, Inc. (SDD) since 2003 and as Chairman since 2012. SDD is the parent company of William M. Bird and Company, Inc., TranSouth Logistics, LLC, and Twenty and Oak Flooring, LLC, providers of floor covering distribution and supplies, warehousing, logistics, and transportation throughout the Southeast.

Experience, Qualifications and Attributes

Mr. Hagood brings leadership, management, human resources, risk management, financial operations, and strategic planning skills as the Chief Executive Officer of SDD. He also has expertise in customer service operations, supply chain management and marketing as well as addressing changing consumer preferences, all of which are necessary in serving as a distributor of floor coverings and linking manufacturers with customers. Mr. Hagood also brings industry, corporate governance and public company board experience through his tenure as a member of the Board of Directors of SCANA prior to its acquisition by Dominion Energy.

Other Public Company Directorships

Previous (During Past Five Years): SCANA Corporation (1999-2018)

RONALD W. JIBSON

Director Since: 2016 Age: 67 Committee Membership: • Finance and Risk Oversight • Sustainability and Corporate Responsibility

Mr. Jibson served as Chairman, President and Chief Executive Officer of Questar Corporation (Questar) from July 2012 to September 2016, prior to Questar’s merger with Dominion Energy. He served as President and Chief Executive Officer of Questar from June 2010 through July 2012.

Experience, Qualifications and Attributes

Mr. Jibson has in-depth knowledge of the U.S. natural gas industry, including responsibility for and extensive experience with gas transmission and distribution operations, operational safety, cybersecurity, regulatory affairs, and marketing, developed during 35 years of service at Questar. He provides management, leadership and analytical skills from his experience as a chief executive officer of a public company as well as an understanding of finance and accounting matters associated with a regulated utility. He is a known leader in the natural gas industry as demonstrated through his service as a past chairman of the American Gas Association.

Other Public Company Directorships

Current: IDACORP, Inc.

Previous (During Past Five Years): National Fuel Company (2014-2016), Questar Corporation (2012-2016)

12 DOMINION ENERGY 2021 PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

MARK J. KINGTON

Director Since: 2005 Age: 61 Committee Membership: • Compensation, Governance and Nominating • Finance and Risk Oversight (Chair)

Mr. Kington has been managing director of Kington Management, LP, a private investment firm, and its predecessor since 2012. He was managing director of X-10 Capital Management, LLC from 2004 through 2012. Mr. Kington is and has been the principal officer and investor in several communications firms and was a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. He also serves on the boards of the Darden School Foundation, The Nature Conservancy in Virginia, and the Center for Natural Capital.

Experience, Qualifications and Attributes

Mr. Kington has extensive experience in information technology, investment management and corporate finance, including derivatives and capital markets, that is valuable as the Chair of the Finance and Risk Oversight Committee. He also has regulatory and governmental expertise acquired during his tenure in the highly regulated telecommunications industry. Through his service as a managing director, Mr. Kington brings leadership and risk management experience.

JOSEPH M. RIGBY

Director Since: 2017 Age: 64 Committee Membership: • Audit • Sustainability and Corporate Responsibility

Mr. Rigby served as Chairman, President and Chief Executive Officer of Pepco Holdings, Inc. (Pepco), an energy delivery company serving the mid-Atlantic region, from May 2009 to March 2016. Prior to that, Mr. Rigby held other executive officer positions with Pepco and its subsidiaries, including chief operating officer and chief financial officer. He currently serves as non-executive Chairman of South Jersey Industries, Inc., a publicly traded energy delivery company headquartered in Folsom, New Jersey. Mr. Rigby has an accounting degree from Rutgers University and an MBA from Monmouth University, and is also a Certified Public Accountant.

Experience, Qualifications and Attributes

Mr. Rigby has extensive utility expertise, with in-depth knowledge of electric transmission and distribution operations, acquired through more than 37 years of service with Pepco and its subsidiaries. He brings leadership, management, regulatory, finance, human resources and mergers and acquisition experience, among other business disciplines, as the retired Chief Executive Officer of Pepco. Mr. Rigby also provides financial and accounting expertise from his service as the Chief Financial Officer of Pepco and public accounting background.

Other Public Company Directorships

Current: South Jersey Industries, Inc.

Previous (During Past Five Years): Dominion Energy Midstream GP, LLC (2014-2017), Pepco Holdings, Inc. (2009-2016)

2021 PROXY STATEMENT DOMINION ENERGY 13

ITEM 1 — ELECTION OF DIRECTORS

PAMELA J. ROYAL, M.D.

Director Since: 2013 Age: 58 Committee Membership: • Audit • Sustainability and Corporate Responsibility

Dr. Royal has been the owner and President of Royal Dermatology and Aesthetic Skin Care, Inc. since 1990. She is also a practicing physician. Dr. Royal currently serves on the boards of The Community Foundation (immediate past chair), The Valentine Museum (former chair), and the Virginia Museum of Fine Arts and is a member of the Executive Committee of Venture Richmond and the Local Advisory Board of BB&T. She previously served on numerous other boards, including Bon Secours Richmond Health System, St. Christopher’s School, the United Way of Greater Richmond and Petersburg (former chair), CenterStage Foundation (former vice chair), The Greater Richmond Chamber of Commerce, J. Sargeant Reynolds Community College Foundation, and the Virginia Early Childhood Foundation.

Experience, Qualifications and Attributes

As a recognized leader in the Richmond business and civic community and from her experience as president of her own medical practice, Dr. Royal provides leadership, management and analytical skills to the Board. She also brings broad experience with regulatory matters, including privacy and data security issues, and insurance expertise, developed through her experience running a business in a highly regulated industry. From her familiarity with the local economies and communities served by us, and as a local business owner, Dr. Royal understands the criticality of meeting customer and stakeholder expectations and the value of maintaining and building our brand and reputation.

ROBERT H. SPILMAN, JR.

INDEPENDENT LEAD DIRECTOR Director Since: 2009 Age: 64 Committee Membership: • Audit (Chair) • Compensation, Governance and Nominating

Mr. Spilman has been President and Chief Executive Officer of Bassett Furniture Industries, Incorporated (Bassett), a furniture manufacturer and distributor, since 2000. He has also served as Chairman of the Board of Bassett since 2016. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and previously was Chairman of the Board of Directors of New College Institute.

Experience, Qualifications and Attributes

Mr. Spilman has knowledge of and expertise in brand management, product development and competitive consumer markets as chief executive officer of a national retailer, manufacturer and marketer of branded home furnishings. He is familiar with human resources and information technology concerns associated with retail operations. Mr. Spilman provides leadership, investor relations and management skills from experience as a current chief executive officer and director of a public company. He also brings public company board and governance experience as a former lead director of Harris Teeter Supermarkets, Inc.

Other Public Company Directorships

Current: Bassett Furniture Industries, Incorporated

14 DOMINION ENERGY 2021 PROXY STATEMENT

ITEM 1 — ELECTION OF DIRECTORS

SUSAN N. STORY

Director Since: 2017 Age: 61 Committee Membership: • Audit • Finance and Risk Oversight

Ms. Story served as President and Chief Executive Officer of American Water Works Company, Inc. (American Water) from 2014 to April 2020, after joining American Water as Senior Vice President and Chief Financial Officer in 2013. Prior to American Water, Ms. Story served as Executive Vice President of Southern Company (Southern), and in other executive positions with subsidiaries of Southern, including President and Chief Executive Officer of Southern Company Services from January 2011 to April 2013 and President of Gulf Power Company from April 2003 to December 2010. Ms. Story serves or has served on a number of boards, including the Bipartisan Policy Center, the New York Stock Exchange Board Advisory Council, the Council of CEOs, the Moffitt Cancer Center Board Advisory Board, the Alliance to Save Energy, and the Electric Power Research Institute Advisory Council.

Experience, Qualifications and Attributes

Ms. Story brings leadership, operations, strategic planning, environmental, governance and financial and risk management experience from her prior service as the chief executive officer and the chief financial officer of a publicly traded, regulated utility. She developed extensive industry experience during her career at Southern, including her tenure as chief executive officer of Gulf Power Company, where she addressed many issues also faced by Dominion Energy, including technological advances, nuclear operations, cybersecurity threats, changing workforce demographics and healthcare costs. As lead director of Raymond James Financial, Inc., and as a board member of Newmont Corporation, Ms. Story is extremely familiar with public company corporate governance requirements, including transparency, accountability and board effectiveness.

Other Public Company Directorships

Current: Raymond James Financial, Inc., Newmont Corporation

Previous (During Past Five Years): American Water Works Company, Inc. (2014-2020)

MICHAEL E. SZYMANCZYK

Director Since: 2012 Age: 72 Committee Membership: • Compensation, Governance and Nominating (Chair) • Finance and Risk Oversight

Mr. Szymanczyk served as Chairman and Chief Executive Officer of Altria Group, Inc. (Altria) from March 2008 to May 2012. He served as Chairman, President and Chief Executive Officer of Philip Morris USA Inc. from 2002 to 2008. Prior to that, he served in various sales and marketing roles at Proctor & Gamble, Inc. and Kraft, Inc.

Experience, Qualifications and Attributes

Mr. Szymanczyk has leadership, problem-solving, communications, management and analytic skills gained from his experience as the chief executive officer of a global Fortune 500 public company. He has expertise in complex strategic, operational, investor relations, capital markets, regulatory, litigation management, risk management, mergers and acquisitions and other matters that are critical in effective board oversight of a public company. Mr. Szymanczyk brings innovation and technology experience developed through his responsibility for research & development and marketing operations while Chief Operating Officer/CEO of Philip Morris USA Inc. and later as CEO of Altria.

Other Public Company Directorships

Current: Duke Realty Corporation

2021 PROXY STATEMENT DOMINION ENERGY 15

Corporate Governance

Director Nominations and Board Refreshment

The CGN Committee, which is composed entirely of independent directors, regularly considers the size and composition of our Board and continually assesses whether its composition is appropriate for the company’s current and future strategic needs, which change as our business environment evolves. The CGN Committee identifies any gaps that may need to be filled through the board refreshment and succession process by considering a variety of factors, including:

•	A matrix of existing and desired skills and experiences that would be beneficial to our Board and its committees;

•	The results of the Board’s self-assessment process and identified areas of expertise of current directors;

•	Changes in our business strategy and operating environment;

•	Tenure of current Board members, with the goal of striking a balance between the knowledge, continuity and other benefits that longer-tenured directors provide to the Board, with the new experience, insights and fresh perspectives that new directors contribute; and

•	Anticipated director retirements.

The CGN Committee is responsible for identifying possible director candidates, reviewing their qualifications, and recommending to the Board specific candidates for nomination. In identifying potential nominees, the CGN Committee considers candidates recommended by shareholders, current members of the Board or members of management, as well as any other well-qualified candidates that may come to the CGN Committee’s attention. The CGN Committee may also choose to utilize an independent, third-party search firm if needed. In accordance with its charter, when selecting nominees to recommend to the Board, the CGN Committee considers all candidates equally and in the same manner, including those recommended by shareholders. Any shareholder wishing to recommend a director candidate for consideration by the CGN Committee should send a written statement to the Corporate Secretary, identifying the candidate and providing relevant qualifications and biographical information.

6 NEW DIRECTORS added since 2016, bringing fresh perspectives to the Board

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CORPORATE GOVERNANCE

As required by the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its four committees. The CGN Committee recognizes that a Board with diverse skills, experiences and perspectives helps encourage critical thinking and innovative, strategic discussions, which in turn contributes to the continued success of the company. Representation of gender, racial, cultural, geographic and other diverse perspectives promotes the Board’s understanding of the needs and viewpoints of our investors, customers, employees, suppliers, communities and other stakeholders. The CGN Committee is therefore committed to actively seeking quality women and minority candidates for consideration. This year’s director nominees include four directors who are women and/or people of color, including 25% of committee chairs, reflecting a Board that is over 30% diverse.

In evaluating a director candidate, the CGN Committee considers, among other things:

•	The candidate’s business or other relevant experience;

•	Whether the candidate’s skills and competencies align with the company’s future strategic challenges and opportunities;

•	The candidate’s character, judgment, diversity of experience, business acumen and ability to act on behalf of shareholders;

•	The interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board; and

•	The candidate’s ability to contribute to the effectiveness of the Board.

Once a potential candidate has been identified, the CGN Committee reviews the background of the candidate for potential conflicts and to determine whether the candidate would be independent under the independence standards of Dominion Energy and the New York Stock Exchange (NYSE). The Board then typically meets with the candidates in small and large groups of directors and in informal and formal settings to allow for personal interaction and assessment. Both the CGN Committee and the Board meet in executive sessions to discuss the qualifications of the director candidate before the CGN Committee makes a final recommendation to the Board.

SHAREHOLDER-NOMINATED DIRECTOR CANDIDATES

Dominion Energy’s Bylaws allow a shareholder, or a group of up to 20 shareholders, owning collectively 3% or more of the company’s outstanding common stock continuously for at least the previous three years, to nominate and include in the company’s proxy materials director nominees constituting up to the greater of 20% of the Board or two nominees provided that such shareholder(s) and nominee(s) satisfy the requirements set forth in the Bylaws. For additional information, see Shareholder Director Nominations for Inclusion in the 2022 Proxy Statement on page 91.

2021 PROXY STATEMENT DOMINION ENERGY 17

CORPORATE GOVERNANCE

Board and Committee Evaluations

Our Board conducts an annual self-assessment aimed at enhancing its effectiveness and performance. As part of this assessment, our Lead Director conducts individual interviews with each of the independent directors designed to gather suggestions for improving Board effectiveness and to solicit input on a range of issues, including overall Board performance, the Board’s understanding of the company’s core businesses and strategy, Board and committee responsibilities, CEO and senior management succession planning, the flow of information from management, and Board meeting agenda topics. Each director also anonymously completes a written questionnaire covering these topics, giving them another opportunity to provide candid observations.

Each Board committee conducts an annual assessment of its effectiveness and performance. Similar to the Board, each committee member anonymously completes a written questionnaire soliciting feedback on topics such as committee size, member expertise, responsibilities, meeting materials provided by management, and performance. A compilation of the responses is reviewed and discussed by each committee in executive session, and each committee chair reviews the results of the respective committee with the CGN Committee.

During an executive session of the Board, responses from both the director and committee questionnaires and insights from the Lead Director interviews are discussed and potential areas to enhance the Board’s effectiveness are identified. While the formal evaluation process occurs annually, the dialogue continues throughout the year with updates in regular sessions with management and executive sessions of the Board regarding any identified focus item and any new topics that arise. Board policies and practices are updated as appropriate as a result of feedback provided during the annual evaluation process and throughout the year.

Director Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that the Board be composed of a majority of independent directors. To assist in assessing director independence, the Board has adopted independence standards that also meet the independence requirements of the NYSE listing standards. In applying our independence standards and applicable Securities and Exchange Commission (SEC) and NYSE criteria, the Board considers all relevant facts and circumstances.

Our independence analysis also identifies certain types of commercial and charitable relationships that are immaterial and, therefore, do not affect a director’s independence. As such, these categorical relationships are not considered by the Board when determining independence, though they are reported to the CGN Committee annually. The Board may determine that a director is independent even if that director has a relationship that does not fit within these categorical standards, provided that the relationship does not violate our independence standards or NYSE independence standards. If such a determination is made, the basis for the Board’s determination will be explained in the company’s next proxy statement. Our independence standards are included in the appendix to our Corporate Governance Guidelines, which can be found at www.dominionenergy.com/our-company/leadership-and-governance.

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CORPORATE GOVERNANCE

Based on the NYSE’s and Dominion Energy’s independence standards, and taking into account all relevant facts and circumstances, the Board determined that the following directors are independent: Messrs. Bennett, Ellis, Hagood, Jibson, Kington, Rigby, Spilman and Szymanczyk, Dr. Royal, and Mses. Dragas and Story. The Board determined that Mr. Blue is not independent because of his current service as our President and CEO.

In determining the independence of Mr. Jibson, the CGN Committee considered the employment of Mr. Jibson’s adult, financially independent son by Dominion Energy during 2020. Mr. Jibson’s son is employed as a manager of joint operations and regulatory affairs with a subsidiary of Dominion Energy and is not an executive officer of Dominion Energy or any of its subsidiaries. The CGN Committee recommended and the Board concurred that the employment of Mr. Jibson’s son does not affect Mr. Jibson’s independence.

Additional Independence Requirements for the Audit Committee and CGN Committee members. Our Audit Committee and CGN Committee charters contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion Energy except in their capacity as a director or committee member, or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that all members of the committee must meet the non-employee director requirements prescribed by SEC rules and, for purposes of administering any grandfathered performance-based awards under our executive compensation programs, the outside director requirements under Section 162(m) of the Internal Revenue Code (the Code).

Board and Committee Governance

OUR CORPORATE GOVERNANCE GUIDELINES

The Board is charged with the responsibility of overseeing the company’s management as well as the business and affairs of Dominion Energy on behalf of its shareholders. The Board and management also recognize that the interests of Dominion Energy are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities we serve. Dominion Energy’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders.

Our Corporate Governance Guidelines address, among other things:

•	The composition and responsibilities of the Board;

•	Director independence standards;

•	Details of our Bylaws concerning the election of directors by majority vote;

•	The duties and responsibilities of our Lead Director;
•	Share ownership requirements and compensation of non-employee directors;

•	Management succession and review; and

•	The recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct.

Our Corporate Governance Guidelines can be found at www.dominionenergy.com/our-company/leadership-and-governance.

2021 PROXY STATEMENT DOMINION ENERGY 19

CORPORATE GOVERNANCE

OUR BOARD LEADERSHIP STRUCTURE

Our Board regularly evaluates the company’s leadership structure and considers alternative approaches as appropriate. The Board believes the company and its shareholders are best served by the Board retaining the flexibility to determine the appropriate leadership structure based on its assessment of company needs and circumstances, including whether the same individual should be Chairman and CEO. Our Corporate Governance Guidelines provide that the Board will determine whether to combine or separate these roles, taking into consideration the needs of the company, succession planning, skills and experience of the individual or individuals filling these positions, and other relevant factors.

As part of the company’s recent CEO succession process, the Board determined that having Mr. Farrell serve in an Executive Chairman role for a transitional period provided the optimal leadership for Dominion Energy during this period. Mr. Farrell agreed to remain as Executive Chairman of the Board to support Mr. Blue as the new CEO. We recently announced that Mr. Farrell will retire as Executive Chairman and from the Board of Directors effective April 1, 2021. As part of a planned succession process, the Board determined that, upon Mr. Farrell’s retirement, the company and its shareholders are best served by combining the CEO and Chairman roles under Mr. Blue. The Board believes this leadership structure provides the most effective governance framework for the company at this juncture. Mr. Blue is particularly well suited to lead the Board and company during our transition to net zero emissions across our business with his background in government and public policy as well as his experience with and deep understanding of company operations, regulatory environment, strategy, and environmental, social and governance (ESG) issues. Given the company’s transition to being almost entirely state regulated, his senior level experience in state government and working with government at all levels is particularly valuable and relevant. Mr. Blue is best positioned to drive our net zero strategy and engage with employees, customers, shareholders and other key stakeholders on these issues. He can ensure full Board engagement, balanced by a primarily independent Board (with Mr. Blue as the only non-independent board member) with a robust Lead Director role to ensure engaged oversight.

While the Board determined that combining the roles of Chairman and CEO under Mr. Blue is appropriate at this time, as part of its annual governance review, it will continue to evaluate the company leadership structure considering evolving industry norms, best practices and the company’s specific needs and strategic objectives.

The Board believes there is no single best leadership structure that is the most effective in all circumstances and that a rigid leadership structure could impede the Board’s effectiveness and ability to act in the best interests of the company, its shareholders, and the customers and communities we serve. The diverse backgrounds and experiences of our directors provide the Board with broad perspectives from which to determine the leadership structure best suited for the company and the long-term interests of its stakeholders.

Independent Lead Director

Our Corporate Governance Guidelines require that, if the Chairman is not independent, the independent directors of the Board will designate one of their own to serve as the Lead Director. Following Mr. Harris’ retirement in November 2020, Mr. Spilman was elected to serve as the independent Lead Director. As discussed on page 27, subject to their election to the Board at the 2021 Annual Meeting, Mr. Spilman will be succeeded as chair of the Audit Committee by Mr. Ellis. This succession will allow Mr. Spilman to more fully devote his time and attention to his Lead Director responsibilities.

Our Board believes that an active, empowered Lead Director with well-defined duties is key to providing strong, independent leadership for the Board. Our Lead Director is elected annually by the Board upon the recommendation of the CGN Committee and is a critical aspect of our corporate governance framework.

Our Board is composed of experienced and committed directors, and as noted above all but one of the director nominees are independent. Our Board committees have experienced chairs and members, all of whom are independent. Under the leadership of the Lead Director, the Board is committed to strong independent Board leadership, with a number of practices in place to ensure appropriate board oversight. Many of these practices are outlined below and these factors, taken together, provide for objective Board governance, effective engagement with and oversight of management, and a voice that is independent from management and accountable to shareholders and other stakeholders. Our Lead Director, together with the other independent directors, exemplifies strong Board leadership, and effectively engages and oversees management.

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CORPORATE GOVERNANCE

The independent Lead Director’s responsibilities include:

Board Leadership

•  Presiding at the non-management executive session held at each Board meeting

•  Calling meetings of the independent directors, as needed

•  Conferring with the committee chairs and the Chairman on agenda planning to ensure coverage of key strategic issues

•  Acting as a key advisor to the CEO on a wide variety of company matters

•  Being authorized, in consultation with the Board, to retain independent advisors

•  Direct engagement with key members of the leadership team

Board Culture

•  Serving as liaison between the Chairman and the independent directors

•  Facilitating discussion among the independent directors on key issues and concerns

•  Ensuring Board discussions demonstrate constructive questioning of management

•  Promoting teamwork and communication among the independent directors

•  Fostering an environment that allows for engagement and commitment of Board members

Board Meetings	Performance and Development	Shareholder Engagement

•  Approving meeting agendas and information sent to the Board

•  Approving meeting schedules and working with the Chairman and committee chairs to assure there is sufficient time for discussion of all agenda items

•  Presiding at all meetings or executive sessions of the Board at which the Chairman is not present

•  Leading the annual performance assessment of the CEO

•  Facilitating the Board’s engagement with the CEO and CEO succession planning

•  Leading the Board’s annual self-assessment and recommendations for improvement, if any

•  If requested by major shareholders, ensuring that he or she is available for direct engagement on matters related to Board governance and oversight

•  Ensuring appropriate board oversight of key stakeholder and investor engagement and disclosures

2021 PROXY STATEMENT DOMINION ENERGY 21

CORPORATE GOVERNANCE

RISK OVERSIGHT

Oversight of Strategy

Dominion Energy is operating in an environment of rapid change. Shifting market fundamentals, technological advances, environmental imperatives, evolving customer preferences, and changing regulatory requirements are reshaping our operations and asset portfolio. These shifts require significant Board engagement on strategy. The Board recognizes that the true measure of its stewardship is an effective long-term growth strategy that addresses the interests of shareholders and other constituencies, including customers, employees, suppliers, our neighbors in the communities we serve and the environment.

Given the iterative nature of strategy development, the Board’s oversight of strategy is continuous and embedded in its governance activities throughout the year, including:

•	Oversight of the company’s long-term financial plan, which is updated in a process that dovetails with the company’s annual corporate and business segment risk assessments;

•	Semi-annual planning retreats;

•	Review of the company’s safety, sustainability, workforce development, diversity and inclusion and innovation initiatives;
•	Regular public policy updates, including customer and public opinion research; and

•	Oversight of the company’s Ethics & Compliance program, which is designed to reinforce the company’s strong ethical culture.

Key areas of the Board’s strategic role are its oversight of risk management, cybersecurity, and the company’s sustainability initiatives.

Oversight of Risk Management

The company and the utility industry continue to face uncertainty posed by external forces, and the interactions among risks are becoming increasingly more complex. Accordingly, appropriate enterprise risk management (ERM) processes are embedded in all critical business processes of the company and are intended to help us nimbly respond to changes in our business environment. The Board has implemented a risk governance framework designed to help the directors:

•	Understand critical risks to the company’s business and its strategic plan;

•	Allocate responsibilities for risk oversight among the full Board and its committees;

•	Evaluate the company’s risk management processes and whether they are functioning adequately;
•	Facilitate open dialogue between management and directors; and

•	Foster a culture of risk awareness throughout the company.

The ERM program is designed to identify operational, financial, strategic, compliance and reputational risks that could adversely affect the execution of the company’s plans or the effectiveness of its business model (or, conversely, facilitate new growth opportunities). ERM processes are used to assess the likelihood and potential impact of these risks and develop strategies to mitigate or manage such risks within the company’s risk appetite.

22 DOMINION ENERGY 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

h	To learn more about risks facing the company, you can review the risks described in Item 1A. Risk Factors in the 2020 Annual Report on Form 10-K. The risks described in the Form 10-K are not the only risks facing the company. Additional risks and uncertainties also may materially adversely affect the company’s business, financial condition or results of operations in future periods.

2021 PROXY STATEMENT DOMINION ENERGY 23

CORPORATE GOVERNANCE

Oversight of Cybersecurity

Our Board devotes significant time and attention to data and systems protection, including cybersecurity and information security risk. Our Board and Finance and Risk Oversight Committee receive presentations and reports throughout the year on cybersecurity and information security risk from management, including the Chief Information Officer and Chief Security Officer. These presentations and reports address a broad range of topics, including updates on policies and practices, industry trends, threat environment and vulnerability assessments, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats.

From time to time, we incorporate outside speakers for an independent view on key matters, including a security presentation from a Department of Homeland Security Assistant Secretary in 2020. Management works closely with key stakeholders, including regulators, government agencies, peer institutions, and industry groups, and develops and invests in talent and innovative technology in order to manage cybersecurity and information security risk.

Oversight of Sustainability and Corporate Responsibility

We are striving to build a clean and sustainable future for our customers, employees, shareholders and the communities in which we operate. Consistent with the prominent role of our clean energy transition in our strategy, sustainability is a key area of Board oversight. The Board receives and discusses regular reports on sustainability and corporate responsibility matters, including those related to safety, implementation of the company’s net zero emission-plan, environmental compliance, human capital management, innovation and technology and sustainability initiatives across the company. In 2018, the Board of Directors established a Sustainability and Corporate Responsibility (SCR) Committee to oversee the company’s approach to environmental, social, economic and reputational matters and our innovation efforts in these areas. With its meeting agenda devoted primarily to ESG matters, the SCR Committee received reports and presentations on the company’s charitable contribution and community service program, environmental justice, updates on carbon and methane emission reduction targets, and other ESG-related matters. Both the Chief Environmental Officer and Chief Innovation Officer provided regular reports to the full Board and the SCR Committee.

Under the oversight of the Board and the SCR Committee, in October 2020, the company published its annual Sustainability & Corporate Responsibility Report, which sets forth our most material ESG priorities, our performance in these areas and targets for further improvement. For additional information, see Our Commitment to Sustainability and Corporate Responsibility beginning on page 29.

SHAREHOLDER ENGAGEMENT

Our relationship with our shareholders is an important part of our success, and we have a long tradition of engaging with our shareholders and obtaining their perspectives. In addition to investor engagements relating to finance and other business issues, our management engages with shareholders regularly on a variety of topics throughout the year to solicit input, answer questions and provide perspective on the company’s policies and practices. These engagements typically cover governance, executive compensation, environmental matters, sustainability, and other current and emerging issues that are important to our shareholders. Feedback from these engagements is considered by management, provided to the Board on a regular basis and reflected in enhancements to policies and practices, as appropriate. During 2020, our Corporate Secretary, Sustainability and Investor Relations teams led an integrated effort to reach out to shareholders representing approximately 46% of our outstanding shares and discussed a wide variety of issues. We believe that our approach to engaging openly with our shareholders provides increased accountability and transparency and ultimately drives long-term value.

2020 MEETINGS AND ATTENDANCE

As outlined in our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met nine times in 2020. Each director serving in 2020 attended at least 75% of all Board meetings and the respective meetings of the committees on which he or she was a member held during the period for which he or she served as a director. All our directors attended the 2020 Annual Meeting.

24 DOMINION ENERGY 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

MEETINGS OF INDEPENDENT DIRECTORS

Executive sessions of our non-management, independent directors are held at each regularly scheduled Board meeting and are presided over by our Lead Director.

THE COMMITTEES OF THE BOARD

The Board currently has four standing committees: Audit, CGN, FROC and SCR. The Board has adopted charters for each of these committees, which can be found at www.dominionenergy.com/our-company/leadership-and-governance/board-committees-and-charters.

Information regarding the principal role, independence standards and number of meetings held during 2020 of each committee is outlined below.

Audit Committee MEMBERS: Robert H. Spilman, Jr. (Chair) James O. Ellis Jr. D. Maybank Hagood Joseph M. Rigby Pamela J. Royal, M.D. Susan N. Story MEETINGS HELD IN 2020: Eight

ROLE & RESPONSIBILITIES

The primary responsibility of the Audit Committee is to assist the Board in fulfilling its oversight responsibility for:

•  The integrity of the company’s financial statements and financial reporting practices;

•  The company’s compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls;

•  The qualifications, independence and performance of the company’s independent auditor;

•  The performance of the company’s internal audit function; and

•  The review of the company’s policies with respect to risk assessment and risk management.

The Audit Committee has sole responsibility to appoint and, where appropriate, replace the independent auditor and to approve all audit engagement fees and terms. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present and consults with the independent and internal auditors regarding audits of the company’s consolidated financial statements and adequacy of internal controls. The Audit Committee’s report is on page 76.

The Board has determined that each member of the Audit Committee is independent in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. In addition, each member meets the financial literacy requirements for Audit Committee membership under the NYSE’s rules and the rules and regulations of the SEC. The Board has determined that Dr. Royal, Ms. Story and Messrs. Hagood, Rigby and Spilman are “audit committee financial experts,” as defined under SEC rules.

2021 PROXY STATEMENT DOMINION ENERGY 25

CORPORATE GOVERNANCE

Compensation, Governance and Nominating Committee MEMBERS: Michael E. Szymanczyk (Chair) Helen E. Dragas Mark J. Kington Robert H. Spilman, Jr. MEETINGS HELD IN 2020: Eight

ROLE & RESPONSIBILITIES

The CGN Committee’s primary responsibilities include reviewing and evaluating the company’s compensation and benefits policies and programs and overseeing the company’s corporate governance practices, including the identification and nomination of qualified director candidates and the assessment of the Board as a whole.

The CGN Committee consults directly with its independent compensation consultant, Frederic W. Cook & Co. (FW Cook), as needed, in reviewing and approving the company’s executive compensation and non-employee director compensation programs’ philosophies and strategies to ensure that the programs are based on sound compensation practices. For more information on the responsibilities and activities of the CGN Committee, including the committee’s processes for determining executive compensation, see CD&A beginning on page 32.

In overseeing Dominion Energy’s corporate governance practices, the CGN Committee reviews, evaluates, and makes recommendations to the Board regarding the Board’s effectiveness and its governance compliance and policies, as well as the qualifications of director candidates and the selection of director nominees.

The Board has determined that each member of the CGN Committee is independent in accordance with NYSE listing standards, SEC regulations and the company’s independence standards. The CGN Committee’s report to shareholders is on page 32.

Finance and Risk Oversight Committee MEMBERS: Mark J. Kington (Chair) James A. Bennett James O. Ellis, Jr. Ronald W. Jibson Susan N. Story Michael E. Szymanczyk MEETINGS HELD IN 2020: Five

ROLE & RESPONSIBILITIES

The Finance and Risk Oversight Committee’s main finance responsibilities include oversight of the company’s financial policies and objectives, including:

•  Reviewing the company’s capital structure;

•  Considering our dividend policy; and

•  Reviewing the company’s financing activities.

In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage.

This committee also reviews and discusses periodic reports pertaining to the oversight of nuclear operations.

The Board has determined that each member of the Finance and Risk Oversight Committee is independent in accordance with NYSE listing standards and the company’s independence standards.

26 DOMINION ENERGY 2021 PROXY STATEMENT

CORPORATE GOVERNANCE

Sustainability
and Corporate
Responsibility
Committee

MEMBERS:

Helen E. Dragas (Chair)

James A. Bennett

D. Maybank Hagood

Ronald W. Jibson

Joseph M. Rigby

Pamela J. Royal, M.D.

MEETINGS HELD

IN 2020: Four

ROLE & RESPONSIBILITIES

The SCR Committee assists the Board in its oversight of the company’s performance as a sustainable organization and responsible corporate citizen. Its primary responsibilities include:

•  Overseeing strategies, activities and policies regarding environmental sustainability, corporate social responsibility and public issues of significance and related innovation matters that may affect the various stakeholders of the company;

•  Reviewing sustainability and corporate responsibility reports and other significant communications and reporting to stakeholders on environmental and social responsibility initiatives and activities;

•  Reviewing sustainability targets established by the company and receiving reports from management on the company’s progress in achieving these commitments; and

•  Overseeing the company’s initiatives to support innovation, technology and sustainability.

The Board has determined that each member of the SCR Committee is independent in accordance with NYSE listing standards and the company’s independence standards.

COMMITTEE CHANGES AFTER THE 2021 ANNUAL MEETING

Effective immediately following the 2021 Annual Meeting, the CGN Committee will become two separate standing committees, the Compensation and Talent Development Committee and the Nominating and Governance Committee. Among other responsibilities, the Compensation and Talent Development Committee will be responsible for compensation plans, policies and programs, executive succession planning and human capital management. The Nominating and Governance Committee will oversee the company’s corporate governance practices, including the identification and nomination of qualified director candidates and the assessment of the Board as a whole. This separation of the CGN Committee into two separate standing committees will allow for a committee structure that is more consistent with our peers and general practice and will provide an additional Board leadership position. Subject to their election to the Board by shareholders at the 2021 Annual Meeting, Mr. Szymanczyk will chair the Compensation and Talent Development Committee and Dr. Royal will chair the Nominating and Governance Committee. In addition, subject to his election to the Board by shareholders at the 2021 Annual Meeting, Mr. Ellis will succeed Mr. Spilman as Chair of the Audit Committee. For additional information, immediately following the 2021 Annual Meeting each committee’s updated charter and membership will be available at www.dominionenergy.com/our-company/leadership-and-governance/board-committees-and-charters.

Compensation Committee Interlocks and Insider Participation

No member of the CGN Committee has served as an officer or employee of Dominion Energy at any time. No Dominion Energy executive officer serves as a member of the compensation committee or on the board of directors of any company at which a member of Dominion Energy’s CGN Committee or Board of Directors serves as an executive officer.

Certain Relationships and Related Party Transactions

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relationships between Dominion Energy and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, beneficial owner of more than 5% of Dominion Energy’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion Energy (and/or any of its consolidated subsidiaries) is a

2021 PROXY STATEMENT DOMINION ENERGY 27

CORPORATE GOVERNANCE

participant and in which a related person has or will have a direct or indirect material interest. The full text of the guidelines can be found at www.dominionenergy.com/our-company/leadership-and-governance.

In determining if a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are among the factors considered.

The CGN Committee has reviewed certain categories of transactions and determined that transactions between Dominion Energy and a related person that fall within such categories will not result in the related person having a direct or indirect material interest. Under our guidelines, such transactions are not deemed related party transactions and, therefore, are not subject to review by the CGN Committee. The categories of excluded transactions include, among other items, compensation and expense reimbursements paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. Management reviews the potential related party transactions and assesses if any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether or not to approve or ratify the related party transactions identified. The CGN Committee may approve or ratify only those related party transactions that are in, or are not inconsistent with, the best interests of Dominion Energy and its shareholders and that are in compliance with our Code of Ethics and Business Conduct.

Other than as described below, since January 1, 2020, there have been no related party transactions that were required either to be approved or ratified under Dominion Energy’s related party transaction guidelines or reported under the SEC’s related party transaction rules.

During 2020, Mr. Paul Jibson, the son of Mr. Ronald W. Jibson, was employed by Dominion Energy Wexpro Services Company, a subsidiary of Dominion Energy. Mr. Paul Jibson received compensation in 2020 of approximately $227,000, consisting of salary, annual incentive plan (AIP) payout, dividend payments on unvested restricted stock and other benefits. The transaction involving the compensation paid to Mr. Paul Jibson was reviewed and approved by the CGN Committee in accordance with Dominion Energy’s related party transaction guidelines.

Mr. Blue’s brother, Mr. Thomas D. Blue, Jr., is a partner at a law firm Dominion Energy has hired, in the ordinary course of business, to perform legal services. In 2020, Dominion Energy made aggregate payments to this law firm of approximately $185,500 for legal services. The transaction involving the payments made to the law firm where Mr. Blue’s brother is a partner was reviewed and approved by the CGN Committee in accordance with Dominion Energy’s related party transaction guidelines.

During 2020, three providers of asset management services to Dominion Energy were also beneficial owners of at least 5% of Dominion Energy common stock: The Vanguard Group (Vanguard), BlackRock, Inc. (BlackRock), and State Street Corporation (State Street). The nature and value of services provided by these 5% shareholders and their affiliates are described below.

•	Affiliates of Vanguard provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $807,800 in fees for such services for 2020.

•

Affiliates of BlackRock provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $309,700 in fees for such services for 2020.

•

Affiliates of State Street provided asset management services to various trusts associated with the company’s employee benefit plans and received approximately $320,000 in fees for such services for 2020.

In each of these cases, the investment management agreements were entered into on an arm’s-length basis in the ordinary course of business. These transactions were reviewed and approved in accordance with Dominion Energy’s related party transaction guidelines.

28 DOMINION ENERGY 2021 PROXY STATEMENT

Our Commitment to Sustainability and Corporate Responsibility

At Dominion Energy, our vision is clear: we are building a clean and sustainable energy future. To get there, we are re-examining and transforming every aspect of our business – from poles in the ground to the people we hire to the very assets we own and operate – in order to build a more sustainable future for our customers, our employees, the planet and our company, while also delivering safe, clean, reliable and affordable service to our customers as well as sustainable, long-term growth to our shareholders. This means taking bold and innovative approaches to our business while also maintaining other long-standing priorities – to be transparent, to be a trusted community partner, to help those in need, and to develop a workforce reflecting those we serve.

Our Commitment to Net Zero Emissions

Over the past two decades, we have worked to diversify and transform our generation portfolio to support our low-carbon goals. Through 2019, we have reduced our carbon emissions by 57%* from 2005 levels, and since 2010, we have reduced our methane emissions by 25% — for an approximately 55%* decline in total enterprise-wide CO2e emissions. In early 2020, in the interest of building a clean and sustainable energy future, we announced our commitment to achieve net zero carbon and methane emissions from our electric generation and natural gas infrastructure operations by 2050. The company will focus not only on driving toward the 2050 goal, but on achieving near-term progress. Under the net zero framework, we expect to achieve enterprise-wide CO2e emissions reductions of 70-80% by 2035, compared to baseline levels.

We intend to achieve net zero emissions by replacing certain fossil-fuel generation with zero carbon generation and energy storage; continuing to rely on our zero-carbon nuclear generation resources; by modernizing our infrastructure; and by netting out any remaining emissions through reforestation, carbon-beneficial technologies such as renewable natural gas, or other means. We also are monitoring developments in carbon capture and storage, hydrogen, and other technologies for potential use. We are determined to create changes that benefit the environment, improve our customers’ experience, exceed our stakeholders’ expectations, and position our company for sustainable, agile, and long-term success. For more information regarding our initiatives to reduce greenhouse-gas emissions, see our Sustainability and Corporate Responsibility Report at sustainability.dominionenergy.com.

Human Capital Management

A key element of sustainability is our employees. A company that expects to have a successful future needs to attract strong candidates and retain talented employees. The roughly 17,300 Dominion Energy workers who provide energy to our customers and communities are one of our greatest strengths. To ensure that we sustain that excellent workforce, we must continue to improve how we attract new talent, develop employees and future leaders, and ensure that our workforce is diverse and that our work environment is safe and inclusive.

SAFETY

Safety is one of our five core values and is our highest priority – in the workplace and in the community. The work we do can be dangerous. So our first and fundamental goal is to send every employee home safe and sound, every day. Our commitment to safety starts at the top with our Board, which receives a report on the company’s safety performance at every regularly scheduled Board meeting. We achieved our lowest OSHA recordable incident rate ever of 0.41 for 2020, compared to 0.62 in 2019 and to an industry average of 2.05. In addition to companywide environmental and diversity and inclusion goals, our AIP includes a safety performance goal.

*

Reflects Scope I carbon and methane emissions measured in millions of metric tons, through 2019; the baseline for electric generation is 2005; the baseline for gas operations is 2010. The baselines have been adjusted to include recent acquisitions, and actual and projected emissions reductions are inclusive of reductions related to asset divestitures.

2021 PROXY STATEMENT DOMINION ENERGY 29

OUR COMMITMENT TO SUSTAINABILITY AND CORPORATE RESPONSIBILITY

DIVERSITY AND INCLUSION

Research has repeatedly demonstrated that companies with diverse workforces are more innovative and perform better over time. While those facts are noteworthy, the way we treat people does not depend on dollars and cents. Dominion Energy considers diversity important not only from a business perspective, but also from an ethical perspective. Everyone has the right to be treated with dignity, respect, and fairness — and everyone has a duty to treat others that same way.

The company promotes diversity at every level within the organization through diversity councils at both the executive and business segment level. The company also sponsors eight Employee Resource Groups to create a stronger sense of community and to provide professional development opportunities for diverse employees. Our AIP includes diversity awareness and training goals for all leaders and employees.

ATTRACTING TALENT

As the demographics of the general population and those of working age change, the makeup of our workforce also must change. So we strive to be intentional with our hiring and retention strategies, and to focus on recruiting and retaining top diverse talent. Our recruitment efforts focus on educational institutions, military, and talent pipeline resources, and the use of employment branding through social media and other efforts.

At Dominion Energy, diversity is a strength that allows us to better serve our customers, foster innovation, and position our company for long-term success. We provide energy for everyone. To do that well, we must have a workforce that represents the diversity of the customers and communities we serve. We are stepping up our recruitment of women, minorities, people with disabilities, and other diverse candidates with a multi-pronged strategy that includes sponsoring diversity focused recruiting events, revising hiring protocols, unconscious bias training for hiring managers and tools that help company leaders monitor progress on achieving our diversity goals. During 2020, Dominion Energy increased diverse representation within its workforce from 33.2% to 34.6%. In 2020 and 2019, the percentage of new hires that are diverse was 50% and 45%, respectively. As of December 31, 2020, minorities make up 20% and 14% of our workforce and management, respectively, while women represent 22% and 17% of our workforce and management, respectively. In 2020, we announced a goal of increasing diverse workforce representation by one percent annually until we reach 40%. For the purposes of measuring diversity, Dominion Energy includes non-minority female, minority male, minority female and undeclared female.

We also make a special effort to recruit veterans. The objective of Dominion Energy’s Military Program is to strengthen our network within the communities we serve and support military servicemen and women while developing our talent pipeline. We have been repeatedly recognized as one of the nation’s leading private employers for veterans by several publications that serve the military, including GI Jobs and Military Times. As of 2020, 15.5% of our employees are veterans. The Board receives regular updates on the company’s recruitment and diversity initiatives from senior management, including the CEO and the Chief Operating Officer, as well as our Vice President in charge of diversity and inclusion.

DEVELOPING TALENT

We recognize the importance of employees developing and progressing in their careers. We seek to promote a culture of continuous learning so our employees are empowered and encouraged to achieve and advance at Dominion Energy, as demonstrated by the following initiatives.

•	Employee Engagement and Development team. This dedicated team oversees the company’s approach to talent development with a goal to provide a consistent and progressive approach to training.

•

Accessible employee training and resources. We offer our employees a variety of voluntary, open-registration courses as well as online self-paced learning opportunities that are accessible to all employees at any time. These resources give our employees the ability to exert greater control over their career development and pursue their own path of continuous learning. Employees can also make use of the Dominion Energy Career Center, which offers career counseling, interview coaching, goal setting, résumé development, and more. The company also provides workshops on request, covering topics such as interview preparation, résumé building, and personal branding.

30 DOMINION ENERGY 2021 PROXY STATEMENT

OUR COMMITMENT TO SUSTAINABILITY AND CORPORATE RESPONSIBILITY

•

Leadership development programs. The company has an evolving development program for leaders, which includes an Emerging Leader Program that provides employees with the knowledge and foundational skills to assume leadership roles and a New Leader Bootcamp that provides comprehensive, fast-paced, and hands-on programming to employees in leadership positions. As leaders advance to higher levels in the company, they participate in the Developing the Dominion Energy Leader program, a multi-month journey focused on even higher levels of learning and exposure to broader Dominion Energy strategies.

EMPLOYEE FEEDBACK

Every two years, Dominion Energy conducts a companywide engagement survey so that employees can provide candid feedback on what the company is doing well and what needs improvement in areas such as culture, management, career opportunities and compensation. We use the survey results to strengthen our culture and to refine our policies and operations. The results from the engagement survey and the action plans that are developed in response to feedback received are reviewed with the Board following the completion of each survey.

PROTECTING AND HELPING OUR EMPLOYEES DURING THE PANDEMIC

Starting March 16, 2020 — before any states’ stay-at-home directives took effect — Dominion Energy required all employees who could work from home to do so and ensured that all such employees had the technology and connectivity needed to effectively do their jobs from home. Around the same time, we also took steps to assure the personal and professional health and wellbeing of our employees during this critical time, including:

•	Providing an additional 80 hours of paid leave to all employees who needed additional time for health or child-care reasons related to the pandemic;

•	Approving policies to protect employees who had to enter customers’ homes;

•	Establishing a relief fund to help employees and interns with extraordinary costs stemming from natural disasters, including pandemics;

•	Providing free telemedicine service for consultation with a doctor and offering full coverage for all coronavirus testing costs under the company’s health plan;
•	Providing virtual professional development opportunities and volunteer opportunities, both internal and external, within social distancing guidelines and expanding online learning options; and

•	Granting employees whose personal needs made full-time work difficult the ability to convert to part-time status or take extended leave without pay — with benefits — for up to 90 days with the peace of mind that their jobs would be secure upon their return.

2021 PROXY STATEMENT DOMINION ENERGY 31

Executive Compensation

Compensation, Governance and Nominating Committee Report

The CGN Committee is responsible for the oversight of Dominion Energy’s compensation programs and compensation of Dominion Energy’s executives per the CGN Committee’s charter. In preparation for filing this Proxy Statement, the CGN Committee reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2020. This report was prepared by the following independent directors who compose the CGN Committee:

Michael E. Szymanczyk, Chair

Helen E. Dragas

Mark J. Kington

Robert H. Spilman, Jr.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Our executive compensation program supports our business goals by rewarding performance that serves our customers and communities and creates shareholder value. This CD&A focuses on the 2020 compensation for our current CEO, who became CEO on October 1, 2020, our previous CEO, who became Executive Chairman on October 1, 2020, our CFO and our three most highly compensated officers who were deemed to be executive officers by our Board pursuant to SEC rules other than our current CEO, previous CEO and CFO. Collectively, these officers are referred to as the NEOs. As a result of the leadership changes, this year’s Proxy Statement includes six NEOs.

Dominion Energy’s NEOs for 2020 were:

•	Robert M. Blue, President and Chief Executive Officer (Executive Vice President and Co-Chief Operating Officer until October 1, 2020)
•	Thomas F. Farrell, II, Executive Chairman of the Board (Chairman, President and Chief Executive Officer until October 1, 2020)
•	James R. Chapman, Executive Vice President, Chief Financial Officer and Treasurer
•	Diane Leopold, Executive Vice President and Chief Operating Officer (Executive Vice President and Co-Chief Operating Officer until October 1, 2020)
•	Daniel G. Stoddard, Senior Vice President, Chief Nuclear Officer and President – Contracted Assets
•	Carlos M. Brown, Senior Vice President, General Counsel and Chief Compliance Officer

2020 Leadership Transition

The 2020 compensation of our NEOs reported in the discussion and tables below reflects compensation changes resulting from our leadership transition during 2020. Effective October 1, 2020, Mr. Blue, formerly our Executive Vice President and Co-Chief Operating Officer, was elected President and Chief Executive Officer. Upon his promotion, Mr. Blue received an increase in his annual base salary from $784,173 to $1,225,000 and an increase in his annual incentive target award opportunity from 90% to 120% of his annual base salary. Additionally, Mr. Blue received a true-up grant on October 1, 2020 (50% of which was provided in restricted stock and 50% of which was provided in performance-based stock) under the 2020 Long-Term Incentive Program (LTIP) valued at $1,875,000, which represented the difference between his prior LTIP opportunity and his new opportunity for the portion of 2020 that followed his promotion.

32 DOMINION ENERGY 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Also effective October 1, 2020, Mr. Farrell, formerly our Chairman, President and Chief Executive Officer, was elected Executive Chairman. In connection with his new role, Mr. Farrell’s annual base salary was decreased from $1,554,992 to $1,200,000. While his AIP target award percentage remained at 150% of annual base salary for 2020, that target percentage will be reduced to 100% in 2021. The CGN Committee approved pro-rata treatment of Mr. Farrell’s AIP during 2020; specifically, AIP payout was calculated based on nine months at his prior base salary and three months at the adjusted, lower base salary. Mr. Farrell’s compensation levels for periods after October 1, 2020 were set based on market benchmarks for the Executive Chairman role.

Also effective October 1, 2020, Ms. Leopold, formerly our Executive Vice President and Co-Chief Operating Officer, was elected Executive Vice President and Chief Operating Officer. Effective with her promotion, Ms. Leopold received an increase in her annual base salary from $784,173 to $850,000. Considering the factors described below under 2020 Special Retention Award for Ms. Leopold, the CGN Committee also approved a $3,000,000 retention award for Ms. Leopold effective October 1, 2020. The award is in the form of restricted stock and will vest ratably over three years, subject to Ms. Leopold’s continued employment with the company.

All of these compensation adjustments were approved by the CGN Committee, after consulting with its independent compensation consultant regarding reasonable ranges of total compensation for similarly situated executives at our peer companies, and taking into account Mr. Blue’s, Mr. Farrell’s and Ms. Leopold’s experience and new roles and responsibilities with Dominion Energy.

2020 COMPENSATION HIGHLIGHTS

•	2020 Annual Incentive Plan funded at 118% due to above-target consolidated earnings per share (EPS) performance

•	2018 performance grant paid at 100.9% of target, primarily driven by strong three-year ROIC performance

•	Continued sound governance and compensation practices, including strong share ownership guidelines, clawback policies, anti-hedging/pledging rules and substantial at-risk pay

CEO COMPENSATION VS. INDEXED TSR

The chart below compares CEO pay to Dominion Energy’s TSR trends during the five-year period from 2016 to 2020. For 2020, CEO pay is Mr. Blue’s annualized total annual pay after he became CEO on October 1, 2020. Over the past five years, CEO pay (excluding change in pension value) continues to approximate Dominion Energy’s TSR trends:

Change in pension value is excluded from the CEO’s annual total compensation shown in the table above because it varies from year to year based in part on changes in actuarial factors that are outside the CGN Committee’s control and, unlike the other items in the Summary Compensation Table, is not reflective of the CGN Committee’s annual compensation decisions.

2021 PROXY STATEMENT DOMINION ENERGY 33

EXECUTIVE COMPENSATION

PAY FOR PERFORMANCE HIGHLIGHTS
Our pay for performance program:

• Attracts, Motivates and Retains Key Executive Talent with a Competitive Pay Package	• Is Subject to Robust Governance Practices and Controls

• Is Tailored to the Company’s Unique Strategies and Objectives	• Is Supported by Strong Stock Ownership Guidelines

• Includes Substantial Performance-Based and At-Risk Compensation	• Strikes an Appropriate Balance Between Risk and Reward

We believe that our executive compensation program contributes to our long-term strategy by aligning the interests of our executive officers with the interests of our shareholders, customers, communities and other stakeholders.

SHAREHOLDER OUTREACH AND SAY ON PAY

Listening to our shareholders is an important part of our success, and we have a long tradition of engaging with our shareholders and obtaining their perspectives. Our management engages with shareholders on a variety of topics throughout the year to solicit input, answer questions and provide perspective on the company’s policies and practices. These interactions typically cover governance, executive compensation, environmental matters, sustainability, and other current and emerging issues that are important to our shareholders. Shareholder feedback is considered by management, shared with our Board on a regular basis and reflected in enhancements to our policies and practices, as appropriate.

We received 86.6% support from our shareholders for our executive compensation program pursuant to the Say on Pay vote at our 2020 Annual Meeting. In response, during 2020, we sought to engage with shareholders who, in the aggregate, represented approximately 46% of our outstanding shares, and discussed a wide variety of issues, including executive compensation. Shareholders were generally supportive of our executive compensation program and appreciated our clear disclosure in our Proxy Statement. We found the dialogue with our shareholders informative, including discussions regarding the purpose and objectives of our LTIP performance grant’s TSR modifiers, and investor requests for additional detail about our AIP’s safety, diversity and inclusion, and environmental goals.

Taking the vote results and shareholder feedback into account, and considering trends in executive compensation and best practices, we made the following changes to our executive compensation program for 2021:

(1)	we streamlined our 2021 LTIP performance grant payout metrics to remove the absolute TSR performance modifier; and

(2)	in this Proxy Statement we enhanced our disclosure on our companywide AIP safety goal, diversity and inclusion goal, and environmental goal.

More information on these changes is under 2020 Performance Grants and Annual Incentive Plan/Payout Goal Score below. We strongly value input from our shareholders and will continue our outreach efforts on a variety of topics, including executive compensation, as our compensation program evolves in the future.

Unless the Board modifies its policy on the frequency of future Say on Pay advisory votes, shareholders will have an opportunity annually to cast an advisory vote to approve our executive compensation program. We will ask shareholders, on an advisory basis, to vote on the frequency of the Say on Pay vote at least once every six years, with the next advisory vote on frequency to be held no later than the 2023 Annual Meeting.

34 DOMINION ENERGY 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

GUIDE TO COMPENSATION DISCUSSION & ANALYSIS

1 OUR PERFORMANCE

•  Achieved all-time companywide safety records

•  Executed robust customer- and employee-focused coronavirus response

•  Announced our commitment to achieve companywide net zero emissions by 2050

•  Advanced strategic repositioning toward “pure-play” sustainability-focused, state-regulated utility operations

•  Set best-in-class long-term earnings and dividend growth goals

2 OUR PHILOSOPHY

•  Align executive management’s interests with those of our shareholders, customers, communities and other stakeholders

•  Drive short-term and long-term goal achievement while reinforcing core values of safety, ethics, excellence, embrace change and teamwork

•  Pay for performance, placing a substantial portion of NEO compensation at risk

3 OUR COMPENSATION ELEMENTS

•  Competitive base pay

•  Annual Incentive Plan based on predetermined financial and operational metrics

•  Long-term incentives consisting of restricted stock and performance awards

•  Employee and executive benefits

4 OUR PROCESS	• Annual review of compensation practices and financial performance using a peer group of energy and utility companies • Independent compensation consultation to the CGN Committee by FW Cook

5 OUR COMPENSATION PRACTICES & POLICIES

•  Annual risk analysis of compensation program

•  Rigorous share ownership guidelines

•  Anti-hedging and anti-pledging policies apply to all officers and directors

•  Clawback provisions in incentive compensation

2021 PROXY STATEMENT DOMINION ENERGY 35

EXECUTIVE COMPENSATION

1. OUR PERFORMANCE

Dominion Energy is transitioning to a more sustainable energy future for the benefit of our shareholders, customers, communities, employees and the environment. During 2020, we continued to demonstrate operational excellence and a strategic vision that positions the company to create shareholder value for years to come.

Business Highlights

Our 2020 business highlights include the following:

•	At Dominion Energy safety is our highest priority. As an indication of our commitment to safety, we include safety metrics in our AIP. While we will not be satisfied until our safety incident rate reaches zero, in 2020, we made significant progress toward that goal with our lowest ever companywide OSHA recordable incident rate of 0.41 and lost days/restricted duty rate of 0.27. Our exceptional OSHA rate in 2020 was significantly safer than the 2019 industry average of 2.05.

•	From the earliest days of the coronavirus pandemic, we took swift and comprehensive action to protect the health and safety of our customers, our communities and our employees, while continuing to focus on our core mission of delivering safe, clean, reliable and affordable energy around the clock. We voluntarily suspended non-payment service disconnections and took other steps to ease distress among our communities, including donating more than $4 million to coronavirus relief efforts. We also enacted extensive measures to protect our employees’ health and enhanced employee benefits.

•	We pledged $5 million to organizations in our communities that promote social justice and community rebuilding. We are building on your company’s long support of HBCUs with a $25 million commitment to the company’s HBCU Promise, which is funding 11 HBCUs in four states where we do business. We have also launched a new $10 million scholarship program aimed at increasing minority representation in higher education.

•	In the interest of building a clean and sustainable energy future, in 2020 we announced our commitment to achieving net zero carbon and methane emissions from our electric generation and natural gas infrastructure operations by 2050. We are well on our way – having already reduced enterprise-wide CO2e emissions by approximately 55%*. Through 2019, we have cut carbon emissions from our electric generation facilities by 57%* since 2005 and methane emissions from our gas operations by nearly 25% since 2010. By 2035, we expect to decrease emissions associated with our electric generation operations by an additional 35-45% and emissions associated with our gas operations by between 60% and 70%. This would result in enterprise-wide CO2e emissions reductions of 70-80% by 2035.

•	In late 2020, we energized the nation’s first offshore wind facility in federal waters – the 12-megawatt Coastal Virginia Offshore Wind pilot project. We will apply the valuable permitting, design, installation and operations experience from the pilot project to our planned 2.6 gigawatt Coastal Virginia Offshore Wind commercial project, which is the largest announced offshore wind project in the Western Hemisphere. Upon completion, this project is expected to provide enough renewable electricity to power up to 650,000 homes and businesses.

•	Since we began investing in and developing solar in 2013, we have grown our solar portfolio to the third-largest among utility holding companies in the United States — and we plan to develop more capacity. In Virginia alone, we plan to add or contract (under long-term purchase agreements) for over 16 gigawatts of solar by the end of 2035.

•	In 2020, our first renewable natural gas project entered service in Milford, Utah. This project captures methane from farms and converts it into pipeline-ready gas that can serve about 3,500 homes. We plan to spend up to $2 billion over the next 15 years — including $600 million over the next five years — to expand our renewable methane program, which captures methane from swine and dairy farms.

*

Reflects Scope I carbon and methane emissions measured in millions of metric tons, through 2019; the baseline for electric generation is 2005; the baseline for gas operations is 2010. The baselines have been adjusted to include recent acquisitions, and actual and projected emissions reductions are inclusive of reductions related to asset divestitures.

36 DOMINION ENERGY 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

•	We continue to evolve our strategic focus to reflect the value of our industry-leading clean energy profile. In July 2020, we announced the sale of substantially all of our gas transmission and storage assets to BHE in a transaction valued at approximately $10 billion. This strategic transaction follows a series of steps taken over the last several years – including mergers with Questar and SCANA, and the divestiture of Blue Racer Midstream and merchant generation assets – to strategically reposition the company towards “pure-play” state-regulated, sustainability-focused utility operations. In November, we closed on approximately 80% of the transaction assets and expect to close on the remainder in early 2021.

•	Also in July, with our partner Duke Energy, we made the difficult decision to cancel the development of the Atlantic Coast Pipeline. Delays from never-ending legal challenges created insurmountable cost uncertainty. We concluded that additional investments in the project were no longer a prudent use of your company’s money, particularly as the cost of the project had nearly doubled in the six years since it was announced.

•	The company’s compelling investment proposition consists of: (i) premier, state-regulated, sustainability-focused electric and gas utility operations that, going forward, are expected to represent approximately 88% of our 2021 operating earnings; (ii) an industry-leading clean-energy profile; (iii) an attractive financial growth profile; and (iv) a healthy balance sheet. This positioning allows us to focus on fulfilling utility customer needs as we pursue a bright and increasingly sustainable future.

Financial Performance

•	Our 2020 operating earnings per share exceeded the midpoint of our 2020 guidance (as adjusted for sale of most of our gas transmission and storage assets) notwithstanding worse than normal weather across our electric service territories as well as the impact of the coronavirus pandemic on customer usage.

•	We paid dividends of $3.45 per share to our shareholders in 2020, marking 371 consecutive quarters of dividend payments. We have targeted a long-term dividend growth rate of 6% annually after 2021 through 2025, subject to quarterly determination and declaration by the Board.

•	Dominion Energy’s TSR in 2020 trailed our compensation peer group companies by 0.3 percentage points, our peers in the Philadelphia Utility Index by 8 percentage points, and the S&P 500 Index by 23 percentage points. We attribute this relative underperformance to: (i) the reduction in our quarterly dividend per share rate; and (ii) the reduction in forecast operating earnings due to the sale of our gas transmission and storage assets and the cancellation of the Atlantic Coast Pipeline. These were difficult decisions with short-term stock performance implications that position Dominion Energy to provide exceptional long-term value for shareholders.

•	Looking forward, we have outlined an industry-leading $32 billion five-year growth capital plan, over 80% of which is focused on decarbonization. Combined with our improved credit profile, we expect to deliver strong earnings and dividend growth and a favorable TSR relative to our peers. Our new industry-aligned dividend payout ratio of 65% better reflects our revised operating and financial strength and allows us to grow our dividend much more rapidly than before at a rate of 6% annually off a base year of 2021 instead of our prior guidance of just 2.5%. All dividend declarations are subject to Board approval.

Many of these accomplishments directly or indirectly affected payouts and overall compensation as noted under Our Philosophy and Our Compensation Elements.

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EXECUTIVE COMPENSATION

2. OUR PHILOSOPHY

We apply pay-for-performance principles to provide a competitive total compensation program tied to results that align with the interests of our shareholders, executive officers, customers and communities. The major objectives of our executive compensation program are to:

•	Link pay to performance;

•	Attract, develop and retain an experienced and highly qualified executive officer team;

•	Motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term success of the company;

•

Align the interests of executive officers with those of our shareholders, customers, communities and other stakeholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase TSR, enhance customer service and foster community well-being;

•	Promote internal pay equity; and

•	Reinforce our five core values of safety, ethics, excellence, embrace change and teamwork.

To determine if we are meeting these objectives, the CGN Committee compares the company’s actual performance to our short-term and long-term goals and to our peer companies’ performance.

INDIVIDUAL FACTORS IN SETTING COMPENSATION In addition to Dominion Energy’s goals and performance, the CGN Committee considers several factors for each NEO, including:
Performance Job and leadership performance	Job Responsibilities Scope, complexity and significance of job responsibilities	Internal Pay Equity Internal pay equity, such as relative importance of a position or an individual officer to Dominion Energy’s strategy and success

Experience Experience, background and tenure	Retention Retention and market competitive concerns	Succession Planning The executive officer’s role in any succession plan for other key positions

These factors are important considerations in setting base pay and other compensation opportunities.

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Variable Compensation Opportunities in 2020

Consistent with our objective to reward strong performance based on achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is variable. Approximately 87% of Mr. Blue’s annualized targeted 2020 total direct compensation after he became CEO was performance-based; tied to pre-approved performance metrics, including relative and absolute TSR, price-earnings (P/E) ratio, and return on invested capital (ROIC); or tied to the performance of our stock. For the other NEOs (excluding Mr. Farrell), approximately 74% of their targeted 2020 total direct compensation was performance-based and stock-based compensation.

The charts below illustrate the components of the annualized target total direct compensation opportunities provided to Mr. Blue after he became CEO and target direct opportunities of the other NEOs (excluding Mr. Farrell).

Approximately 87% of our CEO’s pay is incentive and/or stock-based (both short-term and long-term), which creates strong alignment with our shareholders and reinforces our pay for performance culture.

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EXECUTIVE COMPENSATION

3. OUR COMPENSATION ELEMENTS

Our executive compensation program is constructed of four building blocks: base salary, annual incentive plan, long-term incentive program and benefits. Each element serves a distinct purpose. These complementary components appropriately balance risk with reward and short-term goals with long-term strategies, while providing total compensation that is competitive with our peers.

Base Salary COMPETITIVE FIXED CASH COMPENSATION	Annual Incentive Plan AT-RISK CASH COMPENSATION FOCUSED ON SHORT-TERM GOALS

Benefits RETIREMENT AND OTHER BENEFITS TO ATTRACT AND RETAIN EXECUTIVE TALENT	Long-Term Incentive Program 50/50 MIX OF EQUITY AND CASH FOCUSED ON LONG-TERM GOALS

Base Salary

Competitive base pay is necessary to attract, motivate and retain talent. For our NEOs, base salaries are generally targeted at the Compensation Peer Group median, subject to the individual and companywide considerations discussed under Our Philosophy.

Considering these factors, the CGN Committee approved the following base salary increases, effective March 1, 2020: 3% for Mr. Blue, Ms. Leopold, and Mr. Stoddard; 14% for Mr. Chapman, and 9% for Mr. Brown. Additionally, Mr. Blue and Ms. Leopold received base salary increases in connection with their respective promotions effective October 1, 2020 as described above under 2020 Leadership Transition. Mr. Farrell did not receive a base salary increase in March 2020, and as described above under 2020 Leadership Transition, his base salary decreased effective with his October 1, 2020 change in position.

Annual Incentive Plan

The AIP is a cash-based program focused on short-term goals and is designed to:

•	Tie interests of our shareholders, customers, communities and employees closely together;

•	Focus our workforce on company, operating group, team and individual goals that ultimately influence operational and financial results;

•	Reward company earnings performance;
•	Reward safety, diversity and inclusion, environmental and other operating and stewardship goal successes;

•	Emphasize teamwork by focusing on common goals; and

•	Provide a competitive total compensation opportunity.

For the NEOs, funding of the 2020 AIP was tied solely to achievement of predetermined consolidated operating EPS goals. However, the CGN Committee retained discretion to reduce the AIP payout for any NEO for any reason, including failure to satisfy operating and stewardship goals.

The CGN Committee calculated 2020 AIP payouts for the NEOs as follows:

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Target Award Percentage

Each NEO’s compensation opportunity under the AIP is a percentage of his or her base salary. AIP target award percentages are set to be consistent with our intent to keep a significant portion of NEO compensation at risk, taking into account the items described above under Our Philosophy. Aside from the changes to target annual incentive opportunities for Mr. Blue and Mr. Farrell as discussed above under 2020 Leadership Transition, no changes were made to the target annual award opportunities of the NEOs, each of which is listed below.

Name	2020 AIP Target Award Percentage*

Robert M. Blue	120%

Thomas F. Farrell, II**	150%

James R. Chapman	90%

Diane Leopold	90%

Daniel G. Stoddard	70%

Carlos M. Brown	70%

* As a percentage of base salary. As described above under 2020 Leadership Transition, Mr. Farrell’s AIP target is pro-rated based on his pre- and post-October 1, 2020 base salary levels.

**As detailed above, Mr. Farrell’s AIP target award percentage reduces to 100% in 2021.

Funding Level

For NEOs, the AIP funding level is determined solely by our consolidated operating EPS, which are our reported earnings determined in accordance with GAAP, adjusted for certain items. We believe that by focusing on pre-established consolidated operating EPS targets, we encourage behavior and performance that will help achieve these objectives.

For the NEOs, the CGN Committee originally set the consolidated operating EPS goal to provide for 100% funding of the 2020 AIP at $4.33 per share, inclusive of funding (as compared to $4.05 per share for the 2019 AIP funding target), which was subsequently adjusted by the CGN Committee to reflect the gas transmission and storage divestiture to $3.40 per share. The goal for maximum funding of 200% was set at $4.55 operating EPS originally ($3.60 adjusted). The CGN Committee also established a funding threshold, providing 50% funding if operating earnings were $4.10 per share originally ($3.20 per share adjusted) and no funding if below that threshold. The CGN Committee approved the mid-year adjustment to the operating EPS goals in order to account for the reduction in expected earnings following the gas transmission and storage divestiture.

Dominion Energy’s consolidated reported earnings in accordance with GAAP for the year ended December 31, 2020 were -$0.40 billion or -$0.57 per share, and Dominion Energy’s adjusted consolidated operating earnings for the year ended December 31, 2020 were $3.00 billion or $3.54 per share*, which surpassed the target of $3.40 per share and, based on the pre-established funding range, would result in AIP funding for the NEOs at 170%. In order to fund the NEOs’ AIP payouts consistent with all other AIP plan participants, the CGN Committee exercised negative discretion and approved a funding percentage of 118%.

* See Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP) in Appendix A.

Payout Goals

In determining whether and how to exercise its negative discretion for the AIP payout, the CGN Committee typically considers each NEO’s accomplishment of pre-determined operating and stewardship goals, weighted according to each NEO’s responsibilities. In February 2020, the CGN Committee established companywide operating and stewardship goals for all employees, including the NEOs, related to safety, diversity and inclusion and the environment. The minimum weighting for each companywide goal was 10 percentage points for all employee participants other than the Executive Chairman, CEO and Executive Vice Presidents who carried the goals at 5 percentage points each. In the spirit of One Dominion Energy, our word for teamwork, all business segments shared these three goals and received the same score for each category.

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EXECUTIVE COMPENSATION

2020 COMPANYWIDE OPERATING & STEWARDSHIP GOALS
Safety

Companywide safety goal focused on three areas:

(1)  reduction in companywide lost-days/restricted duty rate;

(2)  reduction in companywide OSHA recordable incident rate; and

(3)  innovative safety initiatives where all business segments were to identify and implement innovative solutions that improved safety in risk areas.

Diversity & Inclusion

Companywide diversity & inclusion goal had two components for leaders:

(1)  companywide spending of 12% with diverse suppliers; and

(2)  diversity training whereby 95% of leaders and employees engaged in training and conversations on diversity topics.

Environmental

Companywide environmental goal focused on two areas:

(1)  environmental innovation requiring that every business segment develop and implement innovative ideas related to environmental stewardship within the year; and

(2)  tracking and root cause analysis of the company’s reportable environmental events.

All plan participants accomplished the companywide safety, diversity and inclusion, and environmental goals.

In addition to the companywide safety, diversity and inclusion and environmental goals, Messrs. Stoddard and Brown also had four additional operating and stewardship goals. Mr. Stoddard’s additional operating and stewardship goals related to: (1) Nuclear Generation Forward Charters; (2) Nuclear Safety; (3) Nuclear On-line Radiation Exposure; and (4) Fleet Capacity Factor. Mr. Brown’s additional operating and stewardship goals related to: (1) Compliance & Reporting Sustainability; (2) Compliance & Reporting Focus; (3) Electric Market Risk & Compliance Strategy; and (4) Environmental Compliance. Messrs. Stoddard and Brown both accomplished all of their additional operating and stewardship goals.

Based on the achievement of the safety, diversity and inclusion, environmental and additional operating and stewardship goals, as applicable, the CGN Committee approved 100% payout scores for all of the NEOs.

Final AIP Payout

The CGN Committee calculated final 2020 AIP payouts as shown below:

Name	Base Salary	Target Award Percentage*	Funding Level	Payout Goal Score	Final AIP Payout

Robert M. Blue	$1,225,000	120%	118%	100%	$1,734,600

Thomas F. Farrell, II**	1,466,244	150%	118%	100%	2,595,252

James R. Chapman	650,000	90%	118%	100%	690,300

Diane Leopold	850,000	90%	118%	100%	902,700

Daniel G. Stoddard	654,308	70%	118%	100%	540,458

Carlos M. Brown	530,000	70%	118%	100%	437,780

* As a percentage of base salary.

**As detailed above, the CGN Committee approved pro-rata treatment of Mr. Farrell’s AIP during 2020; specifically, AIP payout would be calculated based on nine months at his prior base salary of $1,554,992 and three months at his adjusted base salary of $1,200,000. Mr. Farrell’s target award percentage reduces to 100% of base salary starting in 2021.

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Long-Term Incentive Program

Our LTIP focuses on Dominion Energy’s longer-term strategic goals and the retention of our executive officers. Each year, our NEOs receive a long-term incentive award consisting of two components:

•	50% restricted stock with time-based vesting

•	50% performance grant

We believe restricted stock serves as a strong retention tool and creates a focus on Dominion Energy’s stock price to further align the interests of officers with the interests of our shareholders, customers and communities. We believe restricted stock is performance-based because NEOs realize value as the market value of Dominion Energy common stock appreciates. Our performance grant encourages and rewards officers for making decisions and investments that create and maintain long-term shareholder value and benefit our customers and communities.

The CGN Committee approves long-term incentive awards in January each year. In setting long-term award levels for each NEO, the CGN Committee applies the concepts and individual factors discussed under Our Philosophy. In January 2020, the CGN Committee approved a $466,300 increase for Mr. Farrell’s target LTIP award due to his tenure and experience as CEO at the time and a $150,000 increase for Mr. Chapman to bring him within market median pay range. The CGN Committee also approved a $290,000 increase for Mr. Blue and Ms. Leopold, reflecting the CGN Committee’s continued assessment of their 2019 promotions to Co-Chief Operating Officers and the associated additional responsibilities. The CGN Committee approved a $600,000 increase for Mr. Stoddard recognizing his additional responsibilities as President-Contracted Assets and to bring him within market median pay range, and it approved a $70,000 increase for Mr. Brown due to his added responsibility as Chief Compliance Officer. Additionally, as discussed above under 2020 Leadership Transition, Mr. Blue received a true-up grant on October 1, 2020 (50% of which was provided in restricted stock and 50% of which was provided in performance-based stock) under the 2020 LTIP valued at $1,875,000, which represented the difference between his prior LTIP opportunity and his new opportunity for the portion of 2020 that followed his promotion. The CGN Committee also considered each officer’s leadership experience and accomplishments, as well as Dominion Energy’s overall performance in determining increases to each NEOs long-term incentive target awards. The 2020 long-term incentive target awards for each of the NEOs were as follows:

NAME	2020 TARGET PERFORMANCE GRANT	2020 RESTRICTED STOCK GRANT	2020 TOTAL TARGET LONG-TERM INCENTIVE AWARD	2019 TOTAL TARGET LONG-TERM INCENTIVE AWARD

Robert M. Blue*	$1,937,500	$1,937,500	$ 3,875,000	$ 1,710,000

Thomas F. Farrell, II	5,975,000	5,975,000	11,950,000	11,483,673

James R. Chapman	750,000	750,000	1,500,000	1,350,000

Diane Leopold	1,000,000	1,000,000	2,000,000	1,710,000

Daniel G. Stoddard	750,000	750,000	1,500,000	900,000

Carlos M. Brown	250,000	250,000	500,000	430,000

* Mr. Blue’s annualized target 2020 LTIP opportunity after he became CEO is $6,500,000.

2020 Restricted Stock Grants

All NEOs received a restricted stock grant on February 13, 2020, based on the dollar value above. The number of shares awarded was determined by dividing the dollar value above by the closing price of Dominion Energy’s common stock on February 13, 2020. In addition, Mr. Blue received a true-up restricted stock grant on October 1, 2020, to reflect his increased LTIP opportunity following his promotion to the CEO role, the number of shares of which was determined based on the October 1, 2020 closing price. Each of these grants cliff vests in three years on February 1, 2023. Dividends are paid to officers during the restricted period.

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2020 Performance Grants

In January 2020, the CGN Committee approved cash performance grants for the NEOs (other than Mr. Brown, who received a performance-based stock grant as described below), effective February 13, 2020 (2020 Performance Grants). The performance period commenced on January 1, 2020 and will end on December 31, 2022. The 2020 Performance Grants are denominated as a target dollar value, with potential payouts ranging from 0% to 200% of the target based on Dominion Energy’s TSR relative to the companies that are members of the company’s 2020 Compensation Peer Group (see Compensation Peer Group for listing of our peer companies) as of the grant date (as adjusted for certain events that may occur during the performance period, such as a merger or divestiture involving any member of the group) and ROIC, weighted equally. TSR is the difference between the value of a share of common stock at the beginning and end of the three-year performance period, plus dividends paid as if reinvested in stock. The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing strategic plans and to reward management based on the achievement of TSR levels relative to the Compensation Peer Group. The TSR performance targets and corresponding payout scores for the 2020 Performance Grants are the same as those for the 2018 Performance Grants, described below.

In order to reward strong absolute TSR and P/E ratio performance relative to the company’s peers, a portion of the 2020 Performance Grants may be earned based on Dominion Energy’s performance on absolute TSR and/or relative P/E ratio for the performance period. If the company’s relative TSR is below the 25th percentile, but its absolute TSR is at least 9% on a compounded annual basis for the performance period, a TSR goal achievement of 25% will apply. In addition to the foregoing amounts and regardless of the company’s relative TSR:

(i)

if the company’s absolute TSR on a compounded annual basis for the performance period is at least 10% but less than 15%, or if the company’s P/E ratio is at or above the 50th percentile but lower than the top third of the Compensation Peer Group, then an additional 25% will be added to the TSR goal achievement percentage; or

(ii)

if the company’s absolute TSR on a compounded annual basis for the performance period is at least 15% or if the company’s P/E ratio is at or above the top third of the Compensation Peer Group, then an additional 50% will be added to the TSR goal achievement percentage, provided that the aggregate TSR goal achievement percentage may not exceed 250% and the overall percentage payment under the entire performance grant may not exceed 200% of the target amount.

For this purpose, P/E ratio is determined by the CGN Committee using the methods set forth in the form of grant agreement for the 2020 Performance Grants, which is filed as Exhibit 10.22 to our 2020 Annual Report on Form 10-K. In response to investor feedback following our 2020 Say on Pay vote and in order ensure that management remains focused on long-term performance relative to our peers, we streamlined our 2021 LTIP performance grant goals by removing the absolute TSR performance modifier.

ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan and annual business plan as approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges and average invested capital means the average balances for long-term and short-term debt plus preferred equity plus common shareholders’ equity. The ROIC metric was selected to reward our officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and cost control.

We periodically consider other potential performance measures for our long-term performance grants, including performance measures designed to encourage environmental stewardship, as we have previously adopted for our AIP. While we will continue to evaluate the design of our performance grants, for now, we believe the existing performance goals based on TSR, ROIC and P/E ratio are best suited to encourage officers to make decisions and investments that will create value for the company and our shareholders over the long-term. In particular, we believe that the company’s record on environmental stewardship and climate

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leadership will necessarily be reflected in our stock price and TSR performance over the long-term, and that the TSR performance goals therefore provide an existing incentive for our officers to manage the company in ways that will help promote and safeguard the environment.

Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the cash performance grant balances the long-term program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment.

Officers who have not yet achieved 50% of their targeted share ownership guideline receive performance-based stock grants instead of a cash performance grant. Dividend equivalents are not paid on any performance-based grants. All our NEOs except Mr. Brown had achieved more than 50% of their full targeted share ownership guidelines as of the February 13, 2020 grant date and received the performance-based component of their 2020 long-term incentive award in the form of a cash performance grant. Mr. Brown received his performance-based component in the form of performance-based stock.

Additionally, because Mr. Blue’s stock ownership target increased with his promotion to CEO and he had not yet achieved 50% of his targeted share ownership for that position, his October 1, 2020 true-up performance grant was issued in the form of performance-based stock. Performance-based stock awards have identical performance and vesting conditions as the cash performance grants but are denominated and settled in shares of our common stock, instead of cash.

2018 Performance Grant Payout

In January 2018, the CGN Committee approved performance grants for the NEOs (2018 Performance Grants). For NEOs other than Mr. Brown, the 2018 Performance Grants were made in the form of cash performance grants, effective January 31, 2018, for the three-year performance period commencing January 1, 2018 and ending December 31, 2020. Mr. Brown, who had not yet achieved 50% of his requisite share ownership guideline at the time of the grant, received his 2018 Performance Grant in the form of a performance-based stock award, with performance goals and other terms identical to the cash-based performance grants, but denominated and payable in shares of our common stock instead of cash.

In January 2021, payouts were made under the 2018 Performance Grants. The 2018 Performance Grants were based on two goals: TSR for the three-year period ended December 31, 2020, relative to the companies in the Compensation Peer Group as of the January 31, 2018 grant date, as adjusted for mergers and other similar events occurring during the performance period (weighted 50%), and ROIC for the same three-year period (weighted 50%). The members of the Compensation Peer Group used to measure performance under the 2018 Performance Grants were as follows:

•	Ameren Corporation

•	American Electric Power Company, Inc.

•	CenterPoint Energy, Inc.

•	Consolidated Edison, Inc.

•	DTE Energy Company

•	Duke Energy Corporation
•	Edison International

•	Entergy Corporation

•	Eversource Energy

•	Exelon Corporation

•	FirstEnergy Corp.

•	NextEra Energy, Inc.
•	PG&E Corporation

•	PPL Corporation

•	Public Service Enterprise Group Incorporated

•	The Southern Company

•	Xcel Energy Inc.

Relative TSR (50% weighting). The relative TSR targets and corresponding payout scores for the 2018 Performance Grants were as follows:

RELATIVE TSR PERFORMANCE PERCENTILE RANKING	GOAL ACHIEVEMENT %*

85th or above	200%

50th	100%

25th	50%

Below 25th	0%

* TSR weighting is interpolated between the top and bottom of the percentages within a quartile.

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Consistent with the 2020 Performance Grant, the 2018 Performance Grant provided that if the company’s relative TSR was below the 25th percentile, but its absolute TSR was at least 9% on a compounded annual basis for the performance period, a TSR goal achievement of 25% would apply. In addition to the foregoing amounts and regardless of the company’s relative TSR, the 2018 Performance Grants also provided that if (i) the company’s absolute TSR on a compounded annual basis for the performance period was at least 10% but less than 15%, or if the company’s P/E ratio was at or above the 50th percentile but lower than the top third of the Compensation Peer Group, then an additional 25% would be added to the TSR goal achievement percentage or (ii) the company’s absolute TSR on a compounded annual basis for the performance period was at least 15% or if the company’s P/E ratio was at or above the top third of the Compensation Peer Group, then an additional 50% would be added to the TSR goal achievement percentage, provided that the aggregate TSR goal achievement percentage could not exceed 250% and the overall percentage payment under the entire performance grant may not exceed 200% of the target amount.

Actual relative TSR performance for the 2018-2020 period was in the 17.6th percentile, which produced a relative TSR goal achievement percentage of 0%. Dominion Energy’s absolute TSR for the three-year period ended December 31, 2020, was 2.1%, which is equivalent to less than 1% on a compounded annual basis, resulting in no additional percentage being added to the TSR goal achievement percentage. Dominion Energy’s P/E ratio of 20.1% for the three-year performance period was in the 70.5th percentile of the Compensation Peer Group, resulting in a 50% addition to the TSR goal achievement percentage. P/E ratios for Dominion Energy and other members of the Compensation Peer Group were determined based on the closing share price on December 31, 2020 and the EPS for the most recent four quarters ended September 30, 2020.

ROIC (50% weighting). We designed our ROIC goals for the 2018 Performance Grants to provide 100% payout if the company achieved an ROIC of 6.87% over the three-year performance period. The ROIC performance targets and corresponding payout scores for the 2018 Performance Grants were as follows:

ROIC Performance	Goal Achievement %*

7.16% and above	200%

6.87%	100%

6.55%	50%

Below 6.55%	0%

* ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2018-2020 period was 7.02%, which produced a ROIC goal achievement percentage of 151.7%.

Based on the achievement of the TSR and ROIC performance goals (including the P/E ratio modifier), the CGN Committee approved a 100.9% payout for the 2018 Performance Grants, determined as follows:

Measure	Goal Weight %	Goal Achievement %	Payout %

TSR with P/E Ratio modifier	50%	50.0%	25.0%

ROIC	50%	151.7%	75.9%

Combined Overall Performance Score 100.9%

Although the CGN Committee has discretionary authority to reduce this overall score for any reason, this discretion was not exercised. The resulting payout amounts for the NEOs, other than Mr. Brown, for the cash-based 2018 Performance Grants are shown below:

Name	2018 Performance Grant Target Award	Overall Performance Score	Calculated Performance Grant Payout

Robert M. Blue	$ 675,000	100.9%	$ 681,075

Thomas F. Farrell, II	5,741,835	100.9%	5,793,512

James R. Chapman	215,000	100.9%	216,935

Diane Leopold	675,000	100.9%	681,075

Daniel G. Stoddard	350,000	100.9%	353,150

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The corresponding payout for Mr. Brown’s 2018 performance-based stock award was as follows:

Name	2018 Performance-Based Stock Target Award (# of Shares)	Overall Performance Score	Calculated Performance-Based Stock Award Payout (# of Shares)

Carlos M. Brown	1,701	100.9%	1,716

2020 Special Retention Award for Ms. Leopold

Although the CGN Committee typically does not grant special off-cycle equity awards, it has occasionally done so in extraordinary circumstances in order to achieve specific goals. Retention of senior executive leadership during a time of significant transition is one such circumstance. The CGN Committee strongly believes that the company and its shareholders will benefit from Ms. Leopold’s continued leadership in her new role over the long term. Considering the critical role she plays in the future success of the company, and upon review of her total compensation package, the CGN Committee approved a $3,000,000 retention award for Ms. Leopold effective October 1, 2020. The award is in the form of restricted stock and will vest ratably over three years, subject to Ms. Leopold’s continued employment.

Employee and Executive Benefits

Benefit plans and limited perquisites compose the fourth element of our compensation program. These benefits serve as a retention tool and reward long-term employment.

Retirement Plans

All eligible non-union employees participate in a tax-qualified defined benefit pension plan (Pension Plan) and a 401(k) plan that includes a company match. Each year, officers whose matching contributions under our 401(k) plan are limited by the Code receive a taxable cash payment to make them whole for the company match that is lost as a result of these limits. The company matching contributions to the 401(k) plan and the cash payments of company matching contributions above the Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table.

We also maintain two nonqualified retirement plans for our executive officers, the Retirement Benefit Restoration Plan (BRP) and the frozen Executive Supplemental Retirement Plan (Frozen ESRP). The BRP helps us to compete for and retain executive talent by restoring benefits that cannot be paid under the Pension Plan due to Code limits. Due to these Code limits, and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) plan alone would produce a lower percentage of replacement income in retirement for officers than these plans will provide for other employees.

The Frozen ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation (determined at the earlier of a participant’s retirement or October 1, 2019) to partially make up for this gap in retirement income. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Messrs. Chapman and Brown did not become officers until after July 2013 and, therefore, do not participate in the Frozen ESRP. Effective October 1, 2019, due to variations in our officer eligibility for the plan and changing market trends, we froze future benefit accruals under the Frozen ESRP as well. Benefits under the Frozen ESRP will continue to be credited with annual cost-of-living increases as described below under Pension Benefits.

The Pension Plan, 401(k) plan, BRP and Frozen ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and Frozen ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of the accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are more fully explained in the narrative following that table.

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In individual situations and primarily for mid-career changes or retention purposes, the CGN Committee has granted certain officers additional years of credited age and service for purposes of calculating benefits under the BRP. Age and service credits granted to the NEOs are described in Dominion Energy Retirement Benefit Restoration Plan under Pension Benefits. Additional age and service may also be earned under the terms of an officer’s Employment Continuity Agreement in the event of a change in control, as described in Change in Control under Potential Payments Upon Termination or Change in Control. No additional years of age or service credit were granted to the NEOs during 2020.

Other Benefit Programs

Dominion Energy’s officers participate in the benefit programs available to other Dominion Energy employees. The core benefit programs generally include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program.

We also maintain an executive life insurance program for officers that is fully insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years from enrollment date or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

Perquisites

We provide a limited number of perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. We offer the following perquisites to all officers:

•	An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive officer physical exams, and financial and estate planning. Dominion Energy wants officers to be proactive with preventive healthcare and also wants executive officers to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion Energy’s retirement and other employee benefit programs.

•	A vehicle leased by Dominion Energy, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company. As we progress in our clean energy transformation, our officers are leading by example. All vehicles leased for our officers are transitioning to electric or plug-in hybrid electric vehicles.
•	In limited circumstances, use of corporate aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Messrs. Blue and Farrell to use the corporate aircraft for air travel, including personal travel. Their respective families and guests may accompany them on any personal trips. The use of corporate aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or Executive Chair or (ii) personal travel to accommodate business demands on an executive officer’s schedule. Except for Messrs. Blue and Farrell, personal use of corporate aircraft is not available when there is a company need for the aircraft. Use of corporate aircraft saves substantial time and allows us to have better access to our executive officers for business purposes.

Other than costs associated with comprehensive executive officer physical exams (which are exempt from taxation under the Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

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Employment Continuity Agreements

Dominion Energy has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. These agreements are consistent with competitive practice for our peer companies, and they protect the company in the event of an anticipated or actual change in control. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. The Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining appropriate compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger, meaning they require both a change in control and a qualifying termination of employment to trigger most benefits. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

Other Agreements

Dominion Energy does not have comprehensive employment agreements or severance agreements with its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion Energy, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with certain of our NEOs to provide certain benefit enhancements or other protections, as described in Dominion Energy Retirement Benefit Restoration Plan, Dominion Energy Frozen Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control. We did not enter into any new letter agreements with NEOs in 2020.

4. OUR PROCESS

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee reviews a comprehensive analysis of the executive compensation program, including the elements of each NEO’s compensation, with input from senior management and the CGN Committee’s independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, annually reviews succession planning for the company’s senior officers, reviews executive officer share ownership guidelines and compliance, and establishes compensation programs designed to achieve Dominion Energy’s objectives.

The CGN Committee evaluates each NEO’s base salary, total cash compensation (base salary plus target AIP award) and total direct compensation (base salary plus target AIP award and target long-term incentive award) against data from our Compensation Peer Group. To ensure the compensation levels are appropriately competitive and consistent with the company’s overall strategy, the CGN Committee considers the peer data together with the considerations described under Individual Factors in Setting Compensation. Neither the peer comparison nor the individual factors are assigned any specific weighting. As part of its analysis, the CGN Committee also considers Dominion Energy’s size, including market capitalization and P/E ratio, and complexity compared to the companies in our Compensation Peer Group, as well as the tenure of the NEO as compared to executive officers in a similar position in a Compensation Peer Group company.

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The Role of the Independent Compensation Consultant

The CGN Committee has retained FW Cook as its independent compensation consultant to advise the CGN Committee on executive officer and director compensation matters. The CGN Committee’s consultant:

•	Attends meetings as requested by the CGN Committee, either in person or by teleconference;

•	Communicates directly with the Chairman of the CGN Committee outside of the CGN Committee meetings as needed;

•	Participates in CGN Committee executive sessions as requested without the CEO present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends;

•	Benchmarks and discusses with the CGN Committee its recommendation with respect to non-employee director compensation;
•	Benchmarks and discusses with the CGN Committee its recommendation on executive pay, including the CEO, and provides guidance on the Compensation Peer Group;

•	Monitors current and emerging market trends and reports to the CGN Committee on such trends and their impact on company compensation practices;

•	Reviews and comments on proposals and materials prepared by management and answers technical questions, as requested; and

•	Generally reviews and offers advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including best practices and other matters.

In 2020, the CGN Committee reviewed and assessed the independence of FW Cook and concluded that FW Cook’s work did not raise any conflicts of interest. FW Cook did not provide any additional services to Dominion Energy during 2020.

Management’s Role in Our Process

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Under the direction of management, internal compensation specialists provide the CGN Committee with data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. Management, along with our internal compensation and financial specialists, assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and recommendations for establishing the Compensation Peer Group. Management also works with the Chairman of the CGN Committee to establish the agenda and prepare meeting information for each CGN Committee meeting.

The CEO is responsible for reviewing senior officer succession plans with the CGN Committee on an annual basis. The CEO is also responsible for reviewing the performance of the other senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and advice as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee.

The Compensation Peer Group

The CGN Committee uses the Compensation Peer Group to assess the competitiveness of the compensation of our NEOs. This same group is used to evaluate the relative performance of the company for purposes of our 2020 Performance Grants.

In the fall of each year with input and advice from its independent consultant, the CGN Committee reviews and approves the Compensation Peer Group. In selecting the Compensation Peer Group, we identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion Energy in revenues, assets or market capitalization. For 2020, we replaced PPL Corporation and PG&E Corporation with NiSource Inc. and Sempra Energy. PG&E Corporation was removed after filing for Chapter 11 bankruptcy in January 2019. PPL Corporation was removed due to uncertainty in its United Kingdom operations caused by BREXIT. NiSource Inc. and Sempra Energy were added as their size and business model are similar to those of Dominion Energy.

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Dominion Energy’s 2020 Compensation Peer Group was comprised of the following companies:

•	Ameren Corporation

•	American Electric Power Company, Inc.

•	CenterPoint Energy, Inc.

•	Consolidated Edison, Inc.

•	DTE Energy Company

•	Duke Energy Corporation
•	Edison International

•	Entergy Corporation

•	Eversource Energy

•	Exelon Corporation

•	FirstEnergy Corp.

•	NextEra Energy, Inc.
•	NiSource Inc.

•	Public Service Enterprise Group Incorporated

•	Sempra Energy

•	The Southern Company

•	Xcel Energy Inc.

The CGN Committee and management use the Compensation Peer Group to: (i) compare Dominion Energy’s stock and financial performance against these peers using a number of different metrics and time periods to evaluate how we are performing; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer ranges for base pay, annual incentive pay, long-term incentive pay and total direct compensation, both generally and for specific positions; and (iv) compare our benefits and perquisites. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion Energy’s size compared with the median of the Compensation Peer Group and the complexity of its business. As compared to the Compensation Peer Group, as of year-end 2020, Dominion Energy ranked fourth in market capitalization, fifth in assets and fifth in revenues, as reported by Bloomberg.

Survey and Other Data

Survey compensation data and information on local companies with whom we compete for talent and other companies with market capitalization comparable to Dominion Energy are used only to provide a general understanding of compensation practices and trends, not as benchmarks for compensation decisions. The CGN Committee considers individual and company-specific factors, including internal pay equity, along with data from the Compensation Peer Group, in establishing compensation opportunities. The CGN Committee believes this reflects Dominion Energy’s specific needs in its distinct competitive market and with respect to its size and complexity versus its peers.

CEO Compensation Relative to Other NEOs

Our CEO (which was Mr. Blue for periods on and after October 1, 2020 and Mr. Farrell for periods prior to October 1, 2020) generally participates in the same compensation programs and receives compensation based on the same philosophy and factors as the other NEOs. Application of the same philosophy and factors to the CEO’s position results in overall CEO compensation that is higher than the compensation of the other NEOs. The CEO’s compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties encompassing the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. The CEO’s compensation also reflects his role as our principal corporate representative to investors, customers, regulators, analysts, legislators, industry, the communities in which we operate and the media.

We consider CEO compensation trends as compared to the next highest-paid officer, as well as to our executive officers as a group, over a multi-year period to monitor the ratio of the CEO’s pay relative to the pay of other executive officers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review for 2020.

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5. OUR COMPENSATION PRACTICES AND POLICIES

Dominion Energy supports our culture of good governance with solid compensation practices that pay for performance and promote strategic risk management.

WE DO:
Balance short-term and long-term incentives

Place a substantial portion of NEO pay at risk and tie to enhanced shareholder value

Use different performance measures for our annual and long-term incentive programs

Maintain rigorous share ownership guidelines

Incorporate clawback provisions in incentive compensation

Include a non-compete clause in our executive retirement plans

Proactively engage with our largest shareholders on compensation and governance issues

Conduct annual Say on Pay votes

Require two triggers for the payment of most change in control benefits

WE DO NOT:
Allow payout of AIP awards or performance grants greater than 200% of target

Offer long-term or indefinite employment agreements to our executive officers

Include long-term incentive awards in retirement or severance calculations (other than prorated payout of outstanding awards)

Permit officers or directors to hedge or pledge shares as collateral

Offer excessive executive perquisites or provide tax gross ups on executive perquisites

Dilute shareholder value by issuing excessive equity compensation

Offer excessive change in control severance benefits

Provide excise tax gross ups in change in control agreements for new officers (elected after February 1, 2013)

Annual Compensation Risk Review

Dominion Energy’s management, including Dominion Energy’s senior risk officer and other executive officers, annually reviews the overall structure of the company’s executive compensation program and policies to ensure that they are consistent with effective management of enterprise key risks and that they do not encourage executive officers to take unnecessary or excessive risks that could threaten the value of the enterprise. With respect to the programs and policies that apply to our NEOs, this review includes analysis of:

•	How different elements of our compensation programs may increase or mitigate risk-taking;

•	Performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of the company;
•	Whether the performance measurement periods for short-term and long-term incentive compensation are appropriate; and

•	The overall structure of compensation programs as related to business risks.

Among the factors considered in management’s assessment are: (i) the balance of our overall program design, including the mix of cash and equity compensation; (ii) the mix of fixed and variable compensation; (iii) the balance of short-term and long-term objectives of our incentive compensation; (iv) the performance metrics, performance targets, threshold performance requirements and capped payouts related to our incentive compensation; (v) our clawback provision on incentive compensation; (vi) our share ownership guidelines, including share ownership levels, retention practices and prohibitions on hedging, pledging and other

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derivative transactions related to Dominion Energy stock; (vii) the CGN Committee’s ability to exercise negative discretion to reduce the amount of the annual and long-term incentive awards; and (viii) internal controls and oversight structures in place at Dominion Energy.

Based on management’s review, the CGN Committee believes the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies.

Share Ownership Guidelines

We require executive officers to own and retain significant amounts of Dominion Energy stock to align their interests with those of our shareholders by promoting a long-term focus through share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company.

The CGN Committee annually reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. In 2020, the CGN Committee approved certain changes to the targeted share ownership levels to better align the guidelines with evolving market practice. The CGN Committee based its recommendation on a competitive analysis and advice it received from FW Cook, its independent compensation consultant. The share ownership guidelines previously required that an officer own the lesser of a certain number of shares or a multiple of salary. As none of our Compensation Peer Group companies bases ownership on a certain number of shares, the CGN Committee decided to remove this measure. In addition, the CGN Committee revised the multiple of salary measure to be more in line with peer practice.

Targeted ownership levels are the following values:

Position	Value of Shares

President & Chief Executive Officer	6 x salary

Executive Chairman	6 x salary

Executive Vice President – Dominion Energy	4 x salary

Senior Vice President – Dominion Energy & Subsidiaries	3 x salary

President – Dominion Energy Subsidiaries	3 x salary

Vice President – Dominion Energy & Subsidiaries	2 x salary

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans count toward the ownership targets. Restricted stock, performance-based stock and shares underlying stock options do not count toward the ownership targets until the shares vest or the options are exercised.

Until an officer meets his or her ownership target, an officer must retain all after-tax shares from the vesting of restricted stock and performance-based stock awards. We refer to shares held by an officer that are more than 15% above his or her ownership target as qualifying excess shares. An officer may sell, gift or transfer qualifying excess shares at any time, subject to insider trading rules and other policy provisions as long as the sale, gift or transfer does not cause an executive officer to fall below his or her ownership target.

In order to encourage officers to meet their share ownership guidelines and facilitate their ownership of company stock, the company offers an Executive Stock Purchase Tool Kit program (the Tool Kit) to any officer who is subject to share ownership guidelines and is not currently in compliance with his or her guideline because of new hire, promotion or any other reason. The Tool Kit provides eligible officers with an opportunity to purchase shares of company stock at a discount, either by electing to exchange a portion (up to 100%) of the officer’s AIP payout for shares of company stock or by purchasing shares through Dominion Energy Direct®. An officer who elects to participate in the Tool Kit receives an additional payment equal to 25% of the amount he or she has elected to invest in shares of company stock. The additional payment, net of applicable taxes, is also paid or required to be invested in shares of company stock. Tool Kit shares are issued under the company’s 2014 Incentive Compensation Plan.

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Anti-Hedging & Pledging Policy

We prohibit our officers, employees and directors and their designees from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of shares of our common stock or other equity securities, granted to them as compensation or otherwise held, directly or indirectly, by them. Our officers and directors are also prohibited from using margin accounts and pledging shares as collateral.

Recovery of Incentive Compensation

Dominion Energy’s Corporate Governance Guidelines authorize the Board to seek recovery of cash and equity performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Our AIP and LTIP performance grant documents include a broader clawback provision that authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

We include provisions in our LTIP performance grants and restricted stock grants that subject those awards to any additional or revised clawback guidelines that Dominion Energy may adopt in the future in response to the Dodd-Frank rules.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a deduction for annual compensation in excess of $1 million that we pay to our CEO, CFO, our next three most highly compensated officers and any other individual who has served as one of our covered executive officers after 2016, other than pursuant to certain “grandfathered” compensation arrangements in effect on November 2, 2017. Compensation decisions for our NEOs are driven by market competitiveness and the other factors described above in this CD&A and the CGN Committee approves non-deductible compensation whenever it feels that corporate objectives justify the cost of being unable to deduct such compensation.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for stock-based payments, which requires that compensation expense relating to stock-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

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Executive Compensation Tables

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, stock awards made to our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our current CEO, who became CEO on October 1, 2020, our previous CEO, who became Executive Chairman on October 1, 2020, our CFO and our three most highly compensated officers who are deemed to be executive officers by our Board pursuant to SEC rules other than our current CEO, previous CEO, and CFO.

The following highlights some of the disclosures contained in this table.

•	Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.

•

Stock Awards. The amounts in this column reflect the grant date fair value of the stock awards for accounting purposes for the respective year. Stock awards are reported in the year in which the awards are granted regardless of when or if the awards vest.

•

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our LTIP. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

•

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits under the terms of our retirement plans and are not actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified pension plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year. Accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during the years presented in the Summary Compensation Table. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

•

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) plan account, payments under the company’s Tool Kit, and company matching contributions paid directly to the NEO that would be credited to the 401(k) plan account if Code contribution limits did not apply.

•

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

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SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2020, 2019 and 2018 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) *	All Other Compensation(5)	Total
Robert M. Blue President and Chief Executive Officer	2020	$890,573	$2,875,039	$2,415,675	$1,649,066	$82,290	$7,912,643
	2019	738,303	855,032	1,210,720	1,422,153	67,001	4,293,209
	2018	613,708	675,042	1,136,502	455,242	53,709	2,934,203
Thomas F. Farrell, II Executive Chairman	2020	1,466,244	5,975,052	8,388,764	0	210,565	16,040,625
	2019	1,554,992	5,741,884	7,336,680	2,380,099	243,380	17,257,035
	2018	1,554,992	5,741,867	7,451,188	0	208,395	14,956,442
James R. Chapman Executive Vice President, Chief Financial Officer and Treasurer	2020	636,614	750,029	907,235	29,901	133,789	2,457,568
	2019	566,919	675,063	563,988	27,565	73,898	1,907,433
	2018	396,526	215,026	597,339	26,306	52,153	1,287,350
Diane Leopold Executive Vice President and Chief Operating Officer	2020	796,823	4,000,055	1,583,775	1,707,115	79,564	8,167,332
	2019	738,303	855,032	1,203,936	1,774,643	70,259	4,642,173
	2018	613,708	675,042	1,136,233	639,150	58,106	3,122,239
Daniel G. Stoddard Senior Vice President, Chief Nuclear Officer and President – Contracted Assets	2020	651,132	750,029	893,608	917,254	51,591	3,263,614

Carlos M. Brown Senior Vice President, General Counsel and Chief Compliance Officer	2020	522,645	500,020	437,780	443,336	49,920	1,953,701

(1)

Effective March 1, 2020, other than Mr. Farrell, the NEOs received the following base salary increases: Mr. Blue: 3%; Mr. Chapman: 14%; Ms. Leopold: 3%; Mr. Stoddard: 3%; and Mr. Brown: 9%. Mr. Farrell did not receive a base salary increase. Effective October 1, 2020, Mr. Blue received a base salary increase of 56% due to his promotion to President and CEO, and Ms. Leopold received a base salary increase of 8% due to her promotion to Executive Vice President and Chief Operating Officer. Mr. Farrell’s base salary reduced by 23% due to the change in his position on October 1, 2020.

(2)

The amounts in this column reflect the grant date fair value of stock awards for the respective year of grant in accordance with FASB guidance for share-based payments. Dominion Energy did not grant any stock options in any of the years shown in the table. See also Note 20 to the Consolidated Financial Statements in Dominion Energy’s 2020 Annual Report on Form 10-K for more information on the valuation of stock-based awards, the Grants of Plan-Based Awards table for stock awards granted in 2020, and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2020. For Messrs. Blue and Brown, the awards granted in 2020 include performance-based stock awards valued at target; were these awards paid out at their maximum potential payout levels based on the highest possible achievement of the performance goals, the amounts reported in this column for 2020 for Mr. Blue and Mr. Brown would have included an additional $937,500 and $250,010, respectively.

(3)

The 2020 amounts in this column include the payout under Dominion Energy’s 2020 AIP for each of the NEOs and under the 2018 Performance Grants for each of the NEOs other than Mr. Brown, who received his 2018 Performance Grant in the form of performance-based stock. All the NEOs received 118% funding of their 2020 AIP target awards. All of the NEOs received 100% payout scores for accomplishments of their goals. The 2020 AIP payout amounts were as follows: Mr. Blue: $1,734,600; Mr. Farrell: $2,595,252; Mr. Chapman: $690,300; Ms. Leopold: $902,700; Mr. Stoddard: $540,458 and Mr. Brown: $437,780. See CD&A for additional information on the 2020 AIP and the Grants of Plan-Based Awards table for the range of each NEO’s potential award under the 2020 AIP. In 2020 and 2019, Mr. Chapman elected to receive a portion of his AIP payout, 33% and 15% respectively, in shares of company stock under the Tool Kit. The 2018 Performance Grant was issued on January 31, 2018 and the payout amount was determined based on achievement of performance goals for the performance period ended December 31, 2020. Payouts could range from 0% to 200%. The actual payout was 100.9% of the target amount. The 2018 Performance Grant payout amounts were as follows: Mr. Blue: $681,075; Mr. Farrell: $5,793,512; Mr. Chapman: $216,935; Ms. Leopold; $681,075; and Mr. Stoddard: $353,150. See 2018 Performance Grant Payout in the CD&A for additional information on the 2018 Performance Grants. The 2019 amounts reflect both the 2019 AIP and the 2017 three-year performance grant payouts, and the 2018 amounts reflect both the 2018 AIP and 2017 two-year performance grant payouts.

(4)

All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our qualified Pension Plan and nonqualified executive retirement plans. There are no above-market earnings on nonqualified deferred compensation plans. These accruals are not directly in relation to final payout potential, and can vary significantly year over year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or incentive target for market or other reasons; (iii) actual age versus predicted age at retirement; (iv) discount rate used to determine present value of benefit;

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and (v) other relevant factors. Reductions in the actuarial present value of an NEO’s accumulated pension benefits are reported as $0. Mr. Chapman participates in the “cash balance” formula under the Pension Plan while each of the other NEOs participates in the “final average earnings” pension formula.

A change in the discount rate can be a significant factor in the change reported in this column. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the NEO at retirement and an increase in the discount rate has the opposite effect. The discount rate used in determining the present value of the accumulated benefit decreased from 3.57% used as of December 31, 2019 to a discount rate of 2.87% used as of December 31, 2020. The increase in present value attributed solely to the change in discount rate was as follows: Mr. Blue: $392,003; Mr. Chapman: $801; Ms. Leopold: $520,603; Mr. Stoddard: $193,862; and Mr. Brown: $173,061.

(5)	All Other Compensation amounts for 2020 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Executive Stock Purchase Tool Kit(d)	Total All Other Compensation

Robert M. Blue	$28,613	$27,048	$8,462	$18,167	$0	$82,290

Thomas F. Farrell, II	144,317	7,362	11,400	47,486	0	210,565

James R. Chapman	49,660	23,692	21,706	17,581	21,150	133,789

Diane Leopold	28,382	22,733	7,874	20,575	0	79,564

Daniel G. Stoddard	14,121	18,083	8,403	10,984	0	51,591

Carlos M. Brown	30,563	8,904	5,700	4,753	0	49,920

(a)

Unless noted, the amounts in this column for all NEOs are comprised of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Chapman, the amounts in this column include $27,030 for the personal use of his company electric vehicle. For Messrs. Farrell and Chapman the amount in this column also includes personal use of the corporate aircraft. The value of the personal use of the aircraft for Mr. Farrell during 2020 was $124,336. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as more than 84% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Messrs. Blue and Farrell to use corporate aircraft for all personal travel.

(b)

Employees hired before 2008 (including all NEOs other than Mr. Chapman) who contribute to the 401(k) plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service. Employees hired after 2008 (including Mr. Chapman) who contribute to the 401(k) plan receive a matching contribution of one dollar for each dollar contributed, up to 4% of compensation (subject to IRS limits) for employees who have less than 5 years of service, up to 5% of compensation (subject to IRS limits) for employees who have 5 to 15 years of service, up to 6% of compensation (subject to IRS limits) for employees who have 15 to 25 years of service, and up to 7% of compensation (subject to IRS limits) for employees who have more than 25 years of service.

(c)	Represents each payment of lost 401(k) plan matching contribution due to IRS limits.

(d)

Represents the additional payment Mr. Chapman received in 2020 under the Tool Kit in connection with his election to receive a portion (15%) of his 2019 AIP payment in shares of company stock. The additional payment is equal to 25% of the amount of the AIP payment that the executive elects to receive in shares of company stock. The additional payment, net of applicable tax withholdings, is also paid in shares of company stock.

2021 PROXY STATEMENT DOMINION ENERGY 57

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2020.

Name	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Robert M. Blue

2020 Annual Incentive Plan(2)			$735,000	$1,470,000	$2,940,000

2020 Cash Performance Grant(3)			125,000	1,000,000	2,000,000

2020 Restricted Stock Grant(4)	2/13/2020	1/23/2020							11,596	$1,000,039

2020 Restricted Stock Grant(4)	10/1/2020	7/31/2020							11,929	937,500

2020 Performance-based Stock Grant(5)	10/1/2020	7/31/2020				1,491	11,929	23,858		937,500

Thomas F. Farrell, II

2020 Annual Incentive Plan(2)			1,099,683	2,199,366	4,398,732

2020 Cash Performance Grant(3)			745,875	5,975,000	11,950,000

2020 Restricted Stock Grant(4)	2/13/2020	1/23/2020							69,284	5,975,052

James R. Chapman

2020 Annual Incentive Plan(2)			292,500	585,000	1,170,000

2020 Cash Performance Grant(3)			93,750	750,000	1,500,000

2020 Restricted Stock Grant(4)	2/13/2020	1/23/2020							8,697	750,029

Diane Leopold

2020 Annual Incentive Plan(2)			382,500	765,000	1,530,000

2020 Cash Performance Grant(3)			125,000	1,000,000	2,000,000

2020 Restricted Stock Grant(4)	2/13/2020	1/23/2020							11,596	1,000,039

2020 Restricted Stock Grant(6)	10/1/2020	7/31/2020							38,173	3,000,016

Daniel G. Stoddard

2020 Annual Incentive Plan(2)			229,008	458,015	916,030

2020 Cash Performance Grant(3)			93,750	750,000	1,500,000

2020 Restricted Stock Grant(4)	2/13/2020	1/23/2020							8,697	750,029

Carlos M. Brown

2020 Annual Incentive Plan(2)			185,500	371,000	742,000

2020 Restricted Stock Grant(4)	2/13/2020	1/23/2020							2,899	250,010

2020 Performance-based Stock Grant(5)	2/13/2020	1/23/2020				362	2,899	5,798		250,010

(1)

On January 23, 2020, the CGN Committee approved the 2020 long-term incentive compensation awards for our officers, which consisted of a restricted stock grant, a cash performance grant and, for Mr. Brown, a performance-based stock grant. The 2020 restricted stock and performance-based stock awards were granted on February 13, 2020. Under the 2014 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion Energy common stock on the date of grant or, if that day is not a trading day, on the most recent trading day immediately preceding the date of grant. The fair market value for the February 13, 2020 restricted stock grant was $86.24 per share, which was Dominion Energy’s closing stock price on the grant date. The CGN Committee approved additional restricted stock and performance-based stock awards on July 31, 2020 for Mr. Blue and Ms. Leopold, which were granted on October 1, 2020. The fair market value for the October 1, 2020 restricted stock and performance-based stock grants was $78.59 per share, which was Dominion Energy’s closing stock price on the grant date.

(2)

Amounts represent the range of potential payouts under the 2020 AIP. Actual amounts paid under the 2020 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his or her salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2020 AIP, funding was based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A.

(3)

Cash Performance Grants were awarded on February 1, 2020. Amounts represent the range of potential payouts under the 2020 performance grants of our 2020 LTIP. Payouts can range from 0% to 200% of the target award. Threshold represents achievement of the threshold absolute TSR or relative P/E ratio performance adder for the TSR component of the awards without achievement of any other goals, which would result in a payout equal to 12.5% of target. Awards will be paid by March 15, 2023 depending on the achievement of performance goals for the three-year period ending December 31, 2022. The amount earned will depend on the level of achievement of two performance metrics: TSR—50% and ROIC—50%. TSR measures Dominion Energy’s share performance for the three-year period

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relative to the TSR of the companies in the Compensation Peer Group on the grant date. ROIC goal achievement will be measured against internal goals and scored against our financial forecasts for the performance period. There are additional opportunities to earn a portion of the awards based on our absolute TSR or relative P/E ratio performance. See Exhibit 10.22 to Dominion Energy’s 2020 Annual Report on Form 10-K, for TSR and ROIC goals.

The performance grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grant has pro-rated vesting for retirement, termination without cause, death or disability. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. If Mr. Farrell should retire as an employee of the company but continue to serve on the Board, his performance grant will continue to vest for as long he continues to serve on the Board. Payout for an officer who retires or whose employment is terminated without cause, is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

In the event of a change in control, the performance grant is vested in its entirety and payout of the performance grant will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion Energy’s financial statements.

(4)

The restricted stock grant is forfeited in its entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The 2020 restricted stock grant fully vests on the third anniversary of the grant date (except for Mr. Blue’s October 1, 2020 restricted stock grant, which vests on February 1, 2023). The restricted stock grant provides for prorated vesting if an officer retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. If Mr. Farrell should retire as an employee of the company but continue to serve on the Board, his performance grant will continue to vest for as long he continues to serve on the Board. In the case of retirement, prorated vesting will not occur if the CEO (or for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if an officer’s employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion Energy for all shareholders.

(5)

2020 performance-based stock grants have the same performance goals and other terms and conditions as the 2020 cash performance grants (see footnote 3 above), but are denominated and paid in shares of Dominion Energy common stock. No dividends are paid with respect to performance-based stock awards. The grant-date value of performance-based stock awards is based on target performance.

(6)

Ms. Leopold’s 2020 retention restricted stock grant will vest ratably over the three-year period, with one-third on October 1, 2021; October 1, 2022 and October 1, 2023. Any unvested shares of restricted stock are forfeited if she voluntarily terminates employment or is terminated with cause before the applicable vesting date. The restricted stock grant provides for prorated vesting if she retires, dies, becomes disabled, is terminated without cause, or if there is a change in control. In the case of retirement, prorated vesting will not occur if the CEO determines her retirement is detrimental to the company. In the event of a change in control, prorated vesting is provided as of the change in control date, and full vesting if her employment is terminated, or constructively terminated by the successor entity following the change in control date but before the scheduled vesting date. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion Energy for all shareholders.

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EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2020. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2020.

	Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Performance-Based Stock Shares That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Performance-Based Stock Awards That Have Not Vested

Robert M. Blue	8,831	(2)	$664,091

	11,887	(3)	893,902

	23,525	(4)	1,769,080	11,929	(8)	$897,061

Thomas F. Farrell, II	75,116	(2)	5,648,723

	79,826	(3)	6,002,915

	69,284	(4)	5,210,157

James R. Chapman	2,813	(2)	211,538

	9,385	(3)	705,752

	8,697	(4)	654,014

Diane Leopold	8,831	(2)	664,091

	11,887	(3)	893,902

	11,596	(4)	872,019

	38,173	(5)	2,870,610

Daniel G. Stoddard	4,579	(2)	344,341

	6,257	(3)	470,526

	8,697	(4)	654,014

Carlos M. Brown	1,701	(2)	127,915

	2,990	(3)	224,848

	2,899	(4)	218,005

				1,701	(6)	127,915

				2,990	(7)	224,848

				2,899	(8)	218,005

(1)	The market value is based on closing stock price of $75.20 on December 31, 2020.

(2)	Shares vested on February 1, 2021.

(3)	Shares scheduled to vest on February 1, 2022.

(4)	Shares scheduled to vest on February 1, 2023.

(5)	Shares scheduled to vest: one-third on October 1, 2021; one-third on October 1, 2022 and one-third on October 1, 2023.

(6)	Performance-based shares issued in lieu of cash payment under 2018 Performance Grant. Shares earned and vested on February 1, 2021.

(7)	Performance-based shares issued in lieu of cash payment under 2019 Performance Grant. Shares scheduled to vest on February 1, 2022, subject to achievement of performance goals.

(8)	Performance-based shares issued in lieu of cash payment under 2020 Performance Grant. Shares scheduled to vest on February 1, 2023, subject to achievement of performance goals.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2020, on vested restricted stock and performance-based stock awards. There are no outstanding stock options and there were no option exercises by NEOs in 2020.

	Stock Awards

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

Robert M. Blue	6,974	$598,021

Thomas F. Farrell, II	72,802	6,242,772

James R. Chapman	5,740	487,408

Diane Leopold	6,974	598,021

Daniel G. Stoddard	4,533	388,705

Carlos M. Brown	3,471	294,739

PENSION BENEFITS

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2020, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service, pay and other assumptions similar to those used for accounting and disclosure purposes. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year(3)

Robert M. Blue	Pension Plan	15.50	$ 1,214,212

	Benefit Restoration Plan	15.50	2,233,351

	Frozen Executive Supplemental Retirement Plan	14.25	2,983,633

Thomas F. Farrell, II	Pension Plan	25.00	2,089,796

	Benefit Restoration Plan	30.00	12,883,982	$ 647,500

	Frozen Executive Supplemental Retirement Plan	30.00	11,473,244	4,845,700

James R. Chapman	Cash Balance Plan	7.42	82,451

	Benefit Restoration Plan	7.42	49,340

Diane Leopold	Pension Plan	25.17	2,092,981

	Benefit Restoration Plan	25.17	3,019,634

	Frozen Executive Supplemental Retirement Plan	23.92	3,209,907	22,500

Daniel G. Stoddard	Pension Plan	14.50	1,277,502

	Benefit Restoration Plan	14.50	1,301,559

	Frozen Executive Supplemental Retirement Plan	13.25	2,404,498

Carlos M. Brown	Pension Plan	13.17	873,844

	Benefit Restoration Plan	13.17	311,580

(1)

Years of credited service shown in this column for the Pension Plan are actual years accrued by a NEO from his or her date of participation to December 31, 2020 (October 1, 2019 in the case of the Frozen ESRP). Service for the Benefit Restoration Plan and the Frozen ESRP is the NEO’s actual credited service as of December 31, 2020 (October 1, 2019 in the case of the Frozen ESRP) plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Mr. Farrell by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Dominion Energy Retirement Benefit Restoration Plan, Dominion Energy Frozen Executive Supplemental Retirement Plan and Potential Payments Upon Termination or Change in Control for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

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(2)

The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which, for NEOs participating in the traditional Pension Plan formula, is age 60 for Messrs. Blue, Farrell, Stoddard and Brown, and Ms. Leopold. In addition, for purposes of calculating the Benefit Restoration Plan benefits for Mr. Farrell, the amount reflects additional credited years of service granted to him pursuant to his agreement with the company (see Dominion Energy Retirement Benefit Restoration Plan). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $3,312,861 lower for Mr. Farrell. Pension Plan and Frozen ESRP benefits amounts are not augmented by the additional service credit assumptions. In addition, the benefit calculations for the Frozen ESRP reflect that, pursuant to the terms of their individual letter agreements, the benefits for Mr. Farrell is payable for the executive officer’s lifetime. Benefit accruals under the Frozen ESRP were frozen as of October 1, 2019, other than certain cost-of-living adjustments described below.

(3)	The amounts shown in this column reflect the pre-2005 benefit amounts from the BRP and ESRP that were paid in January 2020. The pre-2005 BRP and ESRP were terminated in 2019.

Dominion Energy Pension Plan

The Dominion Energy Pension Plan (Pension Plan) is a tax-qualified defined benefit pension plan. Messrs. Blue, Farrell, Stoddard and Brown and Ms. Leopold were hired before 2008 and therefore participate in the “final average earnings” formula of the Pension Plan (Traditional Pension Formula). Mr. Chapman was hired after January 1, 2008 and therefore participates in the “cash balance” formula of the Pension Plan (Cash Balance Formula) which applies to non-union employees hired on or after January 1, 2008.

Traditional Pension Formula

The Traditional Pension Formula provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Traditional Pension Formula benefit is calculated using a formula based on (i) age at retirement; (ii) final average earnings; (iii) estimated Social Security benefits; and (iv) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the AIP, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites, or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming the participant has no further employment after leaving Dominion Energy. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000, and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service Through December 31, 2000			For Credited Service On and After January 1, 2001

2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited service is limited to a total of 30 years for all parts of the formula and credited service after 2000 is limited to 30 years minus credited service before 2001.

Benefit payment options are (i) a single life annuity or (ii) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

Participants in the Traditional Pension Formula also receive a special retirement account, which is in addition to the basic pension benefit. The special retirement account is credited with 2% of base pay each month as well as interest based on the 30-year

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Treasury bond rate set annually (2.16% in 2020). The special retirement account can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 –23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

Cash Balance Formula

The Cash Balance Formula is based solely on amounts credited to a cash balance account on behalf of the participant. The cash balance account is credited with a percentage of pay each month, depending on years of credited service:

•	Less than 5 Years: 4% of pay

•	Between 5 to 15 Years: 5% of pay
•	Between 15 to 25 Years: 6% of pay

•	25 or more Years: 7% of pay

Cash balance accounts are also credited with interest at an annual rate established in accordance with IRS guidelines. Participants in the Cash Balance Formula can receive immediate distribution of benefits following termination of employment at any age, with three years of service. Benefits will be payable as either an immediate lump sum, an immediate annuity or a deferred annuity.

The Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2020, the compensation limit was $285,000. The Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2020, this limitation was the lesser of (i) $230,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Energy Retirement Benefit Restoration Plan

The BRP is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Energy Pension Plan due to the limits imposed by the Code.

A Dominion Energy employee is eligible to participate in the BRP if (i) he or she is a member of management or a highly compensated employee, (ii) his or her Pension Plan benefit is or has been limited by the Code compensation or benefit limits, and (iii) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

BRP Benefit with Traditional Pension Formula

For participants in the Traditional Pension Formula, upon retirement, the BRP benefit is calculated using the same formula (except that the IRS salary limit is not applied) used to determine the participant’s default annuity form of benefit under the Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Pension Plan. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004, had previously been frozen, but the calculation of the overall restoration benefit did not change. The pre-2005 portion of the BRP was terminated and paid out to participants in January 2020.

Prior to the termination and pay-out of the pre-2005 portion of the BRP, participants could have elected to receive the portion of the restoration benefit that accrued before 2005 as a single lump sum cash payment or in the same annuity form elected by the participant under the Pension Plan. For the portion of the benefit that accrued in 2005 or later, benefits must be paid in a lump sum. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

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A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Mr. Farrell has been granted service credits for purposes of calculating his BRP benefit. Per his letter agreement, Mr. Farrell was granted 30 years of service when he reached age 60. For Mr. Farrell, the additional years of service count toward determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Dominion Energy Frozen Executive Supplemental Retirement Plan.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way (except that the IRS salary limit is not applied) as the 50% qualified pre-retirement survivor annuity payable under the Pension Plan and paid in a lump sum payment.

BRP Benefit with Cash Balance Formula

Participants in the Cash Balance Formula of the Pension Plan are also eligible to receive a BRP benefit. The benefit is calculated by determining what the cash balance benefit would have been but for the application of the Code limits and then subtracting the amount of the actual cash balance benefit, paid as a lump sum.

Dominion Energy Frozen Executive Supplemental Retirement Plan

The Dominion Energy Frozen ESRP is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award, determined as of the earlier of a participant’s retirement or October 1, 2019) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Section 409A of the Code, the portion of a participant’s Frozen ESRP benefit that had accrued as of December 31, 2004, had previously been frozen, but the calculation of the overall benefit did not change. The pre-2005 portion of the Frozen ESRP was terminated and paid out to participants in January 2020. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Effective October 1, 2019, future benefit accruals under the Frozen ESRP were frozen as well. Frozen ESRP benefits will continue to be credited with annual cost-of-living increases (equal to one-half of the first 5 percentage point increase in the average Consumer Price Index for the first quarter of the previous year) on each July 1, starting with July 1, 2020 through the July 1 on or immediately preceding the date of a participant’s retirement.

Before the plan was closed, a Dominion Energy employee became eligible to participate in the Frozen ESRP if (i) he or she was a member of management or a highly compensated employee, and (ii) he or she had been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full Frozen ESRP benefit if he or she separates from service with Dominion Energy after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion Energy with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, prorated retirement benefit. A participant who separates from service with Dominion Energy with fewer than 60 months of service is generally not entitled to a Frozen ESRP benefit unless the participant separated from service on account of disability or death. Participants younger than age 55 at October 1, 2019 may continue to grow into an unreduced benefit based on their future increases in age prior to retirement. No participant had fewer than 60 months of service in the Frozen ESRP as of the October 1, 2019 freeze date.

Prior to the termination and pay-out of the pre-2005 portion of the Frozen ESRP in January 2020, a participant could have elected to receive the portion of his or her benefit that had accrued as of December 31, 2004, in a lump sum or in monthly installments. Any portion of the Frozen ESRP benefit that accrued after December 31, 2004, must be paid in the form of a single lump sum cash payment. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract. The lump sum benefit is fixed as of October 1, 2019 and will not be further adjusted after that date except to

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reflect increases in a participant’s frozen accrued benefit due to the participant’s additional age or cost of living adjustments described above after October 1, 2019, using the same actuarial factors used to calculate the lump sum benefit on October 1, 2019. Messrs. Farrell and Stoddard are currently entitled to a full Frozen ESRP retirement benefit. Based on the terms of his individual letter agreement, Mr. Farrell will receive a Frozen ESRP benefit calculated as a lifetime benefit. Mr. Blue and Ms. Leopold are eligible for a prorated Frozen ESRP retirement benefit since they both have 10 years of service with the company. Their benefit will be a prorated benefit until they reach the age of 55, at which time they will be entitled to a full Frozen ESRP retirement benefit based on a 10-year period. Effective July 1, 2013, the Frozen ESRP was closed to any new participants. Messrs. Chapman and Brown became officers after this date and are therefore not eligible to participate in the Frozen ESRP.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on the Code and Pension Benefit Guaranty Corporation (PBGC) requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion Energy. Actuarial assumptions used for the December 31, 2020, benefit calculations shown in the Pension Benefits table include a discount rate of 2.87% to determine the present value of the future benefit obligations for the Pension Plan and BRP and a lump sum interest rate of 2.12% to estimate the lump sum values of BRP. Each NEO is assumed to retire at the earliest age at which he or she is projected to become eligible for full, unreduced pension benefits. For purposes of estimating future eligibility for unreduced Pension Plan and Frozen ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Mortality rates are developed from actual and projected plan experience for postretirement benefit plans. Dominion Energy’s actuaries conduct an experience study periodically as part of the process to select a best estimate of mortality. Dominion Energy considers both standard mortality tables and improvement factors as well as the plans’ actual experience when selecting a best estimate. For BRP and Frozen ESRP benefits, other actuarial assumptions include an assumed tax rate of 45% for lump sums. Cash Balance Formula Pension Plan, BRP and Frozen ESRP benefits are assumed to be paid as lump sums; Traditional Pension Formula Pension Plan benefits are assumed to be paid as annuities.

The discount rate for calculating lump sum BRP payments at the time an officer terminates employment is selected by Dominion Energy’s Administrative Benefits Committee and adjusted periodically. For 2020, a 2.45% discount rate was used to determine the lump sum payout amounts. This discount rate was selected based on a rolling average of the blended rate published by the PBGC in October of the previous five years. The discount rate for calculating lump sum Frozen ESRP payments was fixed at October 1, 2019 at 2.56%.

NONQUALIFIED DEFERRED COMPENSATION

As of December 31, 2020, the company did not offer any elective nonqualified deferred compensation plans to its NEOs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion Energy has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion Energy.

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EXECUTIVE COMPENSATION

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and

•

The executive officer must either be terminated without cause or terminate his or her employment with the surviving company after a constructive termination. Constructive termination means the executive officer’s salary, incentive compensation or job responsibility is reduced after a change in control or the executive officer’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion Energy voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Energy Board before any such transaction cease to represent a majority of Dominion Energy’s or its successor’s Board within two years after the last of such transactions.

If an executive officer’s employment following a change in control is terminated without cause or due to a constructive termination, the executive officer will become entitled to the following termination benefits:

•	Lump sum severance payment equal to three times base salary plus AIP award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual AIP payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under Frozen ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date (provided that no additional benefits will accrue under the Frozen ESRP after October 1, 2019 except as provided therein).

•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•	Executive life insurance. Premium payments will continue to be paid by the company until the earlier of (i) the fifth anniversary of the termination date, or (ii) the later of the tenth anniversary of the policy or the date the officer attains age 64.

•	Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter agreement (if any) and include five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).

•	If any payments are classified as excess parachute payments for purposes of Section 280G of the Code and the executive officer incurs the excise tax, the company will pay the executive officer an amount equal to the 280G excise tax plus a gross-up multiple.

In January 2013, the CGN Committee approved the elimination of the excise tax gross-up provision included in the Employment Continuity Agreement for any new officer elected after February 1, 2013.

The terms of awards made under the LTIP, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A and footnotes to the Grants of Plan-Based Awards table.

Other Post Employment Benefit for Mr. Farrell. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

66 DOMINION ENERGY 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Incremental Payments Upon Termination or Change in Control

The following table provides the incremental payments that would be earned by each NEO if his or her employment had been terminated, or constructively terminated, as of December 31, 2020. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Name	Non- Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non- Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Out- placement Services	Excise Tax & Tax Gross-Up	Total

Robert M. Blue(4)

Termination without Cause	$—	$1,757,123	$1,833,068	$—	$—	$—	$—	$—	$3,590,191

Termination with Cause/ Voluntary Termination	—	—	—	—	—	—	—	—	—

Death / Disability	—	1,757,123	1,833,068	—	—	—	—	—	3,590,191

Change in Control(5)	3,958,591	1,569,949	1,593,993	—	8,085,000	247,832	25,000	7,512,416	22,992,781

Thomas F. Farrell, II(4)

Retirement	—	10,918,890	11,392,898	1,200,000	—	—	—	—	23,511,788

Death/Disability	—	10,918,890	11,392,898	—	—	—	—	—	22,311,788

Change in Control(5)	491,873	5,942,904	6,065,772	—	11,437,160	—	25,000	—	23,962,709

James R. Chapman(4)

Termination without Cause	—	856,227	894,286	—	—	—	—	—	1,750,513

Termination with Cause/ Voluntary Termination	—	—	—	—	—	—	—	—	—

Death / Disability	—	856,227	894,286	—	—	—	—	—	1,750,513

Change in Control(5)	—	715,076	745,714	—	3,742,018	118,460	25,000	—	5,346,268

Diane Leopold(4)

Termination without Cause	—	1,722,306	1,551,143	—	—	—	—	—	3,273,449

Termination with Cause/ Voluntary Termination	—	—	—	—	—	—	—	—	—

Death / Disability	—	1,722,306	1,551,143	—	—	—	—	—	3,273,449

Change in Control(5)	5,217,472	3,578,315	978,857	—	4,845,000	260,759	25,000	7,194,126	22,099,529

Daniel G. Stoddard(4)

Retirement	—	835,096	881,429	—	—	—	—	—	1,716,525

Death / Disability	—	835,096	881,429	—	—	—	—	—	1,716,525

Change in Control(5)	1,105,543	633,785	668,571	—	3,430,352	—	25,000	2,424,904	8,288,155

Carlos M. Brown(4)

Termination without Cause	—	334,490	344,115	—	—	—	—	—	678,605

Termination with Cause/ Voluntary Termination	—	—	—	—	—	—	—	—	—

Death / Disability	—	334,490	344,115	—	—	—	—	—	678,605

Change in Control(5)	336,550	236,277	226,652	—	2,703,000	44,521	25,000	—	3,572,000

(1)

Grants made in 2018, 2019 and 2020 under the LTIP vest pro rata upon termination without cause, death or disability. These grants vest pro rata upon retirement provided the CEO (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. The amounts shown in the restricted stock column are based on the closing stock price of $75.20 on December 31, 2020.

(2)

Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary upon retirement in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3)

Amounts in this column represent the value of the annual incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Messrs. Farrell and Stoddard are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Mr. Blue and Ms. Leopold would be eligible for retiree medical benefits under a change in control because with five years of extra age they would be treated as if age of 58 and eligible for retiree medical benefits. Messrs. Chapman and Brown would not be eligible for retiree medical benefits under a change in control because even with five years of extra age, they would not reach the age of 58 required for eligibility. Messrs. Blue, Chapman, and Brown and Ms. Leopold are not vested in their executive life insurance policies because they are not age 55, but under a change in control, the company would continue to pay premiums for five additional years.

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EXECUTIVE COMPENSATION

(4)

Messrs. Farrell and Stoddard are eligible for retirement, and this table above assumes they would each retire in connection with any termination event. Messrs. Blue and Chapman and Ms. Leopold are not retirement eligible but under a change in control they would be granted five years of extra age and service which would put them at the early retirement age of 55. Mr. Brown even with the additional five years of age credit would not reach the early retirement age of 55.

(5)

Change in control amounts assume that a change in control and a termination or constructive termination takes place on December 31, 2020. The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell and Stoddard) or termination without cause (Messrs. Blue, Chapman and Brown and Ms. Leopold). The restricted stock and performance grant amounts represent the value of the awards upon a change in control that is above what would be received upon a retirement or termination.

EQUITY COMPENSATION PLANS

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

As of December 31, 2020	(a)	(b)	(c)

Plans approved by shareholders	—	$—	19,873,366	(1)

Plans not approved by shareholders	—	—	943,123	(2)

Total	—	—	20,816,489

(1)

Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 69,356 shares. The Directors’ Stock Accumulation Plan had no participants as of December 31, 2020 and was subsequently deregistered in February 2021.

(2)	Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. The Directors’ Stock Compensation Plan was amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Director Plans. The Directors’ Stock Compensation Plan had no participants as of December 31, 2020 and was subsequently deregistered in February 2021.

CEO PAY RATIO

This section presents required disclosure, in accordance with SEC rules, of (i) the median of the annual total compensation of all of our employees, other than our CEO, (ii) the annual total compensation of our CEO, and (iii) the ratio of (ii) to (i), sometimes referred to as the “CEO pay ratio.”

Due to the divesture of substantially all the gas transmission and storage business in 2020, there has been a change in our employee population that we reasonably believe would result in a significant change in our pay ratio disclosure. Therefore, we re-identified the median employee for 2020 using the same methodology we employed in 2019.

Given the CEO transition which occurred in 2020, for purposes of the pay ratio calculation we annualized Mr. Blue’s compensation as if he had served as CEO for the entire year. Mr. Blue’s annualized 2020 compensation is based on his CEO-level salary rate of $1,225,000 (as if such rate had been in effect throughout 2020), his 2020 annual incentive award paid in 2021 of $1,734,600, his annualized target long-term incentive award value as CEO of $6,500,000, an adjusted 2020 change in pension value (calculated by our benefits consultant, Willis Towers Watson, based on a full-year of CEO salary and Mr. Blue’s 2020 annual incentive award paid in 2021) of $1,649,066, and “All Other Compensation” as reported in the Summary Compensation Table. Our median employee’s annual total compensation for 2020 was $153,466. As a result, we estimate that the ratio of the annual total compensation of our CEO to the estimated median of the annual compensation of our employees was 73:1.

68 DOMINION ENERGY 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

We identified our median employee from our employee population as of December 31, 2020. On that date we had approximately 17,400 employees, all of whom were employed in the United States. To determine our median employee, we chose base pay as our consistently applied compensation measure. We then conducted our analysis using a clustered sampling methodology, which divides the population into clusters or groups, to identify employees within a 1% range of the median. To accomplish this, we used payroll data to determine the base pay actually paid to each employee in our sample during a measurement period from January 1, 2020 through December 31, 2020. Using this methodology, we identified the median employee from the sampled group and calculated annual total compensation for that employee for 2020 using the same methodology we used for our NEOs as set forth in the Summary Compensation Table on page 56. A significant portion of our median employee’s annual total compensation came from change in pension value ($55,475).

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2021 PROXY STATEMENT DOMINION ENERGY 69

Item 2 – Advisory Vote on Approval of Executive Compensation (Say on Pay)

We provide shareholders with a Say on Pay vote every year at the annual meeting of shareholders. While the vote is non-binding, the Board and CGN Committee take the results of the vote into consideration when evaluating the executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our NEOs resulting from our compensation objectives, policies and practices relating to our NEOs as described in this Proxy Statement. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), we are asking shareholders to approve the following advisory resolution at the 2021 Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis.

In connection with this proposal, the Board encourages shareholders to review, in detail, the description of the executive compensation program for our NEOs that is set forth in the Compensation Discussion and Analysis section in this Proxy Statement, beginning on page 32, as well as the information contained in the compensation tables and narrative discussion in the Proxy Statement.

As described in more detail in the Compensation Discussion and Analysis section, the major objectives of Dominion Energy’s executive compensation program are to attract, develop and retain an experienced and highly qualified executive team; motivate and reward superior performance that supports our business and strategic plans and contributes to Dominion Energy’s long-term success; and reinforce our five core values of safety, ethics, excellence, embrace change, and teamwork. The guiding principle of our compensation philosophy is to link executive pay to company performance. Our executive compensation program is designed to align the interests of our executive officers with those of our shareholders, customers, communities and other stakeholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase TSR, and enhance customer service and foster community well-being.

Because your vote is advisory, it will not be binding upon the Board. However, the Board and the CGN Committee value the opinions expressed by Dominion Energy’s shareholders and will review the voting results in connection with their ongoing assessment of Dominion Energy’s executive compensation program.

70 DOMINION ENERGY 2021 PROXY STATEMENT

Compensation of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the non-employee director compensation program. As part of its review, the CGN Committee considers the significant time expended by, and the skill level required of, each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and market compensation practices and levels of our peer companies. Any changes proposed by the CGN Committee must be approved by the Board. Our non-employee director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate our non-employee directors with a combination of cash and equity awards, along with certain other benefits as described below.

During its annual review of the non-employee director compensation program for 2020, the CGN Committee considered an analysis prepared by its independent consultant, FW Cook, which summarized director compensation trends for independent directors and pay levels at the same peer companies used to evaluate the compensation of our NEOs. Following this review, and after considering the analysis of FW Cook, the CGN Committee recommended and the Board approved a $10,000 increase to the annual stock retainer component of the non-employee director compensation program from $157,500 to $167,500 effective May 6, 2020.

Effective May 6, 2020, our non-employee director compensation program consists of the following:

•	Annual cash retainer: $107,500

•	Annual stock retainer: $167,500

•	Lead Director annual cash retainer: $35,000

•	Committee chair annual cash retainer: Audit Committee and CGN Committee, $25,000; Finance and Risk Oversight Committee and SCR Committee, $20,000

•

Board and committee meeting fees: No separate meeting fees are paid, except that an excess meeting fee of $2,000 will be paid to each director who attends more than 25 meetings per calendar year, including Board and committee meetings, but not special education sessions. No excess meeting fees were paid in 2020.

2021 PROXY STATEMENT DOMINION ENERGY 71

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table and footnotes reflect the compensation and fees received in 2020 by our non-employee directors for their services. Messrs. Blue and Farrell do not receive any separate compensation for service as a director.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total

James A. Bennett	$107,500	$167,493	$5,000	$279,993

Helen E. Dragas(1)	127,500	167,493	5,000	299,993

James O. Ellis, Jr.	107,500	167,493	—	274,993

D. Maybank Hagood	107,500	167,493	5,000	279,993

John W. Harris(3) (4)	167,500	415,593	132,030	715,123

Ronald W. Jibson	107,500	167,493	—	274,993

Mark J. Kington(1)	127,500	167,493	5,000	299,993

Joseph M. Rigby(1)	107,500	167,493	—	274,993

Pamela J. Royal, M.D.	107,500	167,493	5,000	279,993

Robert H. Spilman, Jr.(5)	150,000	167,493	—	317,493

Susan N. Story(1)	107,500	167,493	—	274,993

Michael E. Szymanczyk(6)	120,000	167,493	—	287,493

(1)

Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees and annual cash retainers under the Non-Employee Directors Compensation Plan. Mses. Dragas and Story and Mr. Kington deferred all of their annual cash retainers to stock unit accounts in lieu of cash for 2020. Mr. Rigby deferred 20% of his annual cash retainer to a stock unit account in lieu of cash for 2020.

(2)

Each non-employee director who was elected in May 2020 received an annual stock retainer valued at $167,493, which was equal to 2,149 shares, valued at $77.94 per share based on the closing price of Dominion Energy common stock on May 5, 2020. Directors may defer all or a portion of this stock retainer. (See the Security Ownership of Certain Beneficial Owners and Management table for March 5, 2021 balances.) A total of 25,788 shares of stock, in aggregate, were distributed to these directors, or to a trust account for deferrals, for their annual stock retainers. No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2020.

(3)

All Other Compensation amounts for 2020 are as follows: For Mr. Harris, the amount reported in this column is for dividend equivalents earned on his Directors’ Stock Accumulation Plan (SAP) balance. For certain directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders. All other amounts in this column represent matching gift contributions made by the Dominion Energy Charitable Foundation as described under Matching Gifts Program.

(4)	Mr. Harris retired from the Board effective November 5, 2020 and was paid a departure stock grant valued at $248,100.

(5)	Mr. Spilman was elected Lead Director effective November 5, 2020. He was paid a prorated cash retainer of $17,500.

(6)	Mr. Szymanczyk was elected the Chair of the CGN Committee effective November 5, 2020. He was paid a prorated cash retainer of $12,500.

Director Compensation Plans and Benefits

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainers and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. This plan also allows directors to defer all or a portion of their annual cash retainer and meeting fees into stock unit or cash accounts and all or a portion of their annual stock retainer into stock unit accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion Energy common stock, and cash accounts are credited monthly with interest at an annual rate established for the Dominion Energy Fixed Rate Fund (which was 2.29% in 2020) under Dominion Energy’s frozen Executive Deferred Compensation Plan. Shares of Dominion Energy common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. Additionally, if a director has served at least five years, he or she will receive a Departure Stock Grant of 1,000 shares of Dominion Energy common stock upon departure from the Board. If that director also served as a committee chair or Lead Director in the year preceding the year of departure, he or she will be

72 DOMINION ENERGY 2021 PROXY STATEMENT

COMPENSATION OF NON-EMPLOYEE DIRECTORS

granted an additional 1,000 shares of Dominion Energy common stock for each such position held upon departure from the Board. In addition, this plan allows for grants of restricted stock awards and stock options to Board members. However, no stock options or restricted stock awards were granted under this plan and no such awards are outstanding.

FROZEN DIRECTOR PLANS

On December 31, 2004, the Board froze the following director plans: Stock Compensation Plan and Stock Accumulation Plan (described in footnote (3) under the Compensation of Non-Employee Directors table above). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. Under the frozen plans, dividend equivalents on prior deferrals continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan, and directors had the option to defer receipt of that stock. As of December 31, 2020, there were no remaining participants in the Stock Compensation Plan and Stock Accumulation Plan. Both plans were terminated by the Board and deregistered with the SEC in February 2021.

MATCHING GIFTS PROGRAM

Dominion Energy’s philanthropic arm, the Dominion Energy Charitable Foundation, will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Energy Charitable Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is also available to all Dominion Energy employees.

EXPENSE REIMBURSEMENTS

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to up to two Board meetings each year. In addition, directors and their spouses may accompany the CEO or other senior executives on the corporate aircraft for both business and personal travel. We do not provide tax gross-ups on any imputed income for the directors.

Non-Employee Director Stock Ownership

Within four years of his or her election to the Board, each non-employee director is expected to acquire and hold the lesser of 12,000 shares of Dominion Energy common stock or an amount of shares equal in value to five times the annual cash and stock retainers combined. Each of our non-employee directors who have been members of the Board for at least four years have met their share ownership requirements. For information regarding the share ownership requirements for our executive officers, see Share Ownership Guidelines in the CD&A.

2021 PROXY STATEMENT DOMINION ENERGY 73

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 5, 2021, the number of shares of our common stock beneficially owned by each of our directors, NEOs, and by all directors and executive officers as a group.

BENEFICIAL OWNERSHIP AS OF MARCH 5, 2021(1)

Name	Shares of Common Stock	Deferred Stock Accounts(2)	Restricted Shares	Total(3)

James A. Bennett	8,890	7,010	—	15,900

Robert M. Blue	61,895	—	81,103	142,998

Helen E. Dragas	54,467	49,357	—	103,824

James O. Ellis, Jr.	6,559	19,284	—	25,843

Thomas F. Farrell, II	841,302	—	184,257	1,025,559

D. Maybank Hagood	3,236	5,069	—	8,305

Ronald W. Jibson	15,309	—	—	15,309

Mark J. Kington	90,635	85,465	—	176,100

Joseph M. Rigby	5,707	11,846	—	17,553

Pamela F. Royal, M.D.	8,473	28,684	—	37,157

Robert H. Spilman, Jr.	29,095	8,448	—	37,543

Susan N. Story	11,584	7,016	—	18,600

Michael E. Szymanczyk	68,090	10,023	—	78,113

Carlos M. Brown	9,556	—	10,107	19,663

James R. Chapman	26,074	—	30,032	56,106

Diane Leopold	45,021	—	75,715	120,736

Daniel G. Stoddard	34,282	—	25,499	59,781

All directors and executive officers as a group (22 persons)(4)	1,419,218	232,202	449,123	2,100,543

(1)

The definition of beneficial ownership for proxy statement purposes includes securities over which a person, directly or indirectly, has sole or shared voting or investment power. For purposes of this Proxy Statement, beneficial ownership also includes securities that a person has a right to acquire beneficial ownership of within 60 days after March 5, 2021. Unless otherwise noted, all securities are held directly by the director or executive officer and such person has sole voting and investment power with respect to such securities.

(2)	Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(3)

Includes shares as to which a director or executive officer (i) has sole voting and/or investment power or (ii) voting and/or investment power is shared with or controlled by another person as follows: Ms. Dragas, 17,699 (shares held by jointly owned companies); Mr. Farrell, 24,492 (shares held jointly with spouse) and 93,180 (shares held by family foundation); Mr. Jibson, 5,587 (shares held by jointly owned company); Mr. Kington, 9,546 (shares held in joint tenancy); Mr. Spilman, Jr., 2,834 (shares held in trust); Mr. Szymanczyk, 52,630 (shares held in trust); Mr. Brown, 28 (shares held in joint tenancy with spouse); Mr. Stoddard, 200 (shares held by spouse); and all directors and executive officers as a group, 206,346.

(4)	Neither any individual director or executive officer nor all of the directors or executive officers as a group owns more than 1% of Dominion Energy’s outstanding shares as of March 5, 2021.

74 DOMINION ENERGY 2021 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SIGNIFICANT SHAREHOLDERS

Name and Address of Beneficial Owner	Beneficial Ownership of Shares of Common Stock (based on 13G Filing)	Percentage of Common Stock Outstanding

The Vanguard Group(1) 100 Vanguard Boulevard Malvern, PA 19355	67,556,816	8.3%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	55,773,989	6.8%

State Street Corporation(3) One Lincoln Street Boston, MA 02111	41,433,590	5.1%

(1)

According to its Schedule 13G filing for December 31, 2020, this shareholder has shared voting power over 1,852,192 shares, sole dispositive power over 63,438,408 shares, and shared dispositive power over 4,118,408 shares.

(2)	According to its Schedule 13G filing for December 31, 2020, this shareholder has sole voting power over 47,700,460 shares, and sole dispositive power over 55,773,989 shares.

(3)	According to its Schedule 13G filing for December 31, 2020, this shareholder has shared voting power over 36,795,981 shares and shared dispositive power over 41,426,817 shares.

2021 PROXY STATEMENT DOMINION ENERGY 75

Audit-Related Matters

Audit Committee Report

Our Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of Dominion Energy’s accounting, auditing and financial reporting practices. Our Committee operates under a written charter that is reviewed annually and can be found at www.dominionenergy.com/our-company/leadership-and-governance/board-committees-and-charters.

Management is responsible for Dominion Energy’s financial statements and internal controls over financial reporting. Throughout 2020, our Committee met with the internal auditors and independent registered public accounting firm (the “independent auditors”), with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion Energy’s financial statements and internal controls over financial reporting, and the overall quality of Dominion Energy’s financial reporting. At three of the Committee’s meetings, we also met with the company’s internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion Energy’s consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established under AS 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (PCAOB) and approved by the SEC, this discussion included a review of significant accounting policies, critical accounting policies and practices, critical accounting estimates, and the quality of Dominion Energy’s accounting principles.

We have received written disclosures and letters from the independent auditors required by both the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality-control procedures. We have discussed with the independent auditors the issue of their independence from Dominion Energy, including any non-audit services performed by them.

2020 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion Energy’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2021

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2021 consolidated financial statements and internal controls over financial reporting of Dominion Energy and its subsidiaries, as well as their proposed audit-related services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of Dominion Energy, as Dominion Energy’s independent auditor for 2021 and in accordance with our pre-approval policy, approved the fees for the services presented to us. Permission for any non-audit related services will require prior approval by our Committee or our Chair.

Robert H. Spilman, Jr., Chair

James O. Ellis Jr.

D. Maybank Hagood

Joseph M. Rigby

Pamela J. Royal, M.D.

Susan N. Story

76 DOMINION ENERGY 2021 PROXY STATEMENT

AUDIT-RELATED MATTERS

Auditor Fees and Pre-Approval Policy

The Audit Committee has a pre-approval policy for Deloitte’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. The Audit Committee approved the schedule of services and fees for 2021. In accordance with Dominion Energy’s pre-approval policy, any changes to the schedule may be approved by the Audit Committee at its next meeting.

The following table presents fees paid to Deloitte for the fiscal years ended December 31, 2020 and 2019, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2020	2019

Audit Fees(1)	$9.27	$11.06

Audit-Related Fees(2)	0.77	0.83

Tax Fees(3)	0.01	–

All Other Fees(4)	–	–

Total	$10.05	$11.89

(1)

These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

(2)

These amounts consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion Energy’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions and investments, and accounting consultations about the application of GAAP to proposed transactions.

(3)	These amounts are for tax compliance services, tax consulting services and related costs. We had no such fees in 2019.

(4)	We had no other fees in 2020 or 2019 other than those described above.

Representatives of Deloitte will be virtually present at the 2021 Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate shareholder questions.

2021 PROXY STATEMENT DOMINION ENERGY 77

Item 3 – Ratification of Appointment of Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the company’s financial statements. The Audit Committee has appointed Deloitte as the company’s independent external auditor for the fiscal year 2021. Deloitte has served as Dominion Energy’s independent external auditor continuously since 1988. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. Further, in conjunction with the mandated rotation of the auditing firm’s lead engagement partner, the Audit Committee and its Chair will continue to be directly involved in the selection of Deloitte’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Deloitte to serve as the company’s independent external auditor is in the best interests of Dominion Energy and its shareholders.

The Board has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment of Deloitte. If the shareholders do not ratify the selection of Deloitte, the selection of the independent external auditor will be reconsidered by the Audit Committee.

78 DOMINION ENERGY 2021 PROXY STATEMENT

Shareholder Proposals

Dominion Energy has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2021 Annual Meeting. We are presenting the proposals and supporting statements as they were submitted to us by the proponents. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of the proponents of each proposal will be furnished to any shareholder upon oral or written request. We recommend a vote against each of these proposals for the reasons set forth in the opposing statement. For purposes of any discussion by the company regarding the decline in its total enterprise-wide carbon-equivalent (CO2e) emissions, such reduction reflects Scope I carbon and methane emissions measured in millions of metric tons, through 2019; the baseline for electric generation is 2005; the baseline for gas operations is 2010. The baselines have been adjusted to include recent acquisitions, and actual and projected emissions reductions are inclusive of reductions related to asset divestitures.

Item 4 – Shareholder Proposal Regarding a Report on Lobbying

Whereas, we believe in full disclosure of Dominion’s direct and indirect lobbying activities and expenditures to assess whether Dominion’s lobbying is consistent with its expressed goals and in shareholder interests.

Resolved, the shareholders of Dominion request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Dominion used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Dominion’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision-making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Dominion is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Dominion’s website.

Supporting Statement

Dominion spent $22,240,000 from 2010 — 2019 on federal lobbying. This does not include state lobbying, where Dominion lobbies but disclosure is uneven or absent.

Dominion belongs to the American Gas Association, Edison Electric Institute, Chamber of Commerce, Consumer Energy Alliance (CEA), National Association of Manufacturers and Nuclear Energy Institute, which altogether spent $104,543,092 on lobbying for 2019. Dominion does not disclose its payments to trade associations, or the amounts used for lobbying where the trade association directly pays tax on the portion that is not deductible. This means Dominion could be making additional payments that are used to lobby but not disclosed where the trade association is paying the tax. It is also unclear whether Dominion is disclosing all third- party grassroots lobbying that does not get reported at the federal level under the Lobbying Disclosure Act, and disclosure is uneven or absent in states.

2021 PROXY STATEMENT DOMINION ENERGY 79

SHAREHOLDER PROPOSALS

We are concerned Dominion’s payments to third-party groups are potentially being used for undisclosed grassroots lobbying. For example, in South Carolina, CEA reportedly “sent fraudulent emails to state legislators bearing the names and addresses of residents who later said they were impersonated” to advocate for a plan by Dominion to purchase SCANA Corporation.1 The American Gas Association has funded Your Energy, described as “a fake grassroots” group supporting the Atlantic Coast Pipeline owned by Dominion.2 And Dominion does not disclose its support for the American Legislative Exchange Council.3

We urge Dominion to expand its lobbying disclosure.

1 https://www.thenation.com/article/environment/energy-utility-entergy-astroturfing-nola/.

2 https://www.huffpost.com/entry/natural-gas-pipeline-your-energy-virginia_n_593afeb1e4b0240268793e8d.

3 https://www.energyandpolicy.org/utilities-anti-protest-bills/.

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The Board believes this proposal is unnecessary and is not in the best interest of the company’s shareholders. Contrary to the proposal’s supporting statement, the company is already disclosing many of the items highlighted by the proponent. Since 2018, the Center for Political Accountability has recognized Dominion Energy as a “trendsetter” for transparency and the quality of our disclosures. Dominion Energy believes that participation in the legislative, regulatory and political processes at all levels of government is vital to our business, our shareholders and our customers. The company actively participates in the political process to help shape and promote public policies that advance our business strategies and goals and serve the interests of key stakeholder groups. By engaging with elected officials, regulators, community and business leaders, and environmental and safety agencies, among others, we strive to conduct our business as transparently as possible. Doing so helps build public trust and form mutually beneficial, lasting partnerships.

Our company already provides comprehensive political and lobbying disclosures.

Our lobbying activities are subject to comprehensive regulation at the federal and state levels. As required by the federal Lobbying Disclosure Act, we register and report to the U.S. Congress details on the bills and issues lobbied and expenses incurred, along with reporting our disbursements to candidates and philanthropic contributions. We file similar publicly available reports with state agencies, and include those reports on our website, www.dominionenergy.com/our-company/leadership-and-governance/political-contributions. While not required, we also provide links from our website to the U.S. Congress and applicable state entity websites, where interested parties can access our federal and state lobbying reports and our political contributions to candidate reports.

We know that transparency regarding our political activity is critical to maintaining public trust. Contrary to the proposal’s supporting statement, and to promote transparency, we voluntarily publish the following information on our website, even when disclosure is not required by law or whether the information relates specifically to lobbying: (i) contributions to 527 tax-exempt political organizations; (ii) contributions to 501(c)(4) tax-exempt organizations; (iii) for trade associations and other tax-exempt organizations to which we contribute $50,000 or more, the portions of our payments attributable to lobbying; (iv) payments greater than $50,000, in the aggregate, to national 501(c)(3) tax-exempt organizations whose predominate purpose is to provide venues for the exchange of ideas on matters of public policy; and (v) political contributions by our state and federal political action committees. Dominion Energy does not make any independent political expenditures in support of or in opposition to a candidate or political party, nor do we make payments to influence the outcome of ballot measures.

The company has a Lobbying and Political Contributions Policy.

As part of our commitment to good governance, Dominion Energy continuously reviews our disclosures against best practices. In 2021, Dominion Energy published a Lobbying and Political Contributions Policy, which can be found on our website at www.dominionenergy.com/our-company/leadership-and-governance/political-contributions. This Policy discusses, among many things, oversight and internal authorizations required for corporate political contributions, participation in coalitions, grassroots lobbying and trade associations, and the retention and oversight of lobbyists.

Our political activity is subject to Board oversight.

Our political activity, including lobbying, is overseen by the Audit Committee of our Board of Directors. On an annual basis, the senior Corporate Affairs Officer reports to the Audit Committee, composed of independent directors, on the company’s political and lobbying activities, expenditures, and its governing policies, including payments to trade associations and other tax-exempt organizations that may be used for political purposes.

80 DOMINION ENERGY 2021 PROXY STATEMENT

SHAREHOLDER PROPOSALS

We believe that transparency and accountability are important aspects of corporate political and lobbying activity. Our practices, policies and robust disclosures, reflected in our recognition as a “trendsetter” by the Center for Political Accountability, demonstrate our commitment to strong corporate governance. We believe that preparation of the requested report would be duplicative and an unnecessary waste of company resources.

Subsequent to the receipt of the below proposal, Dominion Energy filed a Form 8-K on March 23, 2021 announcing that the Board has elected Mr. Robert M. Blue to serve as Chairman of the Board, effective April 1, 2021, to succeed Mr. Thomas F. Farrell, II after Mr. Farrell advised the Board of his intention to retire as Executive Chairman of the Company and as a Director of the Board. The leadership structure described below is the structure in place as of the date this proxy statement was filed, March 24, 2021.

Item 5 – Shareholder Proposal Regarding a Policy to Require an Independent Chair

RESOLVED: Shareholders of Dominion Energy, Inc. (“Dominion”) ask the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent member of the Board. This policy shall apply prospectively and not violate any contractual obligation.

SUPPORTING STATEMENT

As long-term shareholders, we believe that a board chair independent of management, now or upon retirement of the current Executive Chairman, would assist the Board in overseeing Dominion’s necessary strategic transformation to achieve its goal of net zero carbon emissions by 2050. We strongly commend Dominion for committing to this important target. We are concerned, however, that Dominion’s planned transition from coal is too slow and incompatible with achieving its 2050 target and that these assets are at risk of becoming stranded — Dominion’s plans entail running several coal plants into the 2040s.

As summarized in a 2020 Deloitte study: “[T]here are significant gaps between decarbonization targets and the scheduled fossil fuel plant retirements, renewable additions and flexibility requirements needed to achieve full decarbonization. The math doesn’t yet add up.” i Deloitte was referring to U.S. utilities that have made net zero commitments in general, but we believe this is also the case with Dominion in particular.

Our fundamental concern is that Dominion’s CEO, under the supervision of its former CEO, has misaligned incentives to make investments and strategic choices whose payoff — no matter how substantial — is decades into the future.

There is an inherent conflict of interest when a current or former CEO chairs the board to which the CEO is accountable. Dominion’s former CEO, Thomas Farrell II, who was recently appointed Executive Chairman, may have a vested interest in the success of the decisions and strategies made under his leadership – and investors will pay the price, if these decisions need to be overturned for Dominion to complete its transformation. Farrell’s sustained authority may also hinder the ability of the new CEO, Robert Blue, to be a change agent and steer the company to achieve its decarbonization goals.

Furthermore, Dominion has not announced an end date for Farrell’s service as Executive Chairman (unlike Disney and IBM in 2020).

In our view, an independent Board chair is an effective means to hold the CEO accountable for managing the company in close alignment with the long-term interests of its shareowners. It can also help strengthen the quality of discussions in the boardroom.

For these reasons, we believe independent Board leadership would assist the Board in overseeing Dominion’s strategic transformation to a low carbon economy. Furthermore, this is an opportune moment for the Board to establish a policy requiring an independent chair upon Farrell’s retirement without risking the reputational risks that can be created by removing a sitting executive from the role of chairman.

We urge shareholders to vote for this proposal.

i Utility Decarbonization strategies, at https://www2.deloitte.com/us/en/insights/industry/power-and-utilities/utility-decarbonization-strategies.html

2021 PROXY STATEMENT DOMINION ENERGY 81

SHAREHOLDER PROPOSALS

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The Board believes maintaining the flexibility to determine the appropriate leadership structure at any given time best serves Dominion Energy and our shareholders. Our strong governance framework already ensures independent and objective Board oversight.

The Board should have maximum flexibility to select the appropriate leadership structure based on the company’s then-existing needs and circumstances.

It is important to preserve the Board’s flexibility to determine the most appropriate leadership structure for the company, based on the Board’s assessment of company needs and circumstances. No single leadership model is appropriate in all circumstances. Currently, our Corporate Governance Guidelines provide the Board with the flexibility to determine the optimal leadership structure, as our directors are best positioned to lead this evaluation, given their knowledge of the company’s leadership team, strategy, opportunities and challenges.

As part of the company’s recent CEO transition, the Board determined that having Mr. Farrell serve in an executive chairman role for a transitional period provides the best possible leadership for Dominion Energy. Mr. Farrell agreed to remain as Executive Chairman of the Board to provide support to our new CEO, Mr. Blue, while continuing to serve as the company’s senior executive. As Executive Chairman, Mr. Farrell focuses on Board operations and governance matters. He serves as the liaison between the Board and management, working closely with the independent Lead Director and our CEO. Mr. Farrell also continues to provide leadership of the Board and sets the ethical tone for the Board and the company.

Given the experience and tenure of Messrs. Farrell and Blue, the Board believes this leadership structure is currently appropriate. It provides Mr. Blue with senior executive support as he takes over full responsibility for the business, operations, employees and strategy, leveraging the Executive Chairman’s experience, perspective and vision. Additionally, having Mr. Farrell serve as Executive Chairman allows Mr. Farrell to ensure Mr. Blue’s new role as a board member is successful, as he has done with each new board member elected during his tenure as chair.

Our strong governance framework already ensures an objective and independent Board.

All directors, except for the Executive Chairman and CEO, are independent, as are all members of our Board committees. Our Corporate Governance Guidelines require the independent directors to appoint a Lead Director when the Chairman is not independent. Those guidelines also set forth the responsibilities of the Lead Director. Our independent directors meet frequently in executive session presided over by our Lead Director with no members of management present in order to discuss any matters of concern – including evaluation of the performance of the CEO, the Executive Chairman and other senior management; management succession planning; board informational needs; and board effectiveness. In response to feedback received during our shareholder engagement process, we plan to separate our current Compensation, Governance and Nominating Committee into two separate committees, a Compensation and Talent Development Committee and a Nominating and Governance Committee, effective with the 2021 Annual Meeting. This step will further strengthen governance, providing another leadership role for our Board members and ensuring even greater independent views in key Board positions.

The company’s current leadership personnel have overseen its transformation into an industry leader in reducing emissions and committing to achieving net zero emissions by 2050.

Under the leadership of Messrs. Farrell and Blue, Dominion Energy is a leader in reducing greenhouse gas emissions. In 2020, the company committed to reaching net zero carbon and methane emissions by 2050. Through 2019, inclusive of asset divestitures, we have reduced carbon emissions approximately 57% from 2005 levels; since 2010, we have reduced methane emissions by 25% — for an approximately 55% decline in total enterprise-wide carbon-equivalent (CO2e) emissions. We will continue to focus not only on driving toward the 2050 goal, but on achieving near-term progress. Under our net zero framework, we expect to achieve enterprise-wide CO2e emissions reductions of 70-80% by 2035, compared to baseline levels.

82 DOMINION ENERGY 2021 PROXY STATEMENT

SHAREHOLDER PROPOSALS

Rigid separation of the chairman and CEO roles is not a majority practice in the S&P 500 and there is currently no evidence that an independent Chairman would improve the company’s transition to a lower-carbon economy.

The majority of companies in the S&P 500 do not take a rigid approach to leadership structure. According to the 2020 Spencer Stuart Board Index, approximately 66% of companies in the S&P 500 do not have an independent chairman. Moreover, 78% of our peer companies do not have an independent chairman. In addition, there is no evidence supporting the claim that an independent chairman would be better able to set and implement a low-carbon strategy. The company’s current leadership has already led the Board and company in realizing significant emission reductions and in adopting a commitment to net zero emissions by 2050. Messrs. Farrell and Blue are aggressively pursuing the company’s decarbonization goals amid thoughtful Board oversight on the best leadership structure to effectively realize those goals.

In closing, the Board believes that mandating a rigid leadership structure could impede the Board’s effectiveness and ability to act in the best interests of the company and our shareholders. The Board is best suited to determine leadership structure because of its oversight of the company’s leadership team, strategy, challenges and opportunities. Flexibility, rather than a “one-size-fits-all” approach, best serves Dominion Energy and our shareholders.

Item 6 – Shareholder Proposal Regarding Proxy Access Shareholder Aggregation

Proposal 6 – Improve Our Catch-22 Proxy Access

Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to combine their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.

The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of our stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of Dominion Resources stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors and dropouts.

The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management - then management might arbitrarily claim that 10 shareholders do not meet the requirements figuring that shareholders do not want a battle in court and management might convince another 10 shareholders to drop out - leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.

Our bylaws state that the Board of Directors shall have the “exclusive power and authority” to interpret the proxy access provisions. This makes it easy for the board to more or less arbitrarily reject many members of a proxy access group.

And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51% of company stock when the length of unbroken stock ownership is factored out.

But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the tedious rules that are 4,000- words of legalese - because a single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island after a substantial investment of time by the arbitrary ration of 20 shareholders. In our bylaws, proxy access is almost the fish that swallows the whale. Proxy access rules occupy 4,000 words of our 13,000 word bylaws.

Proxy access needs to be improved because we do not have the right to act by written consent and the shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments can be screened out by management.

Please vote yes:

Improve Our Catch-22 Proxy Access – Proposal 6

NOTE: The graphic above was submitted as part of the shareholder’s proposal.

2021 PROXY STATEMENT DOMINION ENERGY 83

SHAREHOLDER PROPOSALS

Opposing Statement

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

The Board believes this proposal is unnecessary and is not in the best interests of the company’s shareholders. The company adopted a proxy access bylaw provision in 2015, after careful consideration. That provision is aligned with current market standards and best practices and provides shareholders with meaningful and appropriate proxy access rights. Based on continuing shareholder engagement, as well as a benchmarking review of proxy access rights adopted by other companies, we believe our current proxy access structure is the most appropriate for the company and its shareholders at this time.

OUR CURRENT PROXY ACCESS AGGREGATION LIMIT:

•	Is consistent with the vast majority of companies that provide proxy access.

Our Bylaws permit a shareholder, or a group of up to twenty shareholders, owning at least 3% of the company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting 20% of the Board (but no fewer than two nominees), subject to the other procedural requirements specified in our Bylaws. Per a Sidley Austin LLP report published January 2020, 607 out of the 644 companies that have adopted proxy access since January 2015, or approximately 94%, limit the number of shareholders that can aggregate together to twenty or fewer. This overwhelming consensus reflects the belief that capping nominating groups at 20 shareholders strikes the appropriate balance between empowering shareholders to effectively utilize proxy access, while limiting the administrative burden, and related company expense, that would come from groups of a larger size.

•	Already provides a meaningful right to shareholders.

Based on the company’s current shareholder base, any of our five largest shareholders acting alone could satisfy the 3% threshold; any of our top 50 shareholders could form a group of 20 that would satisfy the 3% threshold; and any of our smaller shareholders could nominate directors through proxy access by partnering with our larger shareholders. As such, the current shareholder aggregation limit already allows for numerous combinations of small and large shareholders that could satisfy the 3% threshold and ensures that proxy access is accessible to shareholders with a meaningful economic stake in the company. Since the current aggregation limit does not serve as a barrier for shareholders to participate in proxy access, eliminating the aggregation limit would not provide our shareholders with a meaningful new right.

•	Ensures that company resources are not unreasonably wasted.

As part of the proxy access process, the company is required to collect and verify information submitted by each nominating group member. This process diverts company time and resources away from primary business functions. As such, we believe the company’s current proxy access right strikes an appropriate balance between the interests of shareholders in taking advantage of proxy access procedures with the need to efficiently use company resources in the interest of all shareholders.

YOUR COMPANY IS COMMITTED TO STRONG CORPORATE GOVERNANCE PRACTICES, INCLUDING PROXY ACCESS.

We are proud to have strong corporate governance practices that promote board accountability and protect the interests of our shareholders – interests that include a declassified, annually elected board of directors; a majority voting standard for the election of directors; a special meeting right; and a proxy access right for director nominations that is consistent with best practices of our peers and the vast majority of companies. Given these strong governance practices, together with the other factors noted above, the Board does not believe that changing the company’s existing proxy access aggregation limit is necessary or in the best interests of the company or its shareholders.

84 DOMINION ENERGY 2021 PROXY STATEMENT

Questions and Answers About the 2021 Annual Meeting and Voting

HOW DO I ATTEND THE 2021 ANNUAL MEETING?

The 2021 Annual Meeting will be held in a virtual format only, via the Internet, with no physical in-person meeting. Whether or not you plan to attend the meeting, please vote by proxy as soon as possible. Your vote is very important to us, and we want your shares to be represented at the meeting.

To attend the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 9:30 a.m., Eastern Time, and online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. If you experience technical difficulties during the check-in process or during the meeting, please call 1-800-586-1548 (U.S.) or 303-562-9288 (International) for assistance.

We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/D2021. To submit questions in advance of the 2021 Annual Meeting, visit www.proxyvote.com/dominion and enter the 16-digit control number. We will endeavor to answer as many shareholder-submitted questions during the meeting as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions that are not pertinent to meeting matters, do not comply with the meeting rules of conduct, or are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak.

WHY DID I RECEIVE THESE PROXY MATERIALS?

You received these materials because you owned shares of Dominion Energy common stock as of March 5, 2021, and are therefore eligible to vote at the 2021 Annual Meeting. These materials allow you to exercise your right to vote at the 2021 Annual Meeting and provide you with important information about Dominion Energy and the items to be presented for a vote at this meeting.

WHY DID I RECEIVE A NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS INSTEAD OF PRINTED PROXY MATERIALS?

Most shareholders received a Notice Regarding the Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to shareholders. On or around March 24, 2021, we began mailing the Notice to certain shareholders of record as of March 5, 2021, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

2021 PROXY STATEMENT DOMINION ENERGY 85

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

WHAT IS A PROXY?

A proxy is your legal designation of another person to vote your shares on your behalf at the 2021 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card accompanying this Proxy Statement is solicited by your Board for the 2021 Annual Meeting. By signing and returning it, you will be designating two non-employee directors of the Board and Dominion Energy’s Corporate Secretary as proxies to vote your shares at the 2021 Annual Meeting based on your direction. You also may designate your proxies and direct your votes by telephone or over the Internet as described below.

WHO IS ENTITLED TO VOTE?

All shareholders who owned Dominion Energy common stock at the close of business on the record date of March 5, 2021, may vote. Each share of Dominion Energy common stock is entitled to one vote on each matter properly brought before the 2021 Annual Meeting. There were 806,002,985 shares of Dominion Energy common stock outstanding on March 5, 2021.

WHAT ARE THE MATTERS ON WHICH I WILL BE CASTING A VOTE?

You will be voting on the following:

•	Election of each of the 12 director nominees named in this Proxy Statement;

•	Advisory vote on approval of executive compensation (Say on Pay);
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2021;

•	Three shareholder proposals, if properly presented; and

•	Other business properly presented at the meeting.

Your Board is soliciting this proxy for the 2021 Annual Meeting and recommends that you vote FOR each of the 12 director nominees named in this Proxy Statement, FOR the approval of, on a non-binding, advisory basis, the executive compensation of those executive officers named in this Proxy Statement, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for 2021.

Your Board recommends that you vote AGAINST each of the shareholder proposals presented in this Proxy Statement.

WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS IN THIS PROXY STATEMENT?

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. In an uncontested election, if an incumbent nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board as a “holdover director” and will be required to submit a letter of resignation promptly to the Board for consideration. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast. All other items on the agenda will be approved if the votes cast “For” the action exceed the votes cast “Against” the action. Broker discretionary voting is permitted only for Item 3, which is the proposed ratification of the appointment of our independent auditor. Broker non-votes or abstentions will not be counted as a vote cast in favor or against any of the items presented.

86 DOMINION ENERGY 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

WHAT IS DISCRETIONARY VOTING BY BROKERS?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, NYSE rules permit brokerage firms to vote at their discretion on certain “routine” matters. At this meeting, the only routine matter is the ratification of the appointment of Deloitte & Touche LLP as our independent auditor. Brokerage firms may not vote without instructions from you on the following matters: election of directors, advisory vote on approval of executive compensation (Say on Pay), or on each of the shareholder proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

WILL ANY OTHER MATTERS BE VOTED ON AT THE 2021 ANNUAL MEETING?

Management and the Board are not aware of any matters that may properly be brought before the 2021 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters not disclosed in this Proxy Statement are properly presented at the 2021 Annual Meeting for consideration, the person or persons voting the proxies solicited by the Board for the meeting will vote them in accordance with their best judgment.

HOW DO I VOTE MY SHARES?

Your voting method depends on whether you are a Shareholder of Record, Beneficial Owner or participant in one of Dominion Energy’s employee savings plans.

Shareholders of Record

If your shares are registered directly in your name on Dominion Energy’s records (including any shares held in Dominion Energy Direct, Dominion Energy’s direct stock purchase and dividend reinvestment plan), you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion Energy.

•	If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received an electronic or paper Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 11:59 p.m., Eastern Time on May 4, 2021.

•	You may revoke your proxy and change your vote before the 2021 Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by attending the virtual 2021 Annual Meeting and voting online.
•	If you properly vote your proxy by one of the methods listed above, all shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted on any matter, you will be deemed to have directed the proxies to vote your shares as recommended by the Board. However, no vote will be recorded if you do not properly sign your proxy card, regardless of whether you specify how you want your shares voted.

•	During the meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/D2021. Have your Notice, proxy card or voting instruction form with the 16-digit control number available when you access the virtual meeting web page. Even if you plan to attend the virtual meeting, we encourage you to vote your shares ahead of time, to ensure your shares will be represented and voted.

2021 PROXY STATEMENT DOMINION ENERGY 87

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other Shareholder of Record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other Shareholder of Record on how to vote your shares.

•	Follow the instructions on the voting instruction form or notice provided by the institution that holds your shares.
•	If you do not provide your broker with timely voting instructions, your broker will not be able to vote on most of the items on the agenda of the 2021 Annual Meeting. Please see What is discretionary voting by brokers? above.

Dominion Energy Employee Savings Plan Participants

If your shares are held under one of the employee savings plans sponsored by Dominion Energy or its subsidiaries (the Plan), you are considered the “Beneficial Owner” of shares held in your Plan account. As the Beneficial Owner, you have the right to direct the applicable Trustee on how to vote your shares.

•	Only the applicable Trustee can vote your Plan shares. Under the terms of the Plans, you are not allowed to vote your own Plan shares, even if you attend the virtual meeting. To allow sufficient time for the applicable Trustee to vote your shares, your voting instructions must be received by 11:59 p.m., Eastern Time on May 2, 2021.

•	You may revoke or change your voting instructions any time prior to the deadline by submitting a later dated Internet vote or by submitting a written notice to the agent for the Trustees of the Plans, Broadridge Corporate Issuer Solutions, Inc., at P.O. Box 1342, Brentwood, NY 11717.
•	The applicable Trustee will vote according to your instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974, as amended. The applicable Trustee will keep your vote confidential.

•	If you do not vote your shares or if you return your voting instruction card signed with no direction given, your shares will be voted by the applicable Trustee as directed by the independent fiduciary hired by the Plan Administrator for all of the Plans.

DO I HAVE TO ATTEND THE 2021 ANNUAL MEETING IN ORDER TO VOTE MY SHARES?

No. Whether or not you plan to attend this year’s virtual meeting, you may vote your shares by proxy. It is important that all Dominion Energy shareholders vote, regardless of the number of shares owned.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE 2021 ANNUAL MEETING?

In order for us to conduct the 2021 Annual Meeting, a majority of the shares outstanding on the record date of March 5, 2021 must be present virtually or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2021 Annual Meeting virtually or if you submit a properly executed proxy by mail, Internet or telephone.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION AND WHO WILL COUNT THE VOTES?

Dominion Energy will pay for the cost of this proxy solicitation. Some of our employees may communicate with shareholders after the initial solicitation but will not receive any special compensation for making the calls. We have also retained Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,500 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the Beneficial Owners of common stock. We have retained Broadridge Corporate Issuer Solutions, Inc. (Broadridge) to tabulate the votes and to assist with the 2021 Annual Meeting.

88 DOMINION ENERGY 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

CAN I ACCESS THE NOTICE OF ANNUAL MEETING, 2021 PROXY STATEMENT, 2020 SUMMARY ANNUAL REPORT AND 2020 ANNUAL REPORT ON FORM 10-K OVER THE INTERNET?

Yes. These documents may be viewed at investors.dominionenergy.com/proxy or at the website address provided on your proxy card or voting instructions.

HOW CAN I ACCESS FUTURE PROXY MATERIALS AND ANNUAL REPORTS ON THE INTERNET?

You can consent to access these materials electronically in the future by following the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically going forward. You will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. If you vote by Internet, you will have the opportunity to consent to receive an email message when future proxy materials are available to view online. By agreeing to access your proxy materials online, you will save Dominion Energy the cost of producing and mailing documents to you and help preserve environmental resources. Your choice will remain in effect until you notify Dominion Energy that you wish to resume mail delivery of these documents. You can also request paper copies of these documents by writing us at Dominion Energy, Inc., Shareholder Services, P.O. Box 26532, Richmond, Virginia 23261; by calling us at (800) 552-4034; or by emailing us at shareholderrelations@dominionenergy.com. If you are a Beneficial Owner of shares, please refer to the information provided by the institution that holds your shares for instructions on how to elect similar options.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

Householding refers to practices used to reduce the number of copies of proxy materials sent to one address. For Shareholders of Record who received printed proxy materials, a single copy of the 2021 Proxy Statement, 2020 Summary Annual Report and 2020 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address, unless we have received instructions from you to the contrary. Any shareholder who would like to receive a separate annual report package may call or write us at the telephone number and address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive a single copy of these materials in the future, please contact Shareholder Services as shown above. Beneficial Owners of shares should contact the institution that holds the shares regarding combined mailing.

2021 PROXY STATEMENT DOMINION ENERGY 89

Other Information

How to Contact Us

Our Directors. Shareholders and other stakeholders can communicate with our non-management directors individually, including our Lead Director or committee chairs, or as a group or Board committee by sending correspondence by mail, care of the Corporate Secretary, Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia, 23261. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously by mail.

The Board has directed the Corporate Secretary or her representative to monitor, review and sort all written communications sent to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, Board committee or individual directors, as appropriate.

The Corporate Secretary and her representative are authorized to exclude, and thus not forward to the Board, communications that are related to routine business and customer service matters, bulk advertising or otherwise inappropriate communications, including, but not limited to, business and product solicitations, unsolicited publications, résumés and job inquiries, spam, junk mail, mass mailing and material containing profanity, hostility or material of a similar nature. The Board has also directed the Corporate Secretary or her representative to forward correspondence related to routine business and customer service matters to the appropriate management personnel. When appropriate, the Corporate Secretary will consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to the correspondence received.

Investor Relations. Shareholders may contact our Investor Relations team at any time at investor.relations@dominionenergy.com.

Shareholder Services (Transfer Agent). Broadridge is the transfer agent, registrar and dividend paying agent for Dominion Energy’s common stock and is the administrator for Dominion Energy Direct, Dominion Energy’s direct stock purchase and dividend reinvestment plan. For transfer agent matters, shareholders may communicate with Dominion Energy through Broadridge by writing to Dominion Energy Shareholder Services, c/o Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717, by calling Dominion Energy Shareholder Services care of Broadridge at (800) 552-4034 or by sending an email to shareholder@broadridge.com. Additional information regarding Dominion Energy Shareholder Services can be found at investors.dominionenergy.com/stock-information/shareholder-services.

Corporate Governance Materials Available on our Website

On our website, www.dominionenergy.com/our-company/leadership-and-governance, you can find, among other things:

•	Information regarding the current members of our Board;

•	Code of Ethics and Business Conduct;

•	Descriptions of each of our Board committees (Audit, CGN, FROC, and SCR), as well as each committee’s current charter and members;

•	Articles of Incorporation;
•	Bylaws;

•	Corporate Governance Guidelines;

•	Related party transaction guidelines; and

•	Information related to our political contributions and lobbying activities.

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Dominion Energy, Inc., P.O. Box 26532, Richmond, Virginia 23261. Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings with the SEC.

90 DOMINION ENERGY 2021 PROXY STATEMENT

OTHER INFORMATION

Code of Ethics and Business Conduct

The company has a Code of Ethics and Business Conduct that applies to our Board, our principal executive, financial and accounting officers, and all other employees, and can be found at www.dominionenergy.com/our-company/leadership-and-governance. Any waivers or changes to our Code of Ethics and Business Conduct relating to our executive officers will also be posted at this web address.

Delinquent Section 16(a) Reports

To the company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act, for the fiscal year ended December 31, 2020. For the fiscal year ended December 31, 2019, a late Form 5 was filed on February 16, 2021 to report two gift transactions of common stock by Mr. Spilman in March 2019.

Proposals and Business by Shareholders

SHAREHOLDER PROPOSALS FOR INCLUSION IN THE 2022 PROXY STATEMENT

Under SEC rules, a proposal that a shareholder wishes to include in our proxy statement for the 2022 Annual Meeting must be received by our Corporate Secretary no later than 5 p.m., Eastern Time, on November 24, 2021. Proposals should be sent to our Corporate Secretary at Dominion Energy, Inc., 600 East Canal Street, Richmond, Virginia 23219. Shareholders wishing to submit a proposal should refer to Rule 14a-8 of the Exchange Act, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in our proxy statement.

SHAREHOLDER DIRECTOR NOMINATIONS FOR INCLUSION IN THE 2022 PROXY STATEMENT

We have adopted a proxy access right to permit, under certain circumstances, a shareholder or a group of shareholders to include in our annual meeting proxy statement director candidates whom they have nominated. These proxy access provisions in our Bylaws provide, among other things, that a shareholder or group of up to 20 shareholders seeking to include director candidates in our annual meeting proxy statement must own, in the aggregate, at least 3% of the company’s outstanding common stock continuously for at least the previous three years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of 20% of our Board or two directors. Shareholder(s) and the nominee(s) must satisfy the other requirements outlined in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address above no earlier than October 25, 2021 and no later than 5 p.m., Eastern Time, on November 24, 2021. Please refer to our Bylaws for the complete proxy access requirements.

SHAREHOLDER DIRECTOR NOMINATIONS AND OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2022 ANNUAL MEETING NOT INCLUDED IN THE 2022 PROXY STATEMENT

Under our Bylaws, any shareholder of record entitled to vote in the election of directors may nominate persons for election as directors by providing written notice of their intent to do so to our Corporate Secretary at least 60 days before the meeting date. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be delivered up to 10 days following the public announcement. Any such notice must contain the information and conform to the requirements specified in Article XI our Bylaws.

Under our Bylaws, any shareholder of record wishing to present a matter (other than the nomination of a director or matters that have been submitted for inclusion in our proxy statement for such meeting) in person at the 2022 Annual Meeting must provide written notice to our Corporate Secretary no less than 90 days and not more than 120 days prior to the one-year anniversary of the date of the 2021 Annual Meeting. This means that for the 2022 Annual Meeting, notice must be delivered, or mailed and received, between January 5, 2022, and 5 p.m., Eastern Time, on February 4, 2022. The notice must contain the information and conform to the requirements specified in our Bylaws and must be a proper subject for shareholder action under applicable law.

2021 PROXY STATEMENT DOMINION ENERGY 91

Appendix A

Reconciliation of Reported Earnings (GAAP) to Operating Earnings (non-GAAP)

(MILLIONS, EXCEPT PER SHARE AMOUNTS)	2020

Reported Earnings (GAAP)	$(401)

Adjustments to reported earnings(1):

Pre-tax loss (income)	4,120

Income tax	(713)

3,407

Operating Earnings (non-GAAP)	$3,006

Earnings per common share – diluted:

Reported Earnings (GAAP)(2)	$(0.57)

Adjustments to reported earnings (after-tax)(2)	4.11

Operating Earnings (non-GAAP)(2)	$3.54

(1)	Adjustments to reported earnings are reflected in the following table:

2020

Pre-Tax loss (income):

Discontinued operations – Gas Transmission & Storage segment(3)	2,403

Regulated assets and contract retirements/terminations and other charges	1,097

Charges associated with interests in nonregulated renewable generation facilities	626

Net (gain) loss on nuclear decommissioning trust funds	(335)

Merger and integration-related costs	238

Mark-to-market impact of economic hedging activities	(117)

Ash pond and landfill closure costs	11

Other items	197

4,120

Income tax expense (benefit):

Tax effect of above adjustments to reported earnings*	(661)

Other income tax adjustments	(52)

$(713)

(2)

The calculation of operating earnings per share excludes the impact, if any, of fair value adjustments related to Dominion Energy’s convertible preferred securities entered in June 2019. Such fair value adjustments, if any, are required for the calculation of diluted reported earnings per share. For the year ended December 31, 2020, the fair value adjustment required for diluted reported earnings per share calculation was $11 million. In 2020, the calculation of reported and operating earnings per share includes the impact of preferred dividends of $65 million. See Dominion Energy’s 2020 Annual Report on Form 10-K for additional information.

(3)	Amount excludes the 50% non-controlling interest in Cove Point retained by the company.

*	Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.

Consolidated operating earnings is a financial measure that is not required by or presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as reported earnings, and may be calculated differently from, and therefore may not be comparable to, similarly titled measures used at other companies.

Dominion Energy uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors. Dominion Energy also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion Energy management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

92 DOMINION ENERGY 2021 PROXY STATEMENT

Our Company

We are Dominion Energy. We are proud of our commitment to our customers, our community and our planet.

Who We Are

We operate in 16 states, offering safe, clean, reliable and affordable energy to more than 7 million customers. Headquartered in Richmond, VA, we invest in communities where we live and work, and protect our natural resources.

Across every part of our company, we are transforming the way we do business to build a more sustainable future for our planet, our customers, our team and our industry.

Our goal is to shape the

future of energy in America by:

Delivering safe, clean, reliable and affordable energy

Protecting the environment

Serving our customers and communities

Empowering our people

Dominion Energy®

P.O. Box 26532
Richmond, Virginia 23261-6532
www.dominionenergy.com

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Paper from responsible sources
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DOMINION ENERGY, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 Use one of the voting methods below up until 11:59 p.m. Eastern Time on May 4, 2021, or May 2, 2021 for shares held in one of the employee savings plans sponsored by Dominion Energy, Inc. or its subsidiaries. ELECTRONIC VOTING INSTRUCTIONS Vote 24 hours a day, 7 days a week. If you vote by telephone or Internet, please do not send your proxy in by mail. VOTE BY INTERNET Prior to the Meeting - Go to www.proxyvote.com/dominion or scan the QR Barcode above. During the Meeting - Go to www.virtualshareholdermeeting.com/D2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D44764-P50185 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DOMINION ENERGY, INC. Election of Directors—The Board of Directors recommends a vote FOR each of the director nominees. For Against Abstain 1. Election of Directors. The nominees are: 1A. James A. Bennett 1B. Robert M. Blue 1C. Helen E. Dragas 1D. James O. Ellis, Jr. 1E. D. Maybank Hagood 1F. Ronald W. Jibson 1G. Mark J. Kington 1H. Joseph M. Rigby 1I. Pamela J. Royal, M.D. 1J. Robert H. Spilman, Jr. 1K. Susan N. Story 1L. Michael E. Szymanczyk Management Proposals—The Board of Directors recommends a vote FOR Items 2-3. 2. Advisory Vote on Approval of Executive Compensation (Say on Pay) 3. Ratification of Appointment of Independent Auditor Shareholder Proposals—The Board of Directors recommends a vote AGAINST Items 4-6. 4. Shareholder Proposal Regarding a Report on Lobbying 5. Shareholder Proposal Regarding a Policy to Require an Independent Chair 6. Shareholder Proposal Regarding Proxy Access Shareholder Aggregation For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Attending the Annual Meeting We are pleased to welcome shareholders to the 2021 Annual Meeting. This year’s Annual Meeting will be held in a virtual format. To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/D2021 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting. Attendance at the Annual Meeting is subject to capacity limits set by the virtual meeting platform provider. To submit questions in advance of the Annual Meeting, visit www.proxyvote.com/dominion and enter the 16-digit control number. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, or if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Annual Meeting. For more detailed information, see the section entitled “Questions and Answers About the 2021 Annual Meeting and Voting” in the Proxy Statement. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2021 Proxy Statement, 2020 Summary Annual Report and 2020 Annual Report on Form 10-K are available at www.proxyvote.com/dominion. D44765-P50185 DOMINION ENERGY, INC. Annual Meeting of Shareholders Wednesday, May 5, 2021 9:30 a.m. ET This Proxy is solicited on behalf of the Board of Directors In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Michael E. Szymanczyk, Robert H. Spilman, Jr. and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 5, 2021, and at any and all adjournments or postponements thereof. This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” each of the 12 director nominees named in Item 1, “FOR” Items 2-3, and “AGAINST” Items 4-6. This card also serves as voting instructions to the applicable Trustee of each of the employee savings plans sponsored by Dominion Energy, Inc. or its subsidiaries (the Employee Savings Plans). This card, when properly executed, directs the applicable Trustee to vote the Dominion Energy shares related to your Employee Savings Plan account at such Annual Meeting as indicated on the reverse side. If this card is returned signed with no direction given or is not returned at all, shares will be voted by the applicable Trustee as directed by an independent fiduciary hired by the Plan Administrator for all employee savings plans. All voting instructions will be kept confidential. You may not vote your Employee Savings Plan shares at the Annual Meeting. The applicable Trustee must vote your Employee Savings Plan shares and receive your proxy instructions no later than 11:59 p.m. Eastern Time on May 2, 2021, to be counted in the final tabulation. (This card must be signed and dated on the other side.)